Exhibit 2.1

Execution Version

MASTER PURCHASE AGREEMENT

by and between

INTEL CORPORATION

and

SK HYNIX INC.

Dated as of October 19, 2020

i

3.11	Real Property	50
3.12	Environmental Matters	52
3.13	Taxes	53
3.14	Contracts	54
3.15	Intellectual Property	56
3.16	Assets	58
3.17	Warranties	59
3.18	Inventory	59
3.19	Business Information	59
3.20	Brokers	59
3.21	MTI	60
3.22	Disclaimer of the Seller Parent	60

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE BUYER PARENT

4.1	Organization and Qualification	60
4.2	Authority Relative to the Transaction Agreements	60
4.3	Acknowledgment by the Buyer Parent	61
4.4	Consents and Approvals; No Violations	61
4.5	Litigation	61
4.6	Sufficiency of Funds	61
4.7	Solvency	62
4.8	Brokers	62
4.9	Disclaimer of the Buyers	62

ARTICLE V
ADDITIONAL AGREEMENTS

5.1	Access to Books and Records	62
5.2	Confidentiality	66
5.3	Efforts	68
5.4	Conduct of Business	73
5.5	Public Announcements	80
5.6	Recordation of Transferred IP	80
5.7	Seller Marks; MTI IP	80
5.8	Notification of Certain Matters; Disclosure Schedule Supplements.	81
5.9	Exclusive Dealing	83
5.10	Transition Services Agreement	84
5.11	Wafer Manufacturing and Sale Agreement	84
5.12	Third Party Consents	84
5.13	Technology Transfer Procedures.	85
5.14	Shared Contracts	85
5.15	Affiliate Transactions	86
5.16	Warranty Claims	86
5.17	Insurance Matters	86

5.18	Non-Competition	86
5.19	Non-Solicitation	87
5.20	Preparation and Delivery of Required Financial Statements	88
5.21	Financing Cooperation	88
5.22	Financing Charges	90
5.23	Collections	91
5.24	IP Agreements	91
5.25	Election of Dual Use Patents	91
5.26	MSA Patents	91
5.27	Certain Patent-Related Information	91

ARTICLE VI
EMPLOYEE MATTERS

6.1	First Closing	91
6.2	Second Closing.	96
6.3	Miscellaneous.	97

ARTICLE VII
TAX MATTERS

7.1	Cooperation and Exchange of Information	100
7.2	VAT	101
7.3	Transfer Taxes	101
7.4	Apportioned Obligations	102
7.5	Tax Treatment	103
7.6	Tax Returns	103
7.7	Certain Post-Closing Tax Matters	104

ARTICLE VIII
CONDITIONS TO OBLIGATIONS TO CLOSE

A. First Closing		104
8.1	Conditions to Obligation of Each Party to Close	105
8.2	Conditions to the Buyer Parent’s Obligation to Close	105
8.3	Conditions to the Seller Parent’s Obligation to Close	106
8.4	Frustration of First Closing Conditions	107
B. Second Closing		107
8.5	Conditions to Obligation of Each Party to Close	107
8.6	Conditions to the Buyer Parent’s Obligation to Close	107
8.7	Conditions to the Seller Parent’s Obligation to Close	108
8.8	Frustration of Second Closing Conditions	108

ARTICLE IX
TERMINATION

9.1	Termination	109
9.2	Procedure Upon Termination	112

9.3	Effect of Termination; Liquidated Damages	112
9.4	Extension; Waiver	118

ARTICLE X
INDEMNIFICATION

10.1	Survival of Representations, Warranties, Covenants and Agreements	118
10.2	Indemnification	119
10.3	Indemnification Procedures	123
10.4	Exclusive Remedy	124
10.5	Mitigation of Losses	124
10.6	Determination of Losses	124

ARTICLE XI
GENERAL PROVISIONS

11.1	Interpretation; Absence of Presumption	125
11.2	Headings	125
11.3	Governing Law;	126
11.4	Entire Agreement	126
11.5	No Third Party Beneficiaries	126
11.6	Costs and Expenses	126
11.7	Notices	127
11.8	Successors and Permitted Assigns	128
11.9	Amendments and Waivers	128
11.10	Severability	128
11.11	Specific Performance; Equitable Relief	129
11.12	No Right of Set-Off	129
11.13	Bulk Sale Laws	129
11.14	No Admission	129
11.15	Further Assurances	130
11.16	Obligations of Agreement on Affiliates	130
11.17	Time of Essence	130
11.18	Counterparts	130

Exhibits

Exhibit A:	Form of Restructuring Agreement
Exhibit B:	IP Assignment and License Agreement Term Sheet
Exhibit C:	[Intentionally omitted.]
Exhibit D:	Transition Services Agreement Term Sheet
Exhibit E:	Form of Wafer Manufacturing and Sale Agreement

Schedules

Schedule A	Buyer Parent Knowledge Individuals
Schedule B	Seller Parent Knowledge Individuals
Schedule 1.1-3DXP	3DXP Memory Technology Products
Schedule 1.1-AJ	Applicable Jurisdictions
Schedule 1.1-P(DU)	Dual Use Patents
Schedule 1.1-EIP	Excluded IP
Schedule 1.1-DM (NAND)	NAND Design Materials
Schedule 1.1-NP	NAND Products
Schedule 1.1-DM (SSD)	SSD Design Materials
Schedule 1.1-SP	SSD Products
Schedule 1.1-IP(NAND)	Transferred NAND Marks
Schedule 1.1-P(NAND)	Transferred NAND Patents
Schedule 1.1-TT(NAND)	Transferred NAND Technology
Schedule 1.1-IP(SSD)	Transferred SSD Marks
Schedule 1.1-P(SSD)	Transferred SSD Patents
Schedule 1.1-TT(SSD)	Transferred SSD Technology
Schedule 2.2(a)(i)	Fab Assets
Schedule 2.2(a)(ii)	SSD Business Assets
Schedule 2.2(a)(viii)	SSD Business Contracts
Schedule 2.2(a)(x)	First Closing Real Property Leases
Schedule 2.2(a)(xii)	First Closing Certifications
Schedule 2.2(a)(xiv)	First Closing Assets
Schedule 2.2(b)(xiii)	First Closing Excluded Assets
Schedule 2.2(c)(v)	First Closing Assumed Liabilities
Schedule 2.4(a)	CapEx Schedule
Schedule 5.1(a)	Confidential Information
Schedule 5.4(a)	Conduct of Business Between Signing and First Closing Date
Schedule 5.4(b)	Conduct of Business Between First Closing Date and Second Closing Date
Schedule 5.14	Shared Contracts
Schedule 6.1(a)	Core Division SSD Employees

v

MASTER PURCHASE AGREEMENT

This MASTER PURCHASE AGREEMENT, dated as of October 19, 2020 (this “Agreement”), is by and between Intel Corporation, a Delaware corporation and having its principal place of business at 2200 Mission College Boulevard, Santa Clara, CA 95054 (the “Seller Parent”), and SK hynix Inc., a corporation duly organized and existing under the laws of the Republic of Korea and having its principal place of business at 2091, Gyeongchung-daero, Bubal-eup, Icheon-si, Gyeonggi-do, 17336, The Republic of Korea (the “Buyer Parent”) (each of the Seller Parent and the Buyer Parent, a “Party,” and collectively, the “Parties”). Capitalized terms used in this Agreement shall have the meanings given to such terms in ARTICLE I or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the Sellers collectively (a) own the Fab Assets and (b) own and operate the SSD Business and the NAND Business;

WHEREAS, the Parties desire that, subject to the terms and conditions set forth in this Agreement, the Seller Parent shall, and shall cause the Sellers to, effect a restructuring pursuant to the agreement attached hereto as Exhibit A (the “Restructuring Agreement”) such that OpCo will own certain assets, contracts, properties, and rights used, practiced or exploited, or held for use, practice or exploitation, in connection with, the NAND Business, will employ or otherwise engage the NAND Business Employees, will own no other assets, contracts, properties or rights or employ or otherwise engage any other employees, and will be responsible for certain liabilities of the NAND Business and will be responsible for no other liabilities;

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement and the other Transaction Agreements, at the First Closing, (a) the Seller Parent shall cause the relevant Sellers to sell, transfer, assign, convey and deliver to the Buyer Parent (through the Buyers), and the Buyer Parent (through the Buyers) shall purchase, acquire and accept, the Fab Assets, and (b) the Buyer Parent (through the Buyers) shall assume from the Sellers certain liabilities related to the Fab Assets;

WHEREAS, the Parties also desire that, subject to the terms and conditions of this Agreement and the other Transaction Agreements, at the First Closing, (a) the Seller Parent shall cause the relevant Sellers to sell, transfer, assign, convey and deliver to the Buyer Parent (through the Buyers), and the Buyer Parent (through the Buyers) shall purchase, acquire and accept, certain assets, contracts, properties, and rights used, practiced or exploited, or held for use, practice or exploitation, in connection with, and the Buyer Parent (through the Buyers) shall hire certain employees engaged in, the SSD Business, and (b) the Buyer Parent (through the Buyers) shall assume from the Sellers certain liabilities related to the SSD Business;

WHEREAS, the Parties further desire that, subject to the terms and conditions of this Agreement and the other Transaction Agreements, at the Second Closing, the Seller Parent shall cause the relevant Seller(s) to sell, transfer, convey and deliver to the Buyer Parent (through the Buyer(s)), and the Buyer Parent (through the Buyer(s)) shall purchase, acquire and accept the OpCo Shares; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1     Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“3DXP Memory Technology” means all of the following: (a) the products listed on Schedule 1.1-3DXP; (b) the memory products that the Seller Parent markets under the Marks Optane™ and 3D XPoint™; and (c) any non-volatile memory technology that (i) utilizes two terminal memory technology where the memory elements and local access device to the memory elements reside in a plane above the underlying silicon (e.g., complementary metal–oxide–semiconductor) used for decoding and support circuitry, (ii) contains memory cells that are electrically programmable and electrically erasable whereby the memory cells consist of one or more structures that contain a chalcogenide phase change material utilizing one or more different material phases (including binary or multi-level cell structures), with or without any on-chip control, input/output and other support circuitry, and (iii) is comprised of such memory cells in a stacked configuration.

“Acquisition Transaction” means any transaction, other than one or more transactions solely between or among the Seller Parent and any of its Subsidiaries, involving (a) the sale of a substantial portion of the NAND Business or the SSD Business, whether directly by asset sale or indirectly through merger, business combination, consolidation or sale of equity securities, or (b) the sale or other disposition of any of the Transferred Assets, other than inventory or Intellectual Property Rights in the ordinary course of business.

“Action” means any claim, charge, demand, action, cause of action, suit, arbitration, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative).

“Affiliate” means, with respect to any Person, any other Person that from time to time directly or indirectly controls or is controlled by or is under common control with such first Person, for so long as such control exists.

“Antitrust Approvals” means to the extent required under the Antitrust Laws in the Applicable Jurisdictions, obtaining any consents, clearances, approvals or authorizations required under or in connection with such Antitrust Laws or the relevant statutory waiting periods under such Antitrust Laws, including any extensions thereof, having expired.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, and all other applicable federal, state, supra-national or foreign Laws relating to antitrust or competition regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Jurisdictions” means those jurisdictions set forth on Schedule 1.1-AJ.

“Apportioned Obligations” means the First Closing Apportioned Obligations and the Second Closing Apportioned Obligations.

“ARD” means the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, and domestic legislation implementing such directive into the national Law of any country in the European Union, as amended from time to time, or any legislation that is similar or has substantially the same effect in any country outside the European Union and, in the case of Singapore, means the Employment Act (Chapter 91).

“Assumed Liabilities” means the First Closing Assumed Liabilities and the Second Closing Assumed Liabilities.

“Automatic Transfer Employee” means any SSD Business Employee whose employment transfers automatically to the Buyer Parent or one of the other Buyers at the First Closing pursuant to the ARD as a result of the Transactions contemplated by this Agreement.

“Business” means the NAND Business and the SSD Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Santa Clara, California, U.S. or Seoul, South Korea are required or authorized by Law to be closed.

“Business Employee(s)” means the NAND Business Employees and the SSD Business Employees, or a NAND Business Employee or SSD Business Employee, as the context requires.

“Buyers” means, subject to any changes notified by the Buyer Parent in writing to the Seller Parent in accordance with Section 2.3 or Section 2.8, as applicable, the Buyer Parent and those Subsidiaries of the Buyer Parent set forth on the Entity-to-Entity Asset and Liability Transfer Plan and “Buyer” means any one of them.

“CapEx” means any expenditure by the Seller Parent, any other Seller or any of their respective Affiliates to add to, repair, restore, or replace property, plant, equipment or tools related to the manufacture, development, testing and validation of any of the Products.

“CapEx Adjustment” means the amount, if any, by which the Target CapEx exceeds the Closing CapEx, it being understood that if the Closing CapEx is equal to or greater than the Target CapEx, the CapEx Adjustment shall be deemed to be zero.

“Cash” means all cash, cash equivalents and marketable securities held by or on behalf of the Seller Parent and its Subsidiaries.

“CFIUS” means the Committee on Foreign Investment in the United States (or any successor Governmental Entity) and each member agency thereof acting in such capacity.

“CFIUS Approval” means the Buyer Parent and the Seller Parent shall have received: (i) as a result of a CFIUS Notice, a written notice from CFIUS that review of the First Closing Transactions and/or the Second Closing Transactions, as applicable, under the DPA has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the First

Closing Transactions and/or the Second Closing Transactions, as applicable, and advised that all action under said Section 721, and any investigation related thereto, has been concluded with respect to such Transaction(s); (ii) written confirmation that the notified Transaction(s) are not a “covered transaction,” “covered investment,” or “covered real estate transaction” as those terms are defined by the DPA’s implementing regulations, and therefore is not subject to review by CFIUS; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS Notice and either (A) the period under the DPA during which the President may announce a decision to take action to suspend or prohibit the First Closing Transactions and/or the Second Closing Transactions, as applicable, shall have expired without the President having taken or announced such a decision, or (B) the President shall have announced a decision not to take any action to suspend or prohibit the First Closing Transactions and/or the Second Closing Transactions, as applicable.

“CFIUS Notice” means a joint voluntary notice submitted to CFIUS with respect to the First Closing Transactions and/or the Second Closing Transactions, as applicable, and in accordance with the requirements of the DPA.

“China OpCo” means a Person to be formed in a Chinese jurisdiction for purposes of the transactions described in the Restructuring Agreement.

“Client Hybrid Product” means a Memory Product (a) that employs both NAND Memory Technology and 3DXP Memory Technology; (b) is sold primarily for use with personal computing devices, including without limitation, desktop computers, workstations, laptop computers and tablets (but not enterprise data centers); and (c) for which the 3DXP Memory Technology accounts for 20% or more of the memory media bill-of-materials cost.

“Closing CapEx” means the aggregate amount of CapEx made by the Seller Parent and its Affiliates during the period commencing on the date of this Agreement and ending on (and including) the First Closing Date.

“Closing Date” means the First Closing Date or the Second Closing Date as the context requires.

“Closing” means the First Closing or the Second Closing as the context requires.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competitively Sensitive Information” means: (i) detailed information regarding pricing, including pricing strategy; (ii) details of sales strategies or pricing plans, sales or promotional plans, strategic plans, future product plans, and other information concerning future strategies; and (iii) other non-public information, which the Seller Parent, in consultation with its outside antitrust counsel, reasonably determines to be competitively sensitive.

“Confidentiality Agreement” means that certain Transaction-Specific Non-Disclosure Agreement, dated as of May 21, 2019, by and between the Seller Parent and the Buyer Parent, as amended or supplemented from time to time.

“Contract” means any written agreement, contract, License, lease, undertaking, or other commitment or arrangement that is binding upon a Person or any of its property under applicable Law, including all amendments and supplements thereto.

“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other Technology subject to such license, that such Software or other Technology subject to such license, or other Software or Technology incorporated into, derived from or linked to such Software or other Technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow such Software or Technology, or products or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than pursuant to applicable Law) or (d) be redistributable at no license fee.

“COVID-19” means the infection caused by a coronavirus called SARS-CoV-2.

“Customs & Trade Laws” means the import, customs and trade, export and anti-boycott Laws applicable to the operation of the Business or the Fab Assets by the Seller Parent, the Sellers or OpCo, including, as applicable: (i) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018, (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the Bureau of Industry and Security Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations; (ix) the anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury.

“Dalian Fab” means the Seller Parent’s NAND Memory Technology memory wafer fabrication facility in Dalian, China.

“Dalian Land Use Approval” means the consent and approval from the applicable Local Governmental Entity(ies) for the Buyers to obtain (i) the state-owned land use rights to the Lot (as defined in the Dalian Land Use Contract) and (ii) rights to the Owned Real Property (if the consent or approval of a Local Governmental Entity is required therefor), in each case on terms and conditions that are reasonably satisfactory to the Buyer Parent; provided, that, for the avoidance of doubt, the Sellers shall not be required to pay any consideration to, or forego any amounts owed from, any Local Governmental Entity in connection with any Buyer’s procurement of the Dalian Land Use Approval.

“Dalian Land Use Contract” means that certain Contract for the Assignment of State-Owned Land Use Right in Dalian Economic and Technological Development Area, dated October 25, 2006, by and between Dalian Municipal Land Resources and Housing Bureau and Intel Semiconductor (Dalian) Ltd.

“Dataroom” means the Datasite electronic data room established by the Seller Parent titled “Elements.”

“Deemed CFIUS Order” means that CFIUS informs the Parties orally or in writing that CFIUS has unresolved national security concerns and has recommended or intends to recommend in a report that the President of the United States prohibit the First Closing Transactions and/or the Second Closing Transactions, as applicable.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.

“Dual Use Patent” means the Seller Parent’s and its Affiliates’ right, title and interest in and to the Patents related to or used in the NAND Business or in the SSD Business as of the First Closing, in each case, which are not Transferred NAND Patents or Transferred SSD Patents, which Patents are identified on Schedule 1.1-P(DU), as such schedule may be updated in accordance with Section 1 of the IP Term Sheet. The Dual Use Patents are equally divided into two proposed groups, referred to as “Dual Use Patent Group 1” and “Dual Use Patent Group 2.”

“Earliest Second Closing Date” means March 15, 2025, or, if earlier, the effective date of any NAND Release and Waiver.

“Employee” means any employee, officer or director employed by the Seller Parent or any Employing Subsidiary.

“Employee Plans” means, other than plans, policies, procedures, programs or arrangements maintained or required to be maintained by a Governmental Entity, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, equity-based, incentive, transaction bonus, deferred compensation, retiree medical or life insurance, supplemental retirement, pension, severance, gratuity, termination indemnity or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance, savings plans, profit sharing or other contracts or agreements, in each case, whether funded or unfunded, insured or uninsured, registered or unregistered, with or covering (including eligibility to participate) any Business Employee; to which any Business Employee (or their eligible dependents) and either the Seller Parent or any Employing Subsidiary are parties; or which are maintained, contributed to or sponsored by the Seller Parent or any Employing Subsidiary for the benefit of any Business Employee (or their eligible dependents or beneficiaries).

“Employing Subsidiary” means a Subsidiary of the Seller Parent that employs an SSD Business Employee or NAND Business Employee, as applicable.

“Environmental Claim” means any Action, notice of violation, or other notice by any Person alleging potential Liability of the Seller Parent or any Seller relating to the Fab Assets, SSD Business or NAND Business (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Sellers or (b) actual or alleged violations of any Environmental Law.

“Environmental Law” means any Law relating to pollution or protection of human health and safety, the environment, or natural resources, including Laws relating to Materials of Environmental Concern.

“Environmental Permit” means a Permit issued by any Governmental Entity or otherwise required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Seller Parent or any of its Affiliates and that, together with the Seller Parent or any of its Affiliates, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated CapEx Adjustment” means the amount, if any, by which the Target CapEx exceeds the Estimated CapEx, it being understood that if the Estimated CapEx is equal to or greater than the Target CapEx, the Estimated CapEx Adjustment shall be deemed to be zero.

“Excluded Assets” means the First Closing Excluded Assets and the Second Closing Excluded Assets.

“Excluded IP” means the Intellectual Property Rights set forth on Schedule 1.1-EIP.

“Final First Closing Purchase Price” means an amount equal to (x) $7,000,000,000 less (y) the amount (which may be zero) of the CapEx Adjustment, as determined pursuant to Section 2.4(c).

“Financing” means debt or equity financing procured by the Buyer Parent or its Affiliates in connection with the Transactions.

“Financing Charges” means, with respect to a calendar quarter, all interest charges payable on the portion of the VAT Loan Principal Amount attributable to the Unrecovered Deal VAT with respect to such quarter, any VAT imposed on such interest charges, and the portion of any loan origination fees properly allocable to the portion of the VAT Loan Principal Amount attributable to the Unrecovered Deal VAT for such quarter.

“First Closing Leased Real Property” means the land, improvements and real property that are leased, subleased, controlled or occupied by the relevant Sellers under the First Closing Real Property Leases.

“First Closing Transaction Agreements” means, collectively, this Agreement (as it relates to the First Closing), the SSD IP Assignment, the SSD IP License Agreement, the Transition Services Agreement, the Manufacturing and Sale Agreement and the First Closing Deliverables, including in each case any certificates delivered pursuant thereto and including any schedules, appendices and exhibits thereto.

“Fundamental Buyer Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to the Transaction Agreements), and Section 4.8 (Brokers).

“Fundamental Seller Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to the Transaction Agreements), Section 3.16(a) (Title to Assets), and Section 3.20 (Brokers).

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any supra-national, national, federal, state, municipal or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal or governmental bureau, or regulatory, administrative or other agency or commission, or political or other subdivision, department or branch of any of the foregoing, or private body exercising any regulatory or other governmental or quasi-governmental authority, including any Tax Authority, the U.S. Patent Office and any national or supranational Intellectual Property Right authority anywhere in the world.

“Inbound Licenses” means all Contracts pursuant to which a third party grants a License to the Seller Parent or any of its Affiliates under any Intellectual Property Rights, other than Contracts pursuant to which the Seller Parent (or any of its Affiliates) has received a License to a company-wide portfolio of Patents owned, controlled or licensable by a third party.

“Indebtedness” of any Person means, without duplication, (i) all (A) indebtedness of such Person for borrowed money, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, and (C) banker’s acceptances or letters of credit to the extent drawn upon and unpaid; (ii) all obligations of such Person for the deferred purchase price of property (including “earn-out” payments), all conditional sale Liabilities of such Person and all obligations of such Person under any title retention agreement, in each case, whether or not matured (but excluding trade accounts payable and other accrued current Liabilities); (iii) all obligations as lessee under any leases which are required to be capitalized in accordance with GAAP; (iv) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (v) any liability of such Person in respect of bankers acceptances or letters of credit; and (vi) all obligations of the type referred to in sub-clauses (i) through (v) above of any Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety.

“Indemnifiable Specified Liability” means any (a) Liability due and payable by any Buyer Indemnified Party to MTI or any of its Affiliates or (b) MTI Loss incurred by any Buyer Indemnified Party, in each case that both (i) is a result of the consummation of the Transactions or the transfer to any Buyer of the Transferred Assets and (ii) arises out of a claim made by MTI or its Affiliates, as applicable, under or relating to an agreement between MTI or its Affiliates, on the one hand, and the Seller Party or its Affiliates, on the other hand (any such agreement, a “MTI Agreement”); provided that in no event shall any Liability or MTI Loss arising out of, relating to, or incurred by reason of a claim of infringement or misappropriation of any Excluded IP by any Person other than the Seller Parent or any other Seller be an “Indemnifiable Specified Liability”.

“Initial First Closing Purchase Price” means an amount equal to (x) $7,000,000,000 less (y) the amount (which may be zero) of the Estimated CapEx Adjustment.

“Intellectual Property Rights” means all intellectual property rights, industrial property rights and other similar proprietary rights whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (a) Patents; (b) Marks; (c) copyrights, Software, rights in works of authorship, rights in databases and data collections, design rights, and moral rights and all registrations, applications, renewals, extensions and reversions of any of the foregoing (“Copyrights”); (d) mask work rights under the United States Semiconductor Chip Protection Act of 1984, as amended from time to time, and under any similar laws in the United States or countries other than the United States (“Mask Work Rights”); (e) Technology; and (f) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, algorithms, processes, techniques, data and information, procedures, semiconductor device structures, drawings, specifications, databases, data collections and other information, including customer lists, customer data, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued Patents (“Trade Secrets”).

“IP Agreements” means the IP License Agreements, SSD IP Assignment, and the NAND IP Assignment.

“IP Assignment” means the assignment of Intellectual Property Rights from a party to another party.

“IP License Agreements” means the license agreements between the Seller Parent and/or one or more of the Sellers, on the one hand, and the Buyer Parent and/or one or more of the Buyers, on the other hand, to be entered into at the First Closing substantially in the form agreed by the Parties in accordance with Section 5.3(c)(iii) (the “SSD IP License Agreement”) and at the Second Closing with substantially in the form agreed by the Parties in accordance with Section 5.3(c)(iii) (the “NAND IP License Agreement”).

“IP Term Sheet” means the term sheet attached hereto as Exhibit B.

“Key Employees” means up to twenty-seven (27) SSD Business Employees as mutually agreed by the Parties after the date of this Agreement.

“Key Jurisdiction Approvals” means obtaining any consents, clearances, approvals or authorizations required under the applicable Law of the People’s Republic of China or the Republic of Korea, or the relevant statutory waiting periods under such applicable Law, including any extensions thereof, having expired, in each case, to the extent that the failure to obtain such consents, clearances, approvals or authorizations, or violating such relevant statutory waiting periods, would prohibit or make illegal the consummation of any of the Transactions; provided that, “Key Jurisdiction Approvals” excludes Antitrust Approvals and the Dalian Land Use Approval.

“Knowledge of the Buyer Parent” means the actual knowledge of any of the individuals set forth on Schedule A, as well as any matters about which such individuals ought reasonably to have known having made due and reasonable inquiry of their respective direct reports who would reasonably be expected to have knowledge of the relevant matter.

“Knowledge of the Seller Parent” means the actual knowledge of any of the individuals set forth on Schedule B, as well as any matters about which such individuals ought reasonably to have known having made due and reasonable inquiry of their respective direct reports who would reasonably be expected to have knowledge of the relevant matter.

“Law” means any foreign or domestic, national or supra-national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, or Order, in each case having the force and effect of law, by, issued, enacted or otherwise put in effect by or under the authority of any Governmental Entity.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due and whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any interest, fines or penalties which may be levied under applicable Law or otherwise).

“Licensed NAND IP” means the Intellectual Property Rights relating to the NAND Business licensed to the Buyer Parent or its applicable Affiliate by the Seller Parent or its applicable Affiliates pursuant to the NAND IP License Agreement.

“Licensed NAND Technology” means the Technology relating to the NAND Business licensed to the Buyer Parent or its applicable Affiliate by the Seller Parent or its applicable Affiliates pursuant to the NAND IP License Agreement.

“Licensed SSD IP” means the Intellectual Property Rights relating to the SSD Business licensed to the Buyer Parent or its applicable Affiliate by the Seller Parent or its applicable Affiliates pursuant to the SSD IP License Agreement.

“Licensed SSD Technology” means the Technology relating to the SSD Business licensed to the Buyer Parent or its applicable Affiliate by the Seller Parent or any of its Affiliates pursuant to the SSD IP License Agreement.

“Licenses” means all licenses, immunities, covenants not to sue or assert, covenants to delay suit, commitments to license (including any SSO Commitments), options, releases, and rights to renew or extend any license or covenant, in each case, relating to any Intellectual Property Rights and granted under any Contract.

“Liens” means all liens, mortgages, pledges, charges, security interests, deeds of trust, title retentions, easements, or similar encumbrances.

“Local Governmental Entity” means any Governmental Entity based in Liaoning Province, People’s Republic of China.

“Losses” means all losses, costs, expenses (including reasonable attorneys’ and other professional fees), settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies, excluding any consequential, special, exemplary, indirect or punitive damages or Liabilities (including actual or potential lost profits, diminution in value or a multiple of earnings), in each case (a) whether or not foreseeable and (b) except to the extent such excluded damages are actually recovered by a third party in a Third Party Claim.

“Made Available” means made available to the Buyer Parent in the Dataroom (i) with respect to the First Closing, no later than 5:00 p.m. California time on the day immediately prior to the date of this Agreement and (ii) with respect to the Second Closing, no later than 5:00 p.m. California time on the fifth (5th) Business Day prior to the Second Closing Date. The term “Make Available” shall have a correlative meaning.

“Marks” means all trademarks, service marks, trade names, rights in trade dress, fictional business names, corporate names, logos, slogans, internet domain names and other identifications or indicia of origin, in each case whether registered or unregistered, and all applications, registrations, renewals and extensions for any of the foregoing, together with all goodwill with respect thereto.

“Material Adverse Effect” means an event, development, change, condition, occurrence, state of facts or effect that individually or in the aggregate (A) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of (x) the Fab Assets and the NAND Business, taken as a whole or (y) the SSD Business as a whole, or (B) materially impairs or delays the ability of the Seller Parent or any Seller to consummate the applicable Transactions; provided, however, that, in the case of the foregoing sub-clause (A), no event, development, change, condition, occurrence, state of facts or effect resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) events, developments, changes, conditions, occurrences, states of facts or effects in economic, monetary, or financial conditions, in or affecting the United States, China or any other jurisdiction in which the applicable Business operates, including changes in prevailing interest rates, exchange rates, credit markets, or financial market conditions; (ii) events, developments, changes, conditions, occurrences, states of facts or effects in the industries in which the applicable Business operates; (iii) events, developments, changes, conditions, occurrences, states of facts or effects in political conditions in or affecting the United States, China or any other jurisdiction in which the applicable Business operates, including the outbreak or escalation of war or acts of terrorism; (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic), disease outbreaks, public health emergencies and other force majeure events; (v) changes in applicable Law or the interpretation thereof or changes in GAAP applicable to the Seller Parent or any Seller or the binding interpretation thereof after the date of this Agreement; (vi) events, developments, changes, conditions, occurrences, states of facts or effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case attributable to the execution, announcement or pendency of the applicable Transactions or the identity of any Buyer or its respective Affiliates or (vii) events, developments, changes, conditions, occurrences, states of facts or effects arising out of (y) any action required or expressly contemplated by this Agreement or taken by either Party or any of its Subsidiaries or any of their respective Affiliates with the prior written consent or at the written request of the other Party, or (z) any failure to act to the extent such action is specifically prohibited by this Agreement; provided, further, however, that any event, development, change, condition, occurrence, state of facts or effect set forth in sub-clauses (i) through (v) above may be taken into account in determining whether there has been a Material Adverse Effect to the extent such event, development, change, condition, occurrence, state of facts or effect has had a disproportionate adverse effect on (1) the Fab Assets and the NAND Business, taken as a whole, or (2) the SSD Business as a whole, in each case as compared to other Persons or businesses that operate in the same industries in the same geographies, respectively, in which the (a) Fab Assets are located or the NAND Business operates or (b) the SSD Business operates.

“Materials of Environmental Concern” means (a) any substances, materials or chemicals defined, listed, classified or regulated as pollutants, contaminants, wastes, toxic substances, or hazardous substances, or words of similar meaning and regular regulatory import, pursuant to any Environmental Law, (b) any other substance, material or chemical as to which liability may be imposed pursuant to Environmental Law and (c) without limiting the foregoing, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radioactive materials, radon or mold, fungi, mycotoxins and per-and polyfluoroalkyl substances.

“Memory Product” means (a) a product whose primary function is digital memory or data storage, the commercial value of which is driven primarily by those capabilities, with data processing being limited to supporting functions, and (b) Software for use in the operation of such product or a component of such product. Examples of a Memory Product include a SSD (or solid state device), DRAM (or dynamic random-access memory) and NAND flash memory.

“MSA Patent” has the meaning set forth in the IP Term Sheet.

“MSA Technology” has the meaning set forth in the IP Term Sheet.

“MTI” means Micron Technology, Inc.

“MTI Confidential Information” means any information that the Seller Parent and/or its Affiliates determine, in consultation with its outside counsel, they are restricted from disclosing by or in accordance with the terms of any MTI Agreement.

“MTI Losses” means all losses, costs, expenses (including reasonable attorneys’ and other professional fees), settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies, including any consequential or indirect damages (including lost profits) actually incurred; provided that “MTI Losses” expressly excludes any special, exemplary or punitive damages or Liabilities (i) whether or not foreseeable and (ii) except to the extent such excluded damages are actually recovered by MTI or any of its Affiliates in any Third Party Claim giving rise to a Indemnifiable Specified Liability claim.

“NAND Business” means the Seller Parent’s business, as operated at the date of this Agreement by certain Sellers, of developing, designing, manufacturing, assembling, testing, marketing and selling the NAND Products; provided, however, that “NAND Business” does not include any Second Closing Excluded Assets or any Retained Liabilities.

“NAND Business Employee” means each Employee:

(a)     who, as of the date of this Agreement, provides services primarily, or is otherwise necessary, to the NAND Business, and who, in each case, is set forth on the NAND Business

Employee List, as such NAND Business Employee List may be updated in accordance with this Agreement;

(b)     who is a Core Division NAND Employee; or

(c)     who may be identified and otherwise mutually agreed upon by the Seller Parent and the Buyer between the signing of this Agreement and the Second Closing, including pursuant to the provisions of ARTICLE VI or as may be agreed by the Parties to replace any NAND Business Employee who rejects an offer of employment made by OpCo or resigns from an Employing Subsidiary, and who is set forth on the Final NAND Business Employee List; provided, however, that, notwithstanding anything to the contrary set forth herein, any change to the NAND Business Employee List as a result of any updates in accordance with this Agreement, including by mutual agreement as set forth in this clause (c), shall not be considered or treated as a supplement to or amendment of the Disclosure Schedule for purposes of Section 5.8.

“NAND Design Materials” means, with respect to the NAND Products, all corresponding design components, materials and information, including as listed on Schedule 1.1-DM (NAND).

“NAND IP Assignment” means the IP Assignment between the Seller Parent and/or one or more of the Sellers, on the one hand, and the Buyer Parent and/or one or more of the Buyers, on the other hand, to be entered into at the Second Closing substantially in the form agreed by the Parties in accordance with Section 5.3(c)(iii).

“NAND Memory Technology” means the non-volatile memory technology commonly referred to within the industry as “NAND.”

“NAND Products” means the Seller Parent’s or its Affiliates’ current or future products identified by the Seller Parent to be in the NAND Business’s roadmap, in each case that utilize the NAND Memory Technology, all of which are listed on Schedule 1.1-NP.

“NAND Release and Waiver” means a release and waiver executed by MTI and/or its Affiliates in favor of the Seller Parent and the Buyer Parent and/or their respective Affiliates, in form and substance satisfactory to the Seller Parent and the Buyer Parent, that releases and/or waives (i) all restrictions that limit, or purport to limit, the ability of the Seller Parent, the Buyer Parent and/or their respective Affiliates to consummate the Second Closing prior to March 15, 2025, which restrictions are imposed by, or purported to be imposed by, any MTI Agreement, and (ii) all claims of any type (whether arising under tort, contract or otherwise) by MTI and/or its Affiliates against the Seller Parent, the Buyer Parent and/or their respective Affiliates arising from or related to the consummation of the Transactions.

“NAND Transferred Books and Records” has the meaning set forth in the Restructuring Agreement.

“Objecting Employee” means any Automatic Transfer Employee who objects to the transfer of their employment to the Buyer Parent or a Buyer, or any Offer Employee who rejects or fails to accept an offer of employment made by the Buyer Parent or a Buyer.

“Offer Employee” means any SSD Business Employee who is not an Automatic Transfer Employee.

“OpCo” means, collectively, U.S. OpCo and China OpCo.

“OpCo Employee Plan” means each Employee Plan that is sponsored, maintained or contributed to solely by OpCo or any of its Subsidiaries.

“OpCo Shares” means the limited liability interests of U.S. OpCo and the equity interests of China OpCo.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative, including all Copyleft Licenses.

“Open Source Materials” means any Software or other Technology subject to an Open Source License.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree of a Governmental Entity.

“Organizational Document” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; and (v) the charter, memorandum and articles of association, bylaws or other similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person that is an entity other than those listed in the foregoing clauses (i) – (iv).

“Outbound Licenses” means Outbound NAND Licenses and Outbound SSD Licenses.

“Outbound NAND Licenses” means all Contracts pursuant to which the Seller Parent or any of its Affiliates has granted or agreed to grant a License to any third party specifically to use, practice or exploit any Transferred NAND IP or Transferred NAND Technology, other than Contracts pursuant to which the Seller Parent (or any of its Affiliates) has granted a License to a company-wide portfolio of Patents owned, controlled or licensable by the Seller Parent (or any of its Affiliates).

“Outbound SSD Licenses” means all Contracts pursuant to which the Seller Parent or any of its Affiliates has granted or agreed to grant a License to any third party specifically to use, practice or exploit any Transferred SSD IP or Transferred SSD Technology, other than Contracts pursuant to which the Seller Parent (or any of its Affiliates) has granted a License to a company-wide portfolio of Patents owned, controlled or licensable by the Seller Parent (or any of its Affiliates).

“Owned Real Properties” means the properties comprising the premises, buildings, land and fixtures, including all structures affixed thereto (either completed or under construction), and other property rights owned by the relevant Seller(s) located on the Lot (as defined in the Dalian Land Use Contract).

“Patents” means all classes and types of patents, utility models and design patents (including originals, divisions, continuations, continuations-in-part, extensions, reissues, substitutions and provisionals thereof), and applications for any of these classes or types of patent rights in all countries of the world.

“Permits” means all licenses, permits, registrations, franchises, variances, approvals, authorizations, consents or Orders of any Governmental Entity.

“Permitted Liens” means the following Liens: (i) statutory Liens of landlords, lessors or renters for amounts not yet due or payable; (ii) Liens of carriers, warehousemen, mechanics, materialmen, laborers, suppliers, workmen, repairmen, other Liens imposed by applicable Law and other similar Liens arising or occurring in the ordinary course of business for amounts not yet overdue; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (iv) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations; (v) the terms and conditions of the First Closing Real Property Leases and the Dalian Land Use Contract (including the rights of any Governmental Entity under the Dalian Land Use Contract); (vi) Liens for Taxes, assessments or other governmental charges, which are not delinquent, which may hereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (vii) Liens imposed upon or that affect the underlying fee interest of a First Closing Leased Real Property; and (viii) Liens approved in writing by the Buyer Parent or incurred as a result of any action of the Buyer Parent, any Buyer or their respective Affiliates, which shall include any Liens granted in connection with the Financing.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” means information that: (i) identifies or reasonably can be used to identify an individual natural person (including names, signatures, addresses, telephone numbers, email addresses and other unique personal identifiers); or (ii) reasonably can be used to authenticate an individual natural person (including employee identification numbers, government-issued identification numbers, passwords or personal identification numbers (PINs), financial account numbers, credit report information, biometric or health data, answers to security questions and other unique personal identifiers).

“Potential Financing Sources” means potential sources of Financing to Buyer Parent in connection with the transactions contemplated by this Agreement.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Privacy Obligations” means applicable Laws, contractual obligations, self-regulatory standards, and written policies or terms of use of the Seller Parent or any of the Sellers which govern privacy, data protection or the Processing of Personal Data, in each case as and to the extent applicable to the operation of the Business.

“Probe Testing” has the meaning set forth in the Manufacturing and Sale Agreement.

“Processing” means, with respect to Personal Data, collection, use, handling, storage, protection, retention, disclosure, transfer, destruction or disposal thereof.

“Products” means the SSD Products and the NAND Products.

“Purchase Price” means the sum of the Final First Closing Purchase Price and the Second Closing Purchase Price.

“Related Person” means a director, officer, employee, Affiliate, “associate” or a member of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Seller Parent or any of its Affiliates.

“Representatives” means, with respect to any Person, each Person that is (i) a Subsidiary or other Affiliate of such Person or (ii) an officer, director, employee, partner, member, attorney, advisory, consultant, accountant, agent or representative of such Person or any of such Person’s Subsidiaries or other Affiliates.

“Requisite Governmental Approvals” means the Dalian Land Use Approval and Antitrust Approvals.

“Restricted Stock Units” means restricted stock units (including restricted stock units that are performance-based restricted stock units or outperformance restricted stock units) granted to any Transferred Employee pursuant to any equity plan maintained by the Seller Parent and that are held by any such Transferred Employee as of immediately prior to the Closing.

“Restructuring Transfer Taxes” means the excess, if any, of (a) the amount of any sales, use, transfer, documentary, registration, stamp, real property transfer, VAT or other similar Taxes, and all conveyance fees, recording charges and other fees and charges, in each case, imposed on, payable in connection with, or arising out of transactions effected pursuant to the Restructuring Agreement (including any Tax Return preparation and filing costs), over (b) the amount of any sales, use, transfer, documentary, registration, stamp, real property transfer, VAT or other similar Taxes, and all conveyance fees, recording charges and other fees and charges, in each case, that would have been imposed on, payable in connection with, or arising out of a transfer of the Second Closing Transferred Assets if such Second Closing Transferred Assets had been transferred directly from Seller Parent or its Affiliates (as reasonably determined by the parties in accordance with the applicable principles of Section 2.13).

“Restructuring Transfer Tax Cap” means five million dollars ($5,000,000.00).

“Retained Tax Liabilities” means any Liability for any Taxes imposed with respect to or relating to (a) the First Closing Transferred Assets for any Pre-First Closing Tax Period, (b) the portion of any Transfer Taxes Seller Parent must economically bear, and be responsible for, pursuant to Section 7.3, (c) OpCo and the Second Closing Transferred Assets for any Pre-Second Closing Tax Period, in each case as determined pursuant to Section 7.4, and (d) any Taxes relating to or in respect of any transactions effected pursuant to the Restructuring Agreement other than Restructuring Transfer Taxes not in excess of the Restructuring Transfer Tax Cap.

“SAFE” means the State Administration of Foreign Exchange of the People’s Republic of China and its local counterparts.

“SAMR” means the State Administration for Market Regulation of the People’s Republic of China and its local counterparts.

“Sanctioned Jurisdiction” means, at any time, a country or territory which is itself the subject or target of any Sanctions (e.g., at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person or Governmental Entity that is the target of Sanctions, including (a) any Person named on any Sanctions-related list of sanctioned Persons maintained by the government of the United States, including the Office of Foreign Assets Control or the U.S. Department of State, the United Nations, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Jurisdiction, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons identified in clause (a) or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the government of the United States (including through the Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other Governmental Entity.

“Second Closing Assumed Liabilities” has the meaning set forth in the Restructuring Agreement.

“Second Closing Excluded Assets” has the meaning set forth in the Restructuring Agreement.

“Second Closing Transaction Agreements” means, collectively, this Agreement (as it relates to the Second Closing), the NAND IP Assignment, the NAND IP License Agreement and the Second Closing Deliverables, including in each case any certificates delivered pursuant thereto and including any schedules, appendices and exhibits thereto.

“Second Closing Transferred Assets” has the meaning set forth in the Restructuring Agreement.

“Second Closing Transferred Contracts” has the meaning set forth in the Restructuring Agreement.

“Security Incident” means any theft or loss of, or unauthorized or unlawful disclosure, acquisition, use, alteration or destruction of, or unauthorized or unlawful access to, or other compromise of, Personal Data, or of any information system or physical location that contains any Personal Data.

“Sellers” means, subject to any changes notified by the Seller Parent in writing to the Buyer Parent in accordance with Section 2.3 or 2.8, the Seller Parent and each other applicable Seller Parent Affiliate set forth on the Entity-to-Entity Asset and Liability Transfer Plan and “Seller” means any one of them.

“Software” means (a) computer program instruction code, whether in human-readable source code form, machine-executable binary form, firmware, scripts, interpretive text, or otherwise, including software implementations of algorithms, models, and methodologies, libraries, frameworks, software development kits, application programming interfaces (APIs), subroutines and other components thereof and (b) documentation, including programmers’ annotation, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded. For the avoidance of doubt, “Software” does not include (y) databases and other information stored in electronic form, other than executable instruction codes or source code that is intended to be compiled into executable instruction codes, or (z) any Intellectual Property Rights.

“SSD Business” means the Seller Parent’s business, as operated by certain Sellers, of developing, designing, manufacturing, assembling, testing, marketing and selling solid-state drives that utilize NAND Memory Technology. For the avoidance of doubt, “SSD Business” does not include (a) the Seller Parent’s business of developing, designing, manufacturing, and selling (i) Wafers using NAND Memory Technology, (ii) 3DXP Memory Technology, or (iii) solid-state drives that utilize 3DXP Memory Technology or (b) any First Closing Excluded Assets or any Retained Liabilities.

“SSD Business Employee” means each Employee:

(a)     who, as of the date of this Agreement, provides services primarily, or is otherwise necessary, to the SSD Business, and who, in each case, is listed on the SSD Business Employee List, as such SSD Business Employee List may be updated in accordance with this Agreement;

(b)     who is a Core Division SSD Employee; or

(c)     who may be identified and otherwise mutually agreed upon by the Seller Parent and the Buyer between the signing of this Agreement and the First Closing, including pursuant to the provisions of ARTICLE VI or as may be agreed by the Parties to replace any SSD Business Employee who is an Objecting Employee or resigns from an Employing Subsidiary, and who is set forth on an applicable update to the SSD Business Employee List pursuant to Section 6.1(d), including the Final SSD Business Employee List; provided, however, that, notwithstanding anything to the contrary set forth herein, any change to the SSD Business Employee List as a result of any updates in accordance with this Agreement, including by mutual agreement as set forth in this clause (c), shall not be considered or treated as a supplement to or amendment of the Disclosure Schedule for purposes of Section 5.8.

“SSD Design Materials” means, with respect to the SSD Products, all corresponding design components, materials and information, including as listed on Schedule 1.1-DM (SSD).

“SSD IP Assignment” means the IP Assignment between the Seller Parent and/or one or more of the Sellers, on the one hand, and the Buyer Parent and/or one or more of the Buyers, on the other hand, to be entered into at the First Closing with respect to the Transferred SSD IP and Buyer Dual Use Patents substantially in the form agreed by the Parties in accordance with Section 5.3(c)(iii).

“SSD IT Assets” means all computer systems, including Software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, website, infrastructure, workstations, switches, data communications lines and associated documentation primarily used or held for use by or on behalf of the Seller Parent or any of its Affiliates in connection with the conduct of the SSD Business.

“SSD Products” means the Seller Parent’s or its Affiliates’ current or future products identified by the Seller Parent to be in the SSD Business’s roadmap that are solid-state drives that utilize NAND Memory Technology, all of which are listed on Schedule 1.1-SP.

“SSO” means a standards body, standard-setting organization or standards development organization or an industry or other trade association or similar organization that promulgates a standard, including the Institute of Electrical and Electronics Engineers (IEEE), Internet Engineering Task Force (IETF), JEDEC Solid State Technology Association (JEDEC), USB Implementer Forum (USB-IF), and World Wide Web Consortium (W3C).

“SSO Commitments” means any promises, declarations and other commitments concerning any Intellectual Property Right, granted or made by a Person (a) to any SSO, or (b) pursuant to the membership agreements, bylaws or policies of SSOs which such Person or any of its Affiliates is or has been a member of or participated in.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is the general partner or managing member.

“Target CapEx” means the aggregate amount of projected CapEx, as set forth on the CapEx Schedule, during the period commencing on the date of this Agreement and ending on (and including) the First Closing Date, it being understood that if the First Closing Date is not the last day of a fiscal quarter, the projected CapEx for the fiscal quarter in which the First Closing occurs shall equal the product of (a) the total amount of projected CapEx for the fiscal quarter in which the First Closing Date occurs multiplied by (b) a fraction, the numerator of which is the number of days elapsed in such fiscal quarter through (and including) the First Closing Date and the denominator of which is the total number of days in such fiscal quarter.

“Tax” means any tax, impost, levy, charge, fee or other similar assessment in the nature of a tax imposed by a Governmental Entity, including any income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, capital gains, capital stock, gross receipts, transfer, registration, documentary, production, franchise, license, payroll, social security, employment, unemployment, disability, sales, use, property, excise, ad valorem, VAT, estimated, stamp, alternative or add-on minimum, environmental, foreign or domestic withholding tax, together with all interest, penalties, fines or other additions to tax imposed with respect to such amounts.

“Tax Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Tax Authority relating to Taxes, including any attachment and any amendment thereof.

“Technology” means all technology, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), inventor log books, plans, discoveries, ideas, concepts, methods, specifications, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, emulation and simulation reports, test vectors and procedures, protocols, works of authorship, mask works, Software (including programmers’ notes), models, tools, scripts, files, information, documentation, data, databases, firmware, devices and hardware, tangible embodiments of Intellectual Property Rights and other scientific or technical information or materials, in whatever form. For the avoidance of doubt, “Technology” does not include any Intellectual Property Rights.

“Transaction Agreements” means the First Closing Transaction Agreements and the Second Closing Transaction Agreements.

“Transaction Information” means all information regarding the terms of this Agreement and the Transaction Agreements (other than any such information disclosed in accordance with the requirements of Section 5.5), including the fact that the Transactions are being contemplated.

“Transactions” means the First Closing Transactions, the Second Closing Transactions and any other transactions contemplated by the Transaction Agreements.

“Transfer Tax” means any sales, use, transfer, documentary, registration, stamp, real property transfer or other similar Taxes, and all conveyance fees, recording charges and other fees and charges, in each case, imposed on, payable in connection with, or arising out of the Transactions (including any Tax Return preparation and filing costs); provided that “Transfer Tax” shall not include (a) any VAT or (b) any Restructuring Transfer Taxes in excess of the Restructuring Transfer Tax Cap.

“Transferred and Licensed Assets” means each of (i) the Transferred Assets, (ii) the Licensed SSD IP, (iii) the Licensed SSD Technology, (iv) the Licensed NAND IP, and (v) the Licensed NAND Technology.

“Transferred Assets” means the First Closing Transferred Assets, the Second Closing Transferred Assets and the OpCo Shares.

“Transferred Contracts” means the First Closing Transferred Contracts and the Second Closing Transferred Contracts.

“Transferred Employees” means the Transferred NAND Employees and the Transferred SSD Employees.

“Transferred IP” means the Transferred NAND IP and the Transferred SSD IP.

“Transferred NAND IP” means the Seller Parent’s and its Affiliates’ right, title and interest in and to each of the following: (a) any Intellectual Property Rights in and to the Transferred NAND Technology, (b) the Transferred NAND Patents, (c) the NAND Design Materials, (d) the Transferred

NAND Marks, (e) the MSA Patents and (f) any other Intellectual Property Rights (other than Patents and Marks) that primarily relate to or are primarily used in the NAND Business. For clarity, the Transferred NAND IP does not include any Transferred NAND Technology.

“Transferred NAND Marks” means the Marks that relate to, or are used or held for use in connection with the NAND Business, all of which are set forth on Schedule 1.1-IP(NAND), together with all goodwill with respect thereto.

“Transferred NAND Patents” means the Seller Parent’s and its Affiliates’ right, title and interest in and to the Patents primarily related to or primarily used in the NAND Business, which Patents are identified on Schedule 1.1-P(NAND), as such schedule may be updated in accordance with the IP Term Sheet.

“Transferred NAND Technology” means the Seller Parent’s and its Affiliates’ right, title and interest in and to each of the following: (a) the NAND Design Materials, (b) the MSA Technology and (c) the Technology primarily related to or primarily used in the NAND Business, including the Technology identified on Schedule 1.1-TT(NAND) as “primary” Technology. For clarity, the Transferred NAND Technology does not include any Transferred NAND IP.

“Transferred SSD IP” means the Seller Parent’s and its Affiliates’ right, title and interest in and to each of the following: (a) any Intellectual Property Rights in and to the Transferred SSD Technology, (b) the Transferred SSD Patents, (c) the SSD Design Materials, (d) the Transferred SSD Marks and (e) any other Intellectual Property Rights (other than Patents and Marks) that primarily relate to or are primarily used in the SSD Business. For clarity, the Transferred SSD IP does not include any Transferred SSD Technology.

“Transferred SSD Marks” means the Marks that relate to, or are used or held for use in connection with the SSD Business, all of which are set forth on Schedule 1.1-IP(SSD), together with all goodwill with respect thereto.

“Transferred SSD Patents” means the Seller Parent’s and its Affiliates right, title and interest in and to the Patents primarily related to or primarily used in the SSD Business as of the First Closing, which Patents are identified on Schedule 1.1-P(SSD), as such schedule may be updated in accordance with the IP Term Sheet.

“Transferred SSD Technology” means the Seller Parent’s and its Affiliates’ right, title and interest in and to each of the following: (a) the SSD Design Materials, and (b) the Technology primarily related to or primarily used in the SSD Business, including the Technology identified on Schedule 1.1-TT(SSD) as “primary” Technology. For clarity, the Transferred SSD Technology does not include any Transferred SSD IP.

“Transferred Technology” means Transferred NAND Technology and Transferred SSD Technology.

“Transition Services Agreement” means the Transition Services Agreement between the Seller Parent and/or one or more Sellers, on the one hand, and the Buyer Parent and/or one or more Buyers, on the other hand, to be entered into at the First Closing substantially in the form agreed by the Parties in accordance with Section 5.3(c)(iii).

“Undistributed Deferred Revenue Amount” means (a) the Deferred Revenue Amount paid to China OpCo (as determined in the Initial First Closing Purchase Price pursuant to Section 2.13(b)), minus (b) all Taxes imposed on China OpCo in connection with the receipt or recognition of income resulting from the Deferred Revenue Amount (including any such Taxes reasonably expected to be imposed on China OpCo after the Second Closing), minus (c) any amount of the Deferred Revenue Amount distributed by, or transferred out of, China OpCo at or prior to the Second Closing, minus (d) all Taxes reasonably expected to be imposed on China OpCo or the direct equityholder of China OpCo in connection with any distribution of any portion of the Deferred Revenue Amount (as reduced pursuant to clauses (b) through (c) of this definition) after the Second Closing; provided that in no circumstances shall the Undistributed Deferred Revenue Amount be more than the cash and cash equivalents held by China OpCo at the time of the Second Closing.

“United States” or “U.S.” means the United States of America.

“Unrecovered Deal VAT” means, at any time, an amount equal to the VAT paid by the Buyers as a result of the Transactions with respect to the purchase of assets at the First Closing from the Seller that owns the Fab Assets, less any such VAT recovered by the Buyer Parent or any of its Affiliates via refund, reimbursement, offset, credit or otherwise; provided that (a) from and after the Second Closing Date, the Unrecovered Deal VAT shall be capped at the lower of (i) the actual amount of the Unrecovered Deal VAT and (ii) forty percent (40%) of such initial VAT amount and (b) from and after the date that is three (3) years following the Second Closing Date, the Unrecovered Deal VAT shall be $0.

“U.S. OpCo” means a Person to be formed in a U.S. jurisdiction for purposes of the transactions described in the Restructuring Agreement.

“VAT” means (i) any tax imposed in connection with the European Union Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any tax of a similar nature, including goods and services taxes, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed by any other country or political subdivision thereof, including China or a political subdivision thereof; provided, however, that this shall not include any sales and use tax imposed by California or its political subdivisions, including in all cases of (i) or (ii) any interest, penalties or additions as well as secondary liabilities in respect thereof.

“VAT Loan” means the loan, if any, incurred by the Buyer Parent or any of its Affiliates on or prior to First Closing on commercially reasonably terms from an unaffiliated third party lender solely for the purpose of financing the Buyer Parent’s or such Affiliate’s payment of the Unrecovered Deal VAT, which loan shall permit the Buyer Parent or such Affiliate to prepay such outstanding principal, in whole or in part, without penalty.

“VAT Loan Principal Amount” means the outstanding principal amount, if any, of the VAT Loan, it being understood that the Buyer Parent or its applicable Affiliate shall be required to pay down such outstanding principal amount as set forth in Section 5.22.

“Wafer” has the meaning set forth in the Manufacturing and Sale Agreement.

1.2 Definitions. The following terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Antitrust and Key Jurisdiction Liquidated Damages	9.3(b)
Antitrust Division	5.3(a)(i)(A)
Arbitrator	2.4(c)(iii)(A)
Business Confidential Information	5.2(c)
Business Software	3.15(l)(i)
Buyer Dual Use Patents	5.25
Buyer Indemnified Parties	10.2(a)(i)
Buyer Parent	Preamble
Buyer Parent’s Proposed Calculations	2.4(c)(i)
Buyer Prepared Return	7.6
CapEx Schedule	2.4(a)
CFIUS Regulations	5.3(b)(i)
Claim Amount	10.3(a)
Claim Notice	10.3(a)
Combined Modified Financial Statements	3.4(a)
Competing Business	5.18(a)
Copyrights Definition of Intellectual Property Rights
Core Division NAND Employees	6.1(a)
Core Division SSD Employees	6.1(a)
COVID-19 Restriction	5.1(a)
Deductible	10.2(a)(ii)
Deferred Revenue Amount	2.13(b)
Disclosure Schedule	III
Dispute	11.3(b)
Disputed Amounts	2.4(c)(iii)
Employee Representative Body	3.10(d)
Entity-to-Entity Asset and Liability Transfer Plan	2.1(a)
Estimated CapEx	2.4(b)(i)
Estimated Closing Statement	2.4(b)(i)
Fab Assets	2.2(a)(i)
Final NAND Business Employee List	6.2(b)
Final SSD Business Employee List	6.1(e)
financing indemnitee	5.21(c)
First Closing	2.5
First Closing Access Period	5.1(a)
First Closing Apportioned Obligations	7.4(a)(i)
First Closing Assumed Employee Liabilities	2.2(c)(ii)
First Closing Assumed Liabilities	2.2(c)
First Closing Certifications	2.2(a)(xii)
First Closing Date	2.5
First Closing Deliverables	2.6(a)

First Closing Excluded Assets	2.2(b)
First Closing Purchase Price Allocation	2.13(b)
First Closing Real Property Leases	2.2(a)(x)
First Closing Statement	2.4(c)(i)
First Closing Transactions	2.6(a)
First Closing Transferred Assets	2.2(a)
First Closing Transferred Contracts	2.2(a)(x)
FTC	5.3(a)(i)(A)
Governmental Antitrust Entity	5.3(a)(i)(C)
Governmental Challenge	8.1(c)
HSR Act Definition of Antitrust Law
HSR Filings	5.3(a)(i)(A)
Inactive SSD Employee	6.1(b)
Indemnification Claim	10.3(a)
Indemnified Parties	10.2(b)(i)
Indemnified Party	10.2(b)(i)
Indemnifying Party	10.3(a)
Inside Date	2.5
International Plan	3.9(e)
IRS	3.9(g)
Labor Agreements	3.10(d)
Legal Challenge Liquidated Damages	9.3(f)
Manufacturing and Sale Agreement	5.11
Mask Work Rights Definition of Intellectual Property Rights
Material Contract	3.14(a)
MTI Agreement Definition of Indemnifiable Specified Liability
MTI Restraint	9.1(a)(ii)(C)
NAND Business Employee Equity Award Schedule	6.2(c)
NAND Business Employee List	3.10(a)
NAND Business Employee RSUs	6.2(c)
NAND IP License Agreement
Definition of IP License Agreements Notice of Objection	2.4(c)(ii)
Open Source Business Software	3.15(l)(iii)
Outside Date	9.1(a)(ii)(A)
Overpaid Amount	7.2(b)
Parties	Preamble
Party	Preamble
Post-First Closing Tax Period	7.4(a)(i)
Post-Second Closing Tax Period	7.4(a)(ii)
Pre-Closing Tax Period	7.4(a)(ii)
Pre-First Closing Tax Period	7.4(a)(i)
Pre-Second Closing Tax Period	7.4(a)(ii)

Purchase Price Adjustment	2.4(c)(iv)
Quarterly VAT Calculation Statement	5.22
Quarterly VAT Financing Charges	5.22
Recipient	7.2(a)
Registered Transferred IP	3.15(a)
Regulatory Liquidated Damages	9.3(c)
Replacement Contract	5.14
Required Business Financial Statements	5.20(a)
Required NAND Financial Statements	5.20(b)
Restricted Entity	5.18(a)
Restructuring Agreement	Recitals
Restructuring Effective Date	2.6(b)
Retained Liabilities	2.2(d)
Second Closing	2.10
Second Closing Access Period	5.1(a)
Second Closing Apportioned Obligations	7.4(a)(ii)
Second Closing Date	2.10
Second Closing Deliverables	2.11
Second Closing Property Apportioned Obligations	7.4(a)(ii)
Second Closing Purchase Price	2.9
Second Closing Transactions	2.11
Seller Confidential Information	5.2(b)
Seller Indemnified Parties	10.2(b)(i)
Seller Marks	2.2(b)(ii)
Seller Parent	Preamble

Senior Business Employee	6.3(a)
Shared Contract Rights	5.14
Shared Contracts	5.14
Significant Customer	3.14(a)(v)
Significant Supplier	3.14(a)(iv)
SSD Business Employee Equity Award Schedule	6.1(j)
SSD Business Employee List	3.10(a)
SSD Business Employee RSUs	6.1(j)
SSD IP License Agreement Definition of IP License Agreements
SSD Transferred Books and Records	2.2(a)(xi)
Sub-Basket	10.2(a)(ii)
Supplier	7.2(a)
Survival Period	10.1(b)
Termination Liquidated Damages	9.3(d)
Third Party Claim	10.3(a)
Third Party Consents	5.12(a)
Trade Secrets Definition of Intellectual Property Rights
Transfer Agreement	6.1(i)
Transfer Consent	2.12(a)
Transferred and Licensed Assets	3.16(b)
Transferred NAND Employee	6.2(a)
Transferred SSD Employee	6.1(d)
Ultimate Date	9.1(b)(ii)(A)
WARN Act	6.1(f)

ARTICLE II

THE TRANSACTIONS

    A. The First Closing.

2.1     Sale, Purchase and Assumption at the First Closing. Upon the terms and subject to the conditions of this Agreement, at the First Closing:

(a)     the Seller Parent shall, and shall cause the other Sellers to, sell, transfer, assign, convey and deliver to the Buyer Parent (through the Buyers), and the Buyer Parent shall, and shall cause the other Buyers to, purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to the First Closing Transferred Assets (in each case, excluding the First Closing Excluded Assets) and such other assets or rights acquired, or to be acquired, by Buyer Parent or any of its Affiliates pursuant to the Transaction Agreements (other than Second Closing Transferred Assets), including any assets or rights for which the Deferred Revenue Amount is determined to be paid under Section 2.13(b), as more specifically detailed in the entity-to-entity asset and liability transfer plan to be mutually agreed upon by the Parties prior to the First Closing, which plan shall detail which Sellers will transfer which categories of First Closing Transferred Assets (and/or such other assets or rights) and First Closing Assumed Liabilities to which Buyers (the “Entity-to-Entity Asset and Liability Transfer Plan”); and

(b)     the Buyer Parent (through the Buyers) shall assume from the Sellers the First Closing Assumed Liabilities (in each case, excluding the Retained Liabilities) as more specifically detailed in the Entity-to-Entity Asset and Liability Transfer Plan.

2.2     Transfer of Assets and Liabilities at the First Closing.

(a)     First Closing Transferred Assets. “First Closing Transferred Assets” means the following assets, contracts, properties and rights relating to the Fab Assets and the SSD Business, as applicable (subject to any increase, decrease, disposition or substitution thereof as may occur prior to the First Closing in accordance with Section 5.4), in each case as they shall exist at the First Closing; provided that the First Closing Transferred Assets expressly exclude all First Closing Excluded Assets:

(i) the equipment and other tangible assets set forth on Schedule 2.2(a)(i), as such schedule may be updated in accordance with Section 5.1(e), which lists equipment and other tangible assets located in the Dalian Fab (such tangible assets, together with the Owned Real Properties, the “Fab Assets”);

(ii)     the equipment and other tangible assets set forth on Schedule 2.2(a)(ii), as such schedule may be updated in accordance with Section 5.1(e), which lists equipment and other tangible assets primarily used in the SSD Business, including SSD IT Assets;

(iii) all inventory, finished goods, raw materials (including finished NAND wafers that have undergone Probe Testing), work in progress, packaging and supplies of the SSD Business (but excluding any raw materials and work in progress of the NAND Business);

(iv) all Transferred SSD IP;

(v) all Transferred SSD Technology;

(vi) the Buyer Dual Use Patents;

(vii) if and to the extent they are transferrable, all third party warranties, indemnities and guarantees in relation to any of the equipment, inventory, finished goods, raw materials, and other First Closing Transferred Assets;

(viii) the Contracts of the SSD Business set forth on Schedule 2.2(a)(viii);

(ix) the Owned Real Properties;

(x) the real property lease or sublease Contracts set forth on Schedule 2.2(a)(x) (collectively, the “First Closing Real Property Leases”) (together with the Contracts set forth on Schedule 2.2(a)(viii), the “First Closing Transferred Contracts”);

(xi) all books and records (whether in hard copy or computer format and including copies of Tax Returns but only (A) for periods or dates commencing on January 1, 2020, and (B) that relate solely to the First Closing Transferred Assets and/or the First Closing Assumed Liabilities) to the extent primarily relating to the SSD Business, other than any books and records that are prohibited by applicable Law from being delivered or transferred to the relevant Buyer or by the relevant Seller (as reasonably determined by the Seller Parent) (collectively, the “SSD Transferred Books and Records”);

(xii) all certifications pertaining to product standards which relate primarily to the SSD Products and set forth on Schedule 2.2(a)(xii) (the “First Closing Certifications”);

(xiii) all prepayments, deposits and refunds of Taxes to the extent that they relate to First Closing Assumed Liabilities;

(xiv) all assets set forth on Schedule 2.2(a)(xiv);

(xv) goodwill associated with the SSD Business or the First Closing Transferred Assets; and

(xvi) all other assets, properties and rights not of a kind or nature specifically addressed in one of the foregoing subsections (i) through (xv) that (A) consist of equipment or other tangible assets used or located at the Dalian Fab or (B) are primarily used in or primarily held for use in the SSD Business, in each case of clause (A) and (B) excluding any First Closing Excluded Asset.

(b)     First Closing Excluded Assets. The First Closing Transferred Assets shall not include any assets other than the First Closing Transferred Assets described in Section 2.2(a) and shall expressly exclude the following assets (such assets, collectively, the “First Closing Excluded Assets”):

(i) all Cash and all trade accounts receivable arising out of or relating to the SSD Business, the First Closing Transferred Assets or other First Closing Excluded Assets, in each case accruing prior to the First Closing;

(ii) all Intellectual Property Rights other than the Transferred SSD IP, including: (A) all Patents owned or controlled by the Seller Parent or any of its Affiliates (other than the Transferred SSD Patents and the Buyer Dual Use Patents); (B) all Marks (other than the Transferred SSD Marks); (C) all Marks that include or incorporate the name “Intel” and all goodwill associated therewith (collectively, the Marks described in this clause (C), the “Seller Marks”); (D) all Copyrights, Trade Secrets and Mask Work Rights, in each case, not included in the Transferred IP; and (E) all Excluded IP;

(iii) all Technology other than the Transferred SSD Technology;

(iv) all Contracts that are not First Closing Transferred Contracts (including any Shared Contract);

(v) all books and records that are not SSD Transferred Books and Records;

(vi) any Employee Plan and any assets related to any Employee Plan;

(vii) all insurance policies of the Seller Parent or any of its Affiliates, including any Seller, and all rights to applicable claims and proceeds thereunder;

(viii) all prepaid premiums and other prepayments and deposits with respect to insurance policies or any Contracts that are not First Closing Transferred Contracts;

(ix) all prepayments, deposits and refunds of Taxes that are or would be Retained Tax Liabilities;

(x) the corporate seals, organizational documents, minute books, stock books, all Tax Returns, books of account or other records having to do with the corporate organization of the Seller Parent or any of its Affiliates, including any Seller and any other books and records that are prohibited by applicable Law from being delivered or transferred to the relevant Buyer or by the relevant Seller;

(xi) all rights to any Action of any nature available to or being pursued by the Seller Parent, any Seller or any of their respective Affiliates (whether arising by way of counterclaim or otherwise), in each case, to the extent arising prior to the First Closing or relating to events, circumstances or actions occurring or existing prior to the First Closing;

(xii) the rights that, as of the First Closing, accrue or will accrue to the Seller Parent or any Seller under the Transaction Agreements;

(xiii) all assets set forth on Schedule 2.2(b)(xiii); and

(xiv) all other assets, properties and rights that are not the First Closing Transferred Assets, including, for the avoidance of doubt, all assets, properties and rights of the Seller Parent or any of its Affiliates with respect to 3DXP Memory Technology.

(c)     First Closing Assumed Liabilities. Subject to Section 5.12(b), on the terms and subject to the conditions set forth in this Agreement, effective as of the First Closing, the Buyer Parent shall, or shall cause the relevant Buyers (as applicable) to, assume responsibility for, pay, perform and discharge when due only the following Liabilities, in each case arising after the First Closing (collectively, the “First Closing Assumed Liabilities”) and the Buyer Parent and the Buyers (and no Seller) shall be collectively responsible for all First Closing Assumed Liabilities:

(i) all Liabilities (including third party claims) arising out of or relating to the SSD Business or the First Closing Transferred Assets in each case arising from facts, circumstances, events or conditions first arising after the First Closing; provided that any Liability of any Seller with respect to its breach of, or failure to perform under, any First Closing Transferred Contract prior to the First Closing shall not be assumed by the Buyer Parent or its Affiliates and shall not constitute a First Closing Assumed Liability;

(ii) all Liabilities (A) expressly assumed by the Buyer Parent pursuant to ARTICLE VI, (B) relating to employee benefits, compensation or other arrangements with respect to the employment or service or termination of employment or service by Buyer or its Affiliates of any Transferred SSD Employee arising after the First Closing, (C) in respect of severance or termination indemnities arising under applicable Law or this Agreement in connection with the First Closing and owed to Transferred SSD Employees as a result of the occurrence of the First Closing (excluding, for the avoidance of doubt, any such indemnities that are discretionary in nature), (D) arising as a result of or relating to the Buyer Parent or its Affiliate’s failure to: (1)

provide employment to any Automatic Transfer Employees on terms which comply with the requirements under the relevant ARD and/or this Agreement; (2) comply with their respective obligations under the relevant ARD or the directions of any Employee Representative Body or Governmental Entity, including, where relevant, to provide the information required under applicable Law to the Seller Parent or its Affiliates in order for them to comply with their respective obligations or to inform or consult with any relevant employees or Employee Representative Body in accordance with the ARD; (3) provide employment to any Offer Employee in accordance with the provisions of Section 6.1(b), and (4) arising from an Objecting Employee’s termination of employment pursuant to his/her objection to the transfer to the Buyer Parent or its Affiliates where such objection is as a result of the Buyer Parent or its Affiliates having failed to comply with its obligations under the relevant ARD or this Agreement, except, in the case of each of (D)(1)-(4), to the extent that such failure is caused and/or exacerbated by the Seller Parent or its Affiliates’ failure to comply with their respective obligations under the ARD or this Agreement (the “First Closing Assumed Employee Liabilities”);

(iii) all Liabilities for (A) Taxes relating to the SSD Business, the First Closing Transferred Assets or the First Closing Assumed Liabilities for any Post-First Closing Tax Period, in each case, as determined pursuant to Section 7.4, (B) the portion of any Transfer Taxes that the Buyer Parent must economically bear, and be responsible for, pursuant to Section 7.3, (C) any VAT, as determined pursuant to Section 7.2, and (D) any Restructuring Transfer Taxes not in excess of the Restructuring Transfer Tax Cap;

(iv) all other Liabilities arising out of or relating to the ownership or operation of the SSD Business, the First Closing Transferred Assets or the other First Closing Assumed Liabilities, in each case after the First Closing; and

(v) all Liabilities set forth on Schedule 2.2(c)(v).

(d)     Retained Liabilities. Notwithstanding any other provision of this Agreement, neither the Buyer Parent nor any other Buyer is assuming responsibility for, or otherwise agreeing to pay or discharge, any Liability of the Seller Parent, the Sellers or any of their respective Affiliates of any kind or nature, other than the First Closing Assumed Liabilities and the Second Closing Assumed Liabilities (such other Liabilities, the “Retained Liabilities”). Without limiting the generality of the foregoing, with respect to the First Closing Transferred Assets, the Retained Liabilities include:

(i) all Liabilities arising out of or relating to the SSD Business or the First Closing Transferred Assets, in each case arising from facts, circumstances, events, or conditions arising or in existence prior to the First Closing, other than the First Closing Assumed Liabilities;

(ii) all Liabilities arising out of or relating to any First Closing Excluded Asset;

(iii) all Liabilities arising out of or relating to any Indebtedness of the Sellers or any of their respective Affiliates;

(iv) all Retained Tax Liabilities;

(v) all Liabilities in respect of the products manufactured, marketed, distributed or sold by the Business prior to the First Closing Date including Liabilities arising from product liability claims for which the injury or loss giving rise thereto (not just the delivery of the notice of such claims) occurs prior to the First Closing Date, whether the commencement of any related Action is before or after the First Closing Date;

(vi) any Liability pursuant to any Environmental Law arising from or relating to any facts, circumstances, events, or conditions arising or in existence prior to the First Closing Date, including with respect to the operation of the Business or to any property or facility presently or formerly owned, leased or operated by the Seller Parent, any other Seller or any of their respective Affiliates or any of their respective predecessors, whether or not used primarily in the operation or conduct of the Business;

(vii) other than the First Closing Assumed Employee Liabilities, all Liabilities (A) arising from the employment or service or termination of employment or service of any current or former employee or service provider of the Sellers or any of their Affiliates, whenever incurred, (B) arising from or in respect of any Employee Plan, any Labor Agreement, (other than Liabilities arising after the First Closing with respect to any Labor Agreement expressly assumed by Buyer Parent or any of its Affiliates), or any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is sponsored, maintained, contributed to or required to be contributed to by the Seller Parent or its Affiliates (other than Liabilities arising after the First Closing with respect to any such “employee benefit plan” expressly assumed by Buyer Parent or any of its Affiliates), in each case, whenever incurred, including any Liability imposed on the Buyer Parent or its Affiliates by a Governmental Entity or any other Person resulting from successor liability or similar concepts other than successor Liability under relevant ARD, expressly assumed Liability under a Transfer Agreement or Liability at the direction of any Employee Representative Body or non-U.S. Governmental Entity (solely to the extent that such Employee Representative Body or non-U.S. Governmental Entity is empowered to levy successor Liability), (C) arising as a result of or relating to any failure of the Sellers or their Affiliates to comply with their respective obligations under the relevant ARD or the directions of any Employee Representative Body or Governmental Entity (including, where relevant, to provide the information required under applicable Law to the Buyer Parent or its Affiliates in order for them to comply with their respective obligations or to inform or consult with any Employee Representative Body in accordance with the ARD or applicable Law or regulation), except, in the case of the foregoing clause (C), to the extent that such failure is caused and/or exacerbated by the Buyer Parent or its Affiliates’ failure to comply with their respective obligations under the ARD and/or this Agreement, (D) arising from the termination of employment or service of any person whose employment transfers to the Buyer Parent or its Affiliates at the First Closing in accordance with the ARD and who is not a SSD Business Employee, or (E) expressly retained by the Seller Parent or any of its Affiliates pursuant to ARTICLE VI; and

(viii) all Liabilities in respect of any threatened or pending Action in respect of (A) the First Closing Excluded Assets or (B) the SSD Business or the First Closing Transferred Assets to the extent arising prior to the First Closing or relating to facts, circumstances, events, or conditions arising or in existence prior to the First Closing whether the commencement of any related Action is before or after the First Closing Date.

2.3     Identity of Parties for First Closing. If, after the Entity-to-Entity Asset and Liability Transfer Plan is agreed by the Parties, (a) the Buyer Parent wishes to change one or more of the Buyers identified therein, the Buyer Parent shall have the right to designate, by written notice to the Seller Parent not less than thirty (30) days prior to the First Closing Date, one (1) or more of its Affiliates to purchase any or all of the First Closing Transferred Assets and assume responsibility for any or all of the First Closing Assumed Liabilities, by way of substitution for, or in addition to, one (1) or more of the entities identified on the Entity-to-Entity Asset and Liability Transfer Plan; provided, however, that the Buyer Parent shall not have the right set forth in this Section 2.3 if any such addition or substitution would, or would be reasonably likely to, (i) prohibit, delay or impede the First Closing or (ii) result in any material adverse tax consequence to the Seller Parent, any Seller or any of their respective Affiliates; or (b) the Seller Parent wishes to change one or more of the Sellers identified therein, the Seller Parent shall have the right to amend, by written notice to the Buyer Parent not less than sixty (60) days prior to the First Closing Date, the list of the Sellers identified on the Entity-to-Entity Asset and Liability Transfer Plan; provided, however, that the Seller Parent shall not have the right set forth in this Section 2.3 if such amendment would, or would be reasonably likely to, (i) prohibit, delay or impede the First Closing or (ii) result in any material adverse tax consequence to the Buyer Parent, any Buyer or any of their respective Affiliates.

2.4     First Closing Consideration.

(a)     Capital Expenditure. Attached hereto as Schedule 2.4(a) is the Seller Parent’s schedule of projected CapEx by fiscal quarter from the period commencing on date of this Agreement and ending on December 31, 2021 (as it may be supplemented pursuant to the following sentence, the “CapEx Schedule”). If, as of the first day of the fourth fiscal quarter of 2021, the Parties reasonably anticipate that the First Closing Date will occur after December 31, 2021, the Parties shall cooperate in good faith to prepare a supplement to the CapEx Schedule to determine the projected CapEx for each fiscal quarter of 2022.

(b)     Purchase Price.

(i) At least three (3) Business Days, but not more than five (5) Business Days prior to the First Closing Date, the Seller Parent shall prepare and deliver to the Buyer Parent a statement (the “Estimated Closing Statement”) setting forth the Seller Parent’s good faith estimate of (A) the aggregate amount of CapEx made by the Seller Parent and its Affiliates during the period from the date of this Agreement through (and including) the First Closing Date (the “Estimated CapEx”) and (B) the amount of the Estimated CapEx Adjustment, which statement shall include reasonable detail regarding the capital expenditures made during the relevant period. The Estimated CapEx shall be calculated in a manner consistent with the calculation methodologies and principles used by the Seller Parent to prepare the CapEx Schedule. During the period after the delivery of the Estimated Closing Statement and prior to the First Closing Date, the Buyer Parent shall have an opportunity to review the Estimated Closing Statement and the Seller Parent shall cooperate with the Buyer Parent in good faith to mutually agree upon the Estimated Closing Statement in the event the Buyer Parent disputes any item proposed to be set forth on such statement; provided that, if the Seller Parent and the Buyer Parent are not able to reach mutual agreement prior to the First Closing Date, the Estimated Closing Statement provided by the Seller Parent to the Buyer Parent shall be binding for purposes of this Section 2.4(b), but not, for the avoidance of doubt, for purposes of Section 2.4(c).

(ii) In consideration for the sale and transfer of the First Closing Transferred Assets by the Sellers to the Buyer Parent (through the Buyers), the relevant Buyer shall assume responsibility for the First Closing Assumed Liabilities as of the First Closing (as set forth on the Entity-to-Entity Asset and Liability Transfer Plan), and the Buyer Parent shall cause the Buyers to pay at the First Closing by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Parent, cash consideration equal to the Initial First Closing Purchase Price, which shall be paid to the Sellers in accordance with the allocation of the Purchase Price determined in accordance with Section 2.13 and in U.S. Dollars or such currencies as are agreed by the Parties as part of that allocation process. For the avoidance of doubt, any purchase price amount stated in any local transfer agreement as may be entered into at the First Closing is included in the Initial First Closing Purchase Price and is not payable in addition thereto.

(c)     Determination of Purchase Price Adjustment.

(i) Promptly after the First Closing Date, and in any event not later than forty-five (45) days following the First Closing Date, the Buyer Parent shall either (A) confirm its agreement with the Estimated Closing Statement, in which case the Estimated Closing Statement shall be deemed final and binding, and the Initial First Closing Purchase Price shall be deemed to be the Final First Closing Purchase Price for all purposes hereunder or (B) prepare and deliver to the Seller Parent a statement (the “First Closing Statement”) consisting of (1) a schedule setting forth, in reasonable detail, the aggregate amount of CapEx made by the Seller Parent and its Affiliates during the period from the date of this Agreement through (and including) the First Closing Date, which amount shall be calculated in a manner consistent with the calculation methodologies and principles used by the Seller Parent to prepare the CapEx Schedule and (2) the Buyer Parent’s good faith calculations (the “Buyer Parent’s Proposed Calculations”) of (y) the amount of the CapEx Adjustment and (z) a calculation of the Final First Closing Purchase Price. In the event that the Buyer Parent does not deliver to the Seller Parent the confirmation set forth in the foregoing clause (A) or the First Closing Statement set forth in the foregoing clause (B) within thirty (30) days following the First Closing Date, the Estimated Closing Statement shall be deemed final and binding and the Initial First Closing Purchase Price shall be deemed to be the Final First Closing Purchase Price for all purposes hereunder. Upon delivery of the First Closing Statement, the Buyer Parent shall provide the Seller Parent and its Representatives with reasonable access, during normal business hours, to the SSD Business’s accounting and other personnel and to the books and records of the Business, as the case may be, and any other document or information reasonably requested by the Seller Parent, and necessary in order to allow the Seller Parent and its Representatives to verify the accuracy of the First Closing Statement, including the Buyer Parent’s Proposed Calculations.

(ii) The Seller Parent may object to any First Closing Statement delivered by the Buyer Parent to the Seller Parent in compliance with Section 2.4(c)(i) by delivering to the Buyer Parent a written notice of objection (a “Notice of Objection”) within thirty (30) days after the Seller Parent’s receipt of such First Closing Statement. In the event that the Seller Parent does not deliver to the Buyer Parent any such Notice of Objection within thirty (30) days after the Seller Parent’s receipt of the First Closing Statement, the recalculation of the Initial First Closing Purchase Price pursuant to the Buyer Parent’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2.4(c)(ii) shall set forth in reasonable detail the Seller Parent’s alternative calculations of (A) the relevant capital expenditure amount and the

CapEx Adjustment calculated by reference thereto and (B) a recalculation of the Final First Closing Purchase Price based on such amounts.

(iii) If the Seller Parent delivers a Notice of Objection to the Buyer Parent within the thirty (30) day period referred to in Section 2.4(c)(ii), then any element of the Buyer Parent’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any disputed amounts (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.4(c)(iii):

(A) The Seller Parent and the Buyer Parent shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by the Seller Parent and the Buyer Parent) after the date of receipt by the Buyer Parent from the Seller Parent of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to an impartial nationally recognized firm of independent certified public accounts mutually agreed by the Buyer Parent and the Seller Parent (the “Arbitrator”).

(B) The Seller Parent and the Buyer Parent shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.4(c)(iii) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each Party and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(C) The Final First Closing Purchase Price shall be recalculated based upon the final determination of the Arbitrator with respect to the Disputed Amounts and the Final First Closing Purchase Price, as so recalculated, shall be deemed to be final and binding. If the Seller Parent and the Buyer Parent submit any Disputed Amounts to the Arbitrator for resolution, the Seller Parent and the Buyer Parent shall each pay their own costs and expenses incurred under this Section 2.4(c)(iii) and half of the fees and costs of the Arbitrator.

(D) The Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.4(c)(iii), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.4(c)(iii). The Arbitrator shall choose between the position of the Seller Parent or the position of the Buyer Parent with respect to each Disputed Amount.

(iv) Upon the determination, in accordance with Section 2.4(c)(ii) or Section 2.4(c)(iii) of the Final First Closing Purchase Price, the Seller Parent or the Buyer Parent, as the case may be, shall make the payment required by this Section 2.4(c)(iv). The amount payable by the Seller or the Buyer Parent pursuant to this Section 2.4(c)(iv) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

(A) If the Final First Closing Purchase Price is greater than the Initial First Closing Purchase Price, then (x) the Buyer Parent shall pay to the Seller Parent for the account of the Sellers the difference between the Final First Closing Purchase Price and the Initial First Closing Purchase Price within five (5) Business Days of the determination of the Final First Closing Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to an account or accounts designated by the Seller Parent in writing to the Buyer Parent promptly after the final determination of the Final First Closing Purchase Price.

(B) If the Final First Closing Purchase Price is less than the Initial First Closing Purchase Price, then the Seller Parent shall pay to the Buyer Parent for the account of the Buyers the difference between the Initial First Closing Purchase Price and the Final First Closing Purchase Price within five (5) Business Days of the determination of the Final First Closing Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to an account designated by the Buyer Parent in writing to the Seller Parent promptly after the determination of the Final First Closing Purchase Price.

2.5     First Closing. The closing of the First Closing Transactions (the “First Closing”) shall be held (i) remotely via electronic mail exchange of executed documents on the seventh (7th) Business Day after all of the conditions set forth in ARTICLE VIII-A (other than those conditions that by their nature can only be satisfied or waived at the First Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent such waiver is permitted by applicable Law) or (ii) in such other manner on such other date as may be mutually agreed upon in writing by the Seller Parent and the Buyer Parent (the date on which the First Closing takes place being the “First Closing Date”) provided that, notwithstanding the foregoing, the First Closing shall not occur prior to November 1, 2021 (the “Inside Date”). The First Closing, and all First Closing Transactions to occur at the First Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Pacific) on the First Closing Date.

2.6    Transactions to be Effected in Connection with the First Closing.

(a) At the First Closing each of the Seller Parent and the Buyer Parent shall deliver or perform (or ensure that there is delivered or performed) the First Closing Transaction Agreements and such duly executed bills of sale, assignment and assumption agreements, local transfer agreements and other instruments of transfer necessary for the transfer of the First Closing Transferred Assets and the assumption of the First Closing Assumed Liabilities (the “First Closing Deliverables”) as shall be mutually agreed upon by the Parties prior to the First Closing (the “First Closing Transactions”).

(b) On the First Closing Date the Seller Parent shall (i) execute, and cause the applicable Sellers to execute the Restructuring Agreement and (ii) restructure, or cause the restructure of, the NAND Business (in accordance with the terms of the Restructuring Agreement). The date upon which such restructuring of the NAND Business is effective, pursuant to the terms of the Restructuring Agreement, is referred to herein as the “Restructuring Effective Date”.

    B. The Second Closing.

2.7 Sale, Purchase and Assumption at the Second Closing. Upon the terms and subject to the conditions of this Agreement, at the Second Closing the Seller Parent shall, and shall cause the relevant Seller(s) to, sell to the Buyer Parent (through the Buyer(s)), and the Buyer Parent shall, and shall cause the other Buyer(s) to, purchase from the relevant Seller(s), all of such Sellers’ right, title and interest in and to the OpCo Shares.

2.8 Identity of Parties for Second Closing. At least one hundred twenty (120) days prior to the Second Closing Date, the parties shall mutually agree to an updated Entity-to-Entity Asset and Liability Transfer Plan, which updated plan shall detail which Sellers will transfer the OpCo Shares to which Buyers; provided that in no event shall Buyer Parent or its Affiliates be required to purchase all OpCo Shares with one Buyer. The Buyer Parent shall have the right to designate, by written notice to the Seller Parent not less than thirty (30) days prior to the Second Closing Date, one (1) or more of its Affiliates to purchase any or all of the OpCo Shares, by way of substitution for, or in addition to, one (1) or more of the entities identified on the updated Entity-to-Entity Asset and Liability Transfer Plan; provided, however, that the Buyer Parent shall not have the right set forth in this Section 2.8 if any such addition or substitution would, or would be reasonably likely to, (a) prohibit, delay or impede the Second Closing or (b) result in any material adverse tax consequence to the Seller Parent, any Seller or any of their respective Affiliates. The Seller Parent shall have the right to amend, by written notice to the Buyer Parent not less than sixty (60) days prior to the Second Closing Date, the list of the Sellers identified on the Entity-to-Entity Asset and Liability Transfer Plan; provided, however, that the Seller Parent shall not have the right set forth in this Section 2.8 if such amendment would, or would be reasonably likely to, (a) prohibit, delay or impede the Second Closing or (b) result in any material adverse tax consequence to the Buyer Parent, any Buyer or any of their respective Affiliates.

2.9 Second Closing Consideration. In consideration for the sale and transfer of the OpCo Shares by the Seller(s) to the Buyer Parent (through the Buyers), the Buyer Parent shall cause the Buyers to pay at the Second Closing by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Parent, (a) cash consideration equal to US$2,000,000,000 (the “Second Closing Purchase Price”) plus (b) the Undistributed Deferred Revenue Amount. Seller Parent shall deliver a written statement to the Buyer Parent no less than ninety (90) days prior to the Second Closing Date (unless otherwise mutually agreed by the Buyer Parent and the Seller Parent) providing Seller Parent’s reasonable estimate of the Undistributed Deferred Revenue Amount, together with all information and documentation reasonably needed to calculate the Undistributed Deferred Revenue Amount. The Undistributed Deferred Revenue Amount shall be deemed final unless Buyer Parent objects to Seller Parent’s estimate in writing within thirty (30) days after receipt of Seller Parent’s written statement. In the event of any such objection, Buyer Parent and Seller Parent shall negotiate in good faith to resolve such dispute; provided, however, that if Buyer Parent and Seller Parent are unable to resolve any dispute with respect to the Undistributed Deferred Revenue Amount within thirty (30) days after Seller Parent’s receipt of such written objection, such dispute shall be resolved by an impartial, internationally recognized firm of independent certified public accountants mutually appointed by the Buyer Parent and the Seller Parent. The fees and expenses of such accounting firm shall be borne equally by the Buyer Parent and the Seller Parent. The Second Closing Purchase Price and the Undistributed Deferred Revenue Amount shall be paid to the Sellers in U.S. Dollars or such currencies as are agreed by the Parties. For the avoidance of doubt, any purchase price amount stated in any local transfer agreement as may be entered into at the Second Closing is included in the Second Closing Purchase Price and is not payable in addition thereto.

2.10     Second Closing. The closing of the Second Closing Transactions (the “Second Closing”) shall be held (i) remotely via electronic mail exchange of executed documents on the seventh (7th) Business Day after all of the conditions set forth in ARTICLE VIII-B (other than those conditions that by their nature can only be satisfied or waived at the Second Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent such waiver is permitted by applicable Law) or (ii) in such other manner on such other date as may be mutually agreed upon in writing by the Seller Parent and the Buyer Parent; provided that in no event shall the Second Closing occur prior to the Earliest Second Closing Date (the date on which the Second Closing takes place being the “Second Closing Date”). The Second Closing, and all Second Closing Transactions to occur at the Second Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Pacific) on the Second Closing Date.

2.11     Transactions to be Effected at the Second Closing. At the Second Closing each of the Seller Parent and the Buyer Parent shall deliver or perform (or ensure that there is delivered or performed) the Second Closing Transaction Agreements and such duly executed local transfer agreements and other instruments of transfer necessary for the transfer of the Second Closing Transferred Assets and the assumption of the Second Closing Assumed Liabilities (the “Second Closing Deliverables”) as shall be mutually agreed upon by the Parties prior to the Second Closing (the “Second Closing Transactions”).

2.12    Non-Assignable Assets.

(a)     Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, assign, convey or deliver to any Buyer, any First Closing Transferred Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, or the assumption by any Buyer of any First Closing Assumed Liability, if such attempted sale, transfer, assignment, conveyance, delivery or assumption thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any Governmental Entity) (any such consent, a “Transfer Consent”), would constitute a breach or other contravention thereof or a violation of Law or would in any way materially and adversely affect the rights of the relevant Buyer (as assignee or transferee of the applicable Seller, or otherwise) thereto or thereunder. If any such Transfer Consent is required, the provisions of Section 5.12 shall apply.

(b)     For the avoidance of doubt, neither the failure to transfer any Transferred Asset or First Closing Assumed Liability in the circumstances set out in Section 2.12(a) nor any claim, right, or benefit arising thereunder or resulting therefrom to the relevant Buyer, shall result in any adjustment to the Purchase Price; provided that this is without prejudice to the rights of the Buyer Parent and its Affiliates under this Agreement (including pursuant to Section 10.2).

2.13     Allocation of the Purchase Price.

(a)     [Intentionally omitted.]

(b)     Within eight (8) months after the date hereof (but in no event less than ninety (90) days prior to when the First Closing Date is reasonably expected to occur), the Seller Parent shall deliver to the Buyer Parent a schedule (the “First Closing Purchase Price Allocation”) allocating the Initial

First Closing Purchase Price (using a reasonable estimate of the Estimated CapEx Adjustment and including any First Closing Assumed Liabilities treated as consideration for the First Closing Transferred Assets for income Tax purposes) among the First Closing Transferred Assets and such other assets or rights acquired, or to be acquired, by Buyer Parent or any of its Affiliates pursuant to the Transaction Agreements (other than Second Closing Transferred Assets). The Parties acknowledge and agree that (i) a portion of the Initial First Closing Purchase Price (as adjusted as set forth above), as determined in accordance with and subject to the requirements of this Section 2.13(b), shall be treated as amounts paid to OpCo for the provision of future goods and services pursuant to the Manufacturing and Sale Agreement (such portion, the “Deferred Revenue Amount”) and (ii) such Deferred Revenue Amount shall be amortized ratably over the Term (as defined in the Manufacturing and Sale Agreement). The remainder of the Initial First Closing Purchase Price (as adjusted as set forth above) shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as applicable). If the fair market value of the First Closing Transferred Assets (and/or such other assets or rights) is greater than the Initial First Closing Purchase Price (using a reasonable estimate of the Estimated CapEx Adjustment and including any First Closing Assumed Liabilities treated as consideration for the First Closing Transferred Assets for income Tax purposes), then a portion of the Second Closing Purchase Price shall be treated as consideration for the First Closing Transferred Assets (and/or such other assets or rights) to the extent of such excess (other than any amounts required to be treated as interest under applicable Law); provided that (A) the determination of the fair market value of the First Closing Transferred Assets (and/or such other assets or rights) and thus any portion of the Second Closing Purchase Price treated as consideration for the First Closing Transferred Assets (and/or such other assets or rights) shall be subject to the requirements of this Section 2.13(b), and (B) the Parties agree and acknowledge that in the event the Second Closing does not occur, any portion of the Second Closing Purchase Price allocated to the First Closing Transferred Assets (and/or such other assets or rights) shall be reduced to zero for purposes of the First Closing Purchase Price Allocation and treated as a purchase price reduction with respect to the First Closing Transferred Assets (and not as cancellation of indebtedness income recognized by Buyer Parent or its Affiliates), to the extent permitted by applicable Law, and the Parties shall not take any actions that would be reasonably expected to affect the foregoing intended tax treatment, except as required by applicable Law. The First Closing Purchase Price Allocation shall be deemed final by the Buyer Parent unless the Buyer Parent notifies the Seller Parent in writing that the Buyer Parent objects to one or more items reflected in the First Closing Purchase Price Allocation within sixty (60) days after delivery of the First Closing Purchase Price Allocation to the Buyer Parent. In the event of any such objection, the Buyer Parent and the Seller Parent shall negotiate in good faith to resolve such dispute; provided, however, that if the Buyer Parent and the Seller Parent are unable to resolve any dispute with respect to the First Closing Purchase Price Allocation within thirty (30) days after the delivery of such written objection, such dispute shall be resolved by an impartial, internationally recognized firm of independent certified public accountants mutually appointed by the Buyer Parent and the Seller Parent. The fees and expenses of such accounting firm shall be borne equally by the Buyer Parent and the Seller Parent. The Parties shall revise and/or amend the First Closing Purchase Price Allocation with respect to (i) any material change affecting the composition or relative values of the First Closing Transferred Assets (or such other assets or rights acquired, or to be acquired, by Buyer Parent or any of its Affiliates pursuant to the Transaction Agreements (other than Second Closing Transferred Assets)) or the First Closing Assumed Liabilities between the date the First Closing Purchase Price Allocation is finalized and the First Closing Date, as agreed by the Parties (with any dispute resolved by an impartial, internationally recognized firm of independent certified public accountants mutually appointed by the Buyer Parent and the Seller Parent, whose fees and expenses shall be borne equally by the Buyer Parent and the Seller Parent), and (ii) any adjustment, if applicable, pursuant to ARTICLE X. The Parties shall not, and shall cause their respective Affiliates not to, take any position or action inconsistent with the First Closing Purchase Price Allocation, if any, except upon a final determination by an applicable Tax Authority. The parties hereby agree that (A) this Section 2.13(b) applies solely to tax and accounting treatment and reporting of the transactions contemplated by the Transaction Agreements, and (B) nothing in this Section 2.13(b) will affect the amounts of the Initial First Closing Purchase Price, the Final First Closing Purchase Price, or the Second Closing Purchase Price or when such amounts are required to be paid.

(c)    Based on the First Closing Purchase Price Allocation, the Parties shall agree:

(i) on, or prior to, the date any Transfer Taxes and/or VAT are due in respect of the First Closing Transactions, on a statement setting forth the allocable portion of the Initial First Closing Purchase Price applicable to any First Closing Transferred Assets subject to such Transfer Tax and/or VAT; and

(ii) at least thirty (30) days prior to the First Closing, in writing in a form to be mutually agreed upon by the Parties, (A) the allocation of the Initial First Closing Purchase Price to be paid to each Seller and (B) the currency(ies) in which the Initial First Closing Purchase Price will be paid to each Seller.

(d)    The provisions of Sections 2.13(b) and 2.13(c) shall apply to the Second Closing Transactions mutatis mutandis; provided that if any portion of the Second Closing Purchase Price is allocated to the First Closing Transferred Assets (or such other assets or rights acquired, or to be acquired, by Buyer Parent or any of its Affiliates pursuant to the Transaction Agreements (other than Second Closing Transferred Assets)) under Section 2.13(b), such portion shall not be allocated to the Second Closing Transferred Assets, and in no event shall any additional amount be required to be paid for the Second Closing Transferred Assets

2.14     Withholding. Each Party is permitted to deduct or withhold amounts from all amounts payable hereunder as required under applicable Law; provided, however, at least twenty (20) days prior to the First Closing Date and the Second Closing Date, as applicable, the Buyer Parent shall deliver to the Seller Parent a schedule of expected withholding amounts with respect to the First Closing Transactions and the Second Closing Transactions, as applicable, with written explanations for each (which schedule may assume that each Seller will provide any applicable forms or certificates listed on such schedule and reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes). Furthermore, each Party shall reasonably cooperate to reduce the amount of withholding Taxes imposed on amounts payable hereunder, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes. To the extent that amounts are so deducted or withheld pursuant to this Section 2.14 and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.15    Technology Transfer Agreement. Notwithstanding (but without prejudice to) any technology transfer plan developed by the Parties pursuant to Section 5.13, in the event that any “intangible personal property” (within the meaning of the California Revenue and Taxation Code section

6012(c)(10)) is transferred through the use of “tangible personal property” (within the meaning of the California Revenue and Taxation Code section 6012(c)(10)), the Parties agree they intend for this Agreement to be a “technology transfer agreement” as defined in California Revenue and Taxation Code section 6012(c)(10) and California Sale and Use Tax Regulations 1507 and that the fair market value for such tangible personal property shall be provided on the relevant First Closing Purchase Price Allocation and that no additional consideration under this Agreement is allocable to any such tangible personal property, unless otherwise determined upon a final determination by a Tax Authority.

2.16     Local Transfer Agreements.

(a) To the extent that the provisions of any local transfer agreement that is a First Closing Deliverable or a Second Closing Deliverable, as applicable, are inconsistent with the provisions of this Agreement:

(i) the provisions of this Agreement shall prevail; and

(ii) so far as permissible under applicable Law, the Seller Parent and the Buyer Parent shall cause the provisions of the relevant local transfer agreement to be amended to give effect to the provisions of this Agreement.

(b)     The Seller Parent shall not (and shall cause its Affiliates not to), bring any claim against the Buyer Parent or the Buyer Parent’s Affiliates in respect of or based upon any local transfer agreement as may be entered into in accordance with the terms of this Agreement except to the extent necessary to implement any transfer of the Transferred Assets as contemplated by this Agreement, the assumption of Assumed Liabilities or other terms hereof in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought and be subject to the provisions, rights and limitations as set out in this Agreement and no Person shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any local transfer agreement as may be entered into in accordance with the terms of this Agreement (but without prejudice to the establishment of the existence of the claim hereunder).

(c)     The Buyer Parent shall not (and shall cause its Affiliates not to) bring any claim against the Seller Parent or the Seller Parent’s Affiliates in respect of or based upon any local transfer agreement as may be entered into in accordance with the terms of this Agreement, except to the extent necessary to implement any transfer of the Transferred Assets as contemplated by this Agreement, the assumption of Assumed Liabilities or other terms hereof in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought and be subject to the provisions, rights and limitations as set out in this Agreement and no Person shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any local transfer agreement as may be entered into in accordance with the terms of this Agreement (but without prejudice to the establishment of the existence of the claim hereunder).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARENT

Except as set forth in the disclosure schedule delivered to the Buyer Parent concurrently with the execution of this Agreement (as it may be updated pursuant to the terms of this Agreement, the “Disclosure

Schedule”), which is organized by reference to the specific Sections and subsections of this Agreement to which the applicable disclosure relates (provided that disclosure in any Section or subsection of the Disclosure Schedule shall apply to any other Section or subsection to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on its face and without the need to refer to any other information or document), the Seller Parent represents and warrants to the Buyer Parent as follows as of the date of this Agreement, as of the First Closing Date and, solely with respect to the Second Closing Transferred Assets, the Second Closing Assumed Liabilities, OpCo, the OpCo Shares and the NAND Business, as of the Second Closing Date:

3.1     Organization and Qualification. Each of the Sellers is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization, except, with respect to good standing, where the failure to be in good standing has not or would not reasonably be expected to (a) prevent, hinder, impede or materially delay any of the Transactions, as applicable, or (b) materially impair the ability of a Seller to perform its obligations under this Agreement or any Transaction Agreements to which it is a party. Each of the Sellers has all requisite corporate or other organizational power and authority to carry on its businesses (including the Business) as being conducted as of the date of this Agreement and is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except, with respect to good standing, where the failure to be so qualified or in good standing has not or would not reasonably be expected to (a) prevent, hinder, impede or materially delay any of the First Closing Transactions or the Second Closing Transactions, as applicable, or (b) materially impair the ability of a Seller to perform its obligations under this Agreement or any Transaction Agreements to which it is a party.

3.2    Authority Relative to the Transaction Agreements. Each of the Sellers has all necessary corporate or other organizational, as applicable, powers and authorities to execute and deliver the Transaction Agreements to which it is a party and to fully perform its respective obligations hereunder or thereunder (as applicable) and to consummate the Transactions, as applicable. Other than any vote or approval from a wholly-owned Affiliate of any Seller that will be obtained prior to Closing, no vote or approval is required by any shareholder or other equityholder of any Seller in connection with execution or consummation of the Transaction Agreements or any of the Transactions, as applicable, whether under its respective Organizational Documents or under applicable Law, a shareholder or voting agreement or otherwise.

3.3    Consents and Approvals; No Violations.

(a)     No Permit of, with or from, any Governmental Entity is required on the part of (i) any Seller for the execution and delivery by such Seller of the Transaction Agreements to which it is a party and the performance of its obligations hereunder or thereunder (as applicable) and (ii) any Seller for the consummation of the Transactions, as applicable, except, in each case of the foregoing sub-clauses (i) and (ii), (A) as listed in Section 3.3(a) of the Disclosure Schedule; and (B) compliance with any applicable requirements of the HSR Act or any other Antitrust Law or in connection with seeking CFIUS Approval or any other Requisite Governmental Approval. Assuming compliance with the items described in sub-clauses (A) and (B) of the preceding sentence and receipt of the Transfer Consents, neither the execution, delivery and performance of this Agreement or any Transaction Agreement by any Seller, nor the consummation by any Seller of the Transactions, as applicable, will (1) conflict with or result in any breach or violation of any provision of its respective Organizational Documents; (2) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of or to notice, consent, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Transferred Contract or (3) violate any Law applicable to any Seller.

(b)     Section 3.3(b) of the Disclosure Schedule will include, as of the date of this Agreement, a true, complete and correct list of all Transfer Consents.

3.4     Financial Statements.

(a)     Copies of the unaudited combined financial statements of the Business and Fab Assets consisting of (1) the balance sheet as at June 27, 2020 and the related statement of income for the six months period ending June 27, 2020; and (2) the balance sheet as at December 28, 2019 and the related statement of income for the year ending December 28, 2019, in each case excluding any income tax provision balances and/or activity (collectively, the “Combined Modified Financial Statements”) have been Made Available to the Buyer Parent. The Combined Modified Financial Statements (A) have been prepared in accordance with GAAP (applied on a consistent basis with its application in connection with the audited consolidated balance sheet of the Seller Parent and the Sellers) throughout the period involved and (B) fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

(b)     The Seller Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (x) all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the Combined Modified Financial Statements and (y) transactions have been recorded as necessary to permit the preparation of the Combined Modified Financial Statements in accordance with GAAP.

(c)     There are no Liabilities or obligations with respect to the Business of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Business (or the notes thereto), other than those that (i) are reflected or reserved against in the Combined Modified Financial Statements, (ii) have been incurred in the ordinary course of business since January 1, 2020, (iii) will be discharged or paid off prior to or at the relevant Closing, or (iv) are not and would not reasonably be expected to be, individually or in the aggregate, material to the Business.

3.5 Absence of Certain Changes or Events.

(a) Since January 1, 2018, through the date of this Agreement and, as of the First Closing Date, since the date of this Agreement:

(i) the Business has been conducted in the ordinary course, consistent with past practice; and

(ii) there has not occurred any event, change, state of facts, condition, development, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect.

(b)     As of the Second Closing Date, since the First Closing Date:

(i) the NAND Business has been conducted in the ordinary course, consistent with past practice; and

(ii) there has not occurred any event, change, state of facts, condition, development, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect, as such term applies solely to the NAND Business as a whole.

3.6     Litigation. Since January 1, 2018, other than as set forth in Section 3.6 of the Disclosure Schedule (a) there has not been any Action or investigation by or against, threatened by, or to the Knowledge of the Seller Parent, threatened against, the Seller Parent, any other Seller or any of their respective Affiliates; and (b) none of the Seller Parent, any other Seller or any of their respective Affiliates is subject to any outstanding Order, in each case relating to or otherwise affecting in any material respect the Business, the Transferred Assets or the Assumed Liabilities.

3.7     Compliance with Laws.

(a)     Since January 1, 2018, excluding matters relating to Environmental Law, the representations and warranties regarding which are contained solely in Section 3.12, each Seller, as applicable, has been in compliance in all material respects with all Laws and Orders applicable to its respective operation of the Business.

(b)     To the Knowledge of the Seller Parent, since January 1, 2018 no Business Employee has violated, or has been accused of violating, any law relating to bribery or corruption.

(c)     None of the Sellers, the Seller Parent, or OpCo, or their respective directors, officers, employees or, to the Knowledge of the Seller Parent, their respective agents, representatives or any other Person acting for or on behalf of the Sellers, the Seller Parent, or OpCo is a Sanctioned Person. None of the Sellers, the Seller Parent, or OpCo, in each case with respect to the applicable Business, or their respective directors, officers, employees or, to the Knowledge of the Seller Parent, any of their respective agents, representatives, or any other Person acting for or on behalf of the Sellers, the Seller Parent, or OpCo with respect to the applicable Business, is engaging, or during the past five (5) years has engaged, in any (i) transactions, business or financial dealings that benefited, or directly or indirectly involved, a Sanctioned Person or Sanctioned Jurisdiction; or (ii) conduct, activity, or practice that would constitute a material violation or material apparent violation of any applicable Sanctions or Customs & Trade Laws. Without limiting the foregoing, at all times during the past five (5) years, the Sellers, the Seller Parent, and OpCo, in each case with respect to the applicable Business and, to the Knowledge of the Seller Parent, any Person acting for or on behalf of any Seller, the Seller Parent, or OpCo, have obtained, with respect to the applicable Business, all import and export licenses and all other necessary licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and made all necessary registrations and filings required under applicable Customs & Trade Laws. At all times during the past five (5) years, the Sellers, the Seller Parent, and OpCo, in each case with respect to the applicable Business, have maintained written policies and procedures reasonably designed to ensure compliance with applicable Sanctions and Customs & Trade Laws. None of the Sellers, the Seller Parent, or OpCo, or any of their Subsidiaries, or any of their respective officers or, to the Knowledge of the Seller Parent, any of their respective directors, employees, or agents, is the subject of any current, pending, or, to the Knowledge of the Seller Parent, threatened investigation, inquiry, or enforcement proceedings by any Governmental Entity with respect to the applicable Business for violations of any applicable Sanctions or Customs & Trade Laws.

3.8     Permits. (a) The Sellers have all Permits that are required for the operation of the SSD Business, the Fab Assets and the NAND Business; (b) the Sellers are not in default or violation of any such Permits; and (c) such Permits are valid and in full force and effect, and no condition exists that with notice or lapse of time or both would constitute a default of any such Permit to which any Seller is a party, except in the case of the foregoing clause (b) or (c) as would not reasonably be expected to be material to the Business, to the First Closing Transferred Assets (taken as a whole) or the Second Closing Transferred Assets (taken as a whole). As of the date of this Agreement, none of the Sellers has received written notice of any violation of such Permits. Section 3.8 of the Disclosure Schedule will include, as of the date hereof and as of the First Closing Date, a list of such Permits, including Environmental Permits.

3.9     Employee Benefits.

(a)     List of Employee Plans. Section 3.9(a) of the Disclosure Schedule sets forth, as of the date of this Agreement and with respect to Business Employees, a true, complete and correct list of all applicable material Employee Plans, other such material Employee Plans that are required by applicable Law; provided, however, that, to the extent there exist certain forms of agreements or arrangements that would constitute such Employee Plans, the Seller Parent shall be required to list only the forms of such agreements or arrangements and any material deviations therefrom that relate to compensation and employee benefits. To the Knowledge of the Seller Parent, and except as would not result in Liability to the Buyer Parent or its Affiliates, no promise or commitment has been given to or in respect of any Business Employee concerning the continuation or increase of any employee benefits or the exercise of any discretion under any Employee Plan applicable to such Business Employee.

(b)     Employee Plans Made Available. The Seller Parent has Made Available to the Buyer Parent a summary of the benefits provided under each Employee Plan.

(c)     U.S. Pension Plans. Neither the Seller Parent nor any of its ERISA Affiliates sponsors, maintains or contributes to, has ever sponsored, maintained or had any obligation to contribute to, or has any Liability in respect of (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Seller Parent or any ERISA Affiliate could incur Liability under Section 4063 or 4064 of ERISA, (iii) a plan that is subject to Title IV of ERISA or Section 412 of the Code, (iv) a plan that provides any post-retirement medical, dental or life insurance benefits to any U.S. Business Employee, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case that could reasonably be expected to result in any Liability to the Buyer Parent, any Buyer or any of their respective Affiliates.

(d)     Change of Control. Except as set forth in Section 3.9(d) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or together with any other event) will, other than in accordance with and pursuant to applicable Laws: (i) result in the payment of any separation, severance, termination or similar-type benefits to any Business Employee or any current or former employee of OpCo; (ii) obligate the Seller Parent or any of its Affiliates to make any payment or provide any benefit or accelerate any payment or benefit (including

Restricted Stock Units) to any Business Employee or any current or former employee of OpCo; (iii) increase any payment or benefit to be paid or provided to any Business Employee or any current or former employee of OpCo; or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(e)     Compliance with Law; International Plans. Except as would not reasonably be likely to result in any material Liability to the Buyer Parent, any Buyer or their respective Affiliates: (i) each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) with respect to each material Employee Plan that primarily covers Persons who are located outside of the United States (each, an “International Plan”), if intended to qualify for special Tax treatment, each International Plan is so qualified; and (iii) to the Knowledge of the Seller Parent, the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan.

(f)     ARD. Except as set forth in Section 3.9(f) of the Disclosure Schedule, no Business Employee is or may become entitled to early retirement benefits pursuant or in relation to a defined benefit pension plan, the right to which transferred or may transfer with such Business Employee pursuant to the ARD.

(g)     U.S. Defined Contribution Plans. Except as would not reasonably be likely to result in any Liability to the Buyer Parent, any Buyer or their respective Affiliates, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Knowledge of the Seller Parent, no circumstances exist that would reasonably be expected to result in the disqualification of such Employee Plan.

(h)     The representations and warranties contained in this Section 3.9 are the only representations and warranties being made with respect to employee benefits matters concerning the Business Employees.

3.10     Labor and Employment Matters.

(a)     Business Employees. The Seller Parent has Made Available to the Buyer Parent, except as otherwise contemplated pursuant to Section 5.4(c), (i) a true and complete list as of September 24, 2020 of all SSD Business Employees (the “SSD Business Employee List”) and (ii) a true and complete list as of September 24, 2020 of all NAND Business Employees (the “NAND Business Employee List”), in each case, including with respect to each Business Employee: employee identification number (to the extent permitted by applicable Law (as reasonably determined by the Seller Parent)), full or part-time status (or partially retired) and type of contract, exempt or non-exempt status under the Fair Labor Standards Act (if applicable), business title or position, base salary, target bonus percentage of annual base salary, annual target bonus, employment site, continuous service date, employment status (active or leave, but not the reason for the leave, and, if applicable, the expected return date), annual paid time off accrual, employing entity, any international assignment arrangements to which they are currently subject, type and duration of work visa (if applicable), and most recent annual award of Restricted Stock Units.

(b)     Compliance with Laws. Solely with respect to the Business, the Seller Parent and each Employing Subsidiary are in material compliance with applicable Laws regarding labor and employment, including terms and conditions of employment, health and safety, and wages and hours, child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, worker classification, labor union, social security payment and housing fund payment, labor dispatch, labor outsourcing and unemployment insurance. The Seller Parent and the Employing Subsidiaries are not delinquent in payment to any Business Employees or individual independent contractors who currently provide services to the Business for any material payment or material amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business.

(c)     Disputes. Except as set forth in Section 3.10(c) of the Disclosure Schedule: (i) no labor strike, material stoppage, material slowdown or material lockout, or other material labor dispute is pending, or has been threatened in writing since January 1, 2018, against the Seller Parent or an Employing Subsidiary by or with respect to any Business Employee; (ii) since January 1, 2018 neither the Seller Parent nor any Employing Subsidiary has received any actual or threatened, in writing, material charges, suits, grievances, arbitrations, complaints, claims, or other Actions or proceedings by or against any Business Employee or regarding labor or employment matters or practices in connection with the Business before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor or any comparable body outside the U.S., or any other Governmental Entity responsible for the enforcement of labor and employment Laws, which remain ongoing or have not been resolved between the relevant parties as at the date of this Agreement, excluding any charges, suits, grievances, arbitrations, complaints, claims or other Actions or proceedings which are not reasonably expected to have a Material Adverse Effect; and (iii) since January 1, 2019, neither the Seller Parent nor any of its Affiliates has received any written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the operation of the Business, and no such investigation is in progress.

(d)     Unions. Other than as set forth in Section 3.10(d) of the Disclosure Schedule, neither the Seller Parent nor any of its Affiliates is party to, bound by or in the process of negotiating any collective bargaining agreement, works council agreement or other agreement with any labor or trade union, works council, group of employees or similar employee representative body (each, an “Employee Representative Body”) with respect to the Business Employees (such agreements, collectively, the “Labor Agreements”). Except as otherwise set forth in Section 3.10(d) of the Disclosure Schedule, (i) to the Knowledge of the Seller Parent, (A) no Business Employee is represented by any Employee Representative Body in connection with his or her employment by or service to the Seller Parent or an Employing Subsidiary, and (B) no Employee Representative Body has made a pending written demand for recognition or certification; and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Seller Parent and its Employing Subsidiaries have satisfied any material pre-signing legal or contractual requirement imposed on such Person by applicable Law to provide notice to, or to enter into any consultation procedure with, any Employee Representative Body, which is representing any Business Employee, in connection with the execution of this Agreement or the Transactions and the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any Labor Agreement, employment agreement or consulting agreement to which the Seller Parent or any of its Affiliates is a party or bound with respect to any Business Employees.

(e)     Government Contractor. The Seller Parent and its Affiliates are not and have not been, with respect to the Business: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(f)     Nondisclosure. To the Knowledge of the Seller Parent, no Business Employee is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Seller Parent or any of its Employing Subsidiaries or (ii) to a former employer of any such Business Employee, relating (A) to the right of any such Business Employee to be employed by the Seller Parent or any Employing Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(g)     Joint Employment. To the Knowledge of the Seller Parent, none of the Seller Parent or its Affiliates has a single employer, joint employer, alter ego or similar relationship with any other company with respect to the Business Employees.

(h)     Discrimination and Harassment. There are no material Actions pending or, to the Seller Parent’s knowledge, threatened by or on behalf of any current or former Business Employee or government or administrative authority relating to any actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. None of Seller Parent or any of its Affiliates is bound by any material consent decree with, or citation by, any Governmental Entity relating to any employment practices with respect to any Business Employee. The Seller Parent or its applicable Affiliate has promptly, thoroughly, and impartially investigated all material allegations of sexual harassment, or other discrimination, retaliation or material and written policy violations by any Business Employee. With respect to each such material allegation with potential merit, the Seller Parent or its applicable Affiliate has taken prompt corrective action, including education and coaching, that is reasonably calculated to prevent potential improper action. The Seller Parent does not reasonably expect any material Liabilities or reputational harm with respect to any such allegations.

(i)     The representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to labor and employment matters concerning the Business Employees.

3.11     Real Property.

(a)     Except as set forth on Section 3.11(a) of the Disclosure Schedule, the First Closing Leased Real Property and the Owned Real Properties are all the land, improvements and real property assets of the Sellers that (i) relate to, are used in connection with or are owned, leased, subleased, controlled, occupied in connection with the Business or (ii) comprise the Fab Assets.

(b)     Section 3.11(b) of the Disclosure Schedule lists the lessee and lessor under each First Closing Real Property Lease, the term of each First Closing Real Property Lease, the square footage of the premises demised by each First Closing Real Property Lease, the current rental rate of each First Closing Real Property Lease and the address of the First Closing Leased Real Property.

(c)     The applicable Seller(s) possess valid land use right certificates, real estate title certificates and building ownership certificates for all Owned Real Properties.

(d)     Each First Closing Real Property Lease is in full force and effect and is a legal, valid and binding obligation of each of the applicable Seller that is a party thereto.

(e)     The applicable Seller has a good and valid leasehold interest with respect to the First Closing Leased Real Property pursuant to the First Closing Real Property Lease to which it is a party in accordance with the terms of such First Closing Real Property Lease. Each First Closing Real Property Lease is the only agreement between the applicable Seller and each other party thereto regarding the applicable First Closing Leased Real Property. The use and occupancy of the First Closing Leased Real Property under the First Closing Real Property Leases is in compliance, in all material respects, with all Laws and Orders applicable to the applicable First Closing Leased Real Property.

(f)     The Sellers have Made Available to the Buyer Parent a true and complete copy of each First Closing Real Property Lease.

(g)     Except as set forth in the First Closing Real Property Leases or as set forth in Section 3.11(g) of the Disclosure Schedule, (i) the applicable Seller is in possession of the whole of each First Closing Leased Real Property and Owned Real Property and has fully paid all consideration, fees, expense and Taxes that are require to legally possess each First Closing Leased Real Property with respect to each First Closing Real Property Lease to which it is a party and each Owned Real Property and (ii) no other Person is in or actually or conditionally entitled to possession, occupation, use or control of any First Closing Leased Real Property or Owned Real Properties.

(h)     Except for Permitted Liens, there is no Lien on, over or affecting any of the Owned Real Properties or the First Closing Leased Real Property or the First Closing Real Property Leases.

(i)     No Seller has received any written notice alleging a material breach by any Seller of any covenant, condition or agreement contained in the First Closing Real Property Leases to which it is a party, which breach remains uncured as of the date of this Agreement and as of the date of the First Closing, nor has any Seller delivered notice to any other party to a First Closing Real Property Lease alleging a material breach by such party of any covenant, condition or agreement contained in such First Closing Real Property Lease, which breach remains uncured as of the date of this Agreement and as of the First Closing Date. Other than the Transfer Consents, no consent of any party is required in connection with the assignment by the Sellers of a First Closing Real Property Lease to the Buyer Parent.

(j)     As of the date of this Agreement, there is no outstanding Liability for any rent, service charge, insurance payment, rental security deposit or other required payment obligation payable by the applicable Seller in respect of any of the First Closing Real Property Leases.

(k)     None of the Sellers has received written notice of any pending Action relating to any First Closing Leased Real Property or Owned Real Property or its use or relating to any First Closing Real Property Lease or Owned Real Property, nor, to the Knowledge of the Seller Parent, are any of the foregoing threatened.

(l)     Except as set forth on Section 3.11(l) of the Disclosure Schedule, none of the Sellers has made any commitments, written or verbal, with respect to the First Closing Leased Real Property or Owned Real Property with the Local Governmental Entity party to a Contract affecting such First Closing Leased Real Property or Owned Real Property, as applicable.

3.12     Environmental Matters.

(a)     Since January 1, 2016, each Seller has been and is in compliance with Environmental Laws with respect to the Business, including the First Closing Transferred Assets, the First Closing Leased Real Properties and the Fab Assets, in all material respects.

(b)     Each Seller, with respect to the Business, the First Closing Transferred Assets, the First Closing Leased Real Properties and the Fab Assets has, except as set forth on Section 3.12(b) of the Disclosure Schedule, obtained all material Environmental Permits necessary for the development, construction and operation of the Business and is and, since January 1, 2016, has been in material compliance with the terms and conditions of such Environmental Permits; and there is no pending Action or to the Knowledge of the Seller Parent, threatened Action to revoke, limit or modify any of such Environmental Permits.

(c)     There is no pending Environmental Claim or any written threat of an Environmental Claim against any Seller.

(d)     None of the Sellers is subject to any investigation or has received a written request for information in connection with the Business, the First Closing Transferred Assets, the First Closing Leased Real Properties and the Fab Assets, with respect to a potential material violation of or material liability under Environmental Laws.

(e)     None of the Sellers with respect to the Business, nor any of the First Closing Transferred Assets, the First Closing Leased Real Properties and the Fab Assets, is subject to any Order pursuant to Environmental Law.

(f)     There has been no release or disposal of Materials of Environmental Concern at any real property owned, leased or operated in connection with the Business, including the First Closing Leased Real Properties and the Fab Assets, that is reasonably likely to result in material obligations or liabilities pursuant to Environmental Law.

(g)     With respect to the Business, the First Closing Leased Real Properties and the Fab Assets, subject to the Sellers’ compliance with their respective obligations relating to MTI Confidential Information, the Sellers have Made Available to the Buyer Parent all material environmental assessments, reports, data, results of investigations or audits, including Phase I and Phase II environmental assessments, and all material documentation relating to compliance (or noncompliance) with applicable Environmental Laws, pending or written threats of Environmental Claims, and Orders relating to

Environmental Laws or Materials of Environmental Concern, that are in their possession or are reasonably available to them.

(h)     To the Knowledge of the Seller Parent, none of the First Closing Leased Real Properties or any building, plant, machinery, equipment or other assets included in the Transferred Assets contains any asbestos or asbestos containing material.

3.13     Taxes.

(a)     All income and other material Tax Returns that are required to be filed under applicable Law (taking into account any extensions of time properly obtained in which to file) related to OpCo, the applicable Transferred Assets or Business have been timely filed. All such Tax Returns were true, correct and complete in all material respects. All material Taxes that are due and payable that relate to OpCo, the applicable Transferred Assets or Business have been paid, other than such Taxes that are being contested by appropriate proceedings or may thereafter be paid without penalty, and for which adequate reserves have been established in accordance with GAAP and which, in each case, constitute Retained Liabilities. Each Seller (with respect to the Transferred Assets, the Assumed Liabilities and the Business Employees) and OpCo have materially complied with all applicable Laws relating to the withholding of Taxes and have duly and timely paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid under applicable Laws. There are no liens for Taxes on the Transferred Assets, other than Permitted Liens.

(b)     None of the Transferred Assets are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(c)     There are no ongoing or pending Tax Proceedings relating to income or other material Taxes, nor has such a Tax Proceeding been threatened in writing, relating to OpCo, the applicable Transferred Assets or Business, which could reasonably be expected to increase the liability of the Buyer Parent or any of its Affiliates (including, after the Closing, OpCo) for Taxes that are not Retained Tax Liabilities. No agreements, consents or waivers of any statute of limitations or extension of time with respect to a Tax assessment or deficiency or the collection of any Tax with respect to any Taxes related to OpCo, the applicable Transferred Assets or Business will be in effect at the applicable Closing. OpCo is not a party to, and none of the applicable Transferred Assets or Business is subject to, any Tax-sharing, Tax-allocation, Tax-indemnity or other similar Contract, agreement or arrangement with any other Person (other than pursuant to customary commercial Contracts not primarily relating to Taxes) that will be in effect after the applicable Closing. OpCo is not a party to, and none of the applicable Transferred Assets or Business is subject to, or any Tax abatement, Tax reduction, Tax holiday, Tax exemption, Tax credit, Tax incentive, payment in lieu of or other similar Contract, agreement or arrangement relating to Taxes with any Governmental Entity. OpCo is in material compliance with all terms, conditions and formalities of any arrangement set forth in Section 3.13(c) of the Disclosure Schedule. None of the Seller Parent, OpCo or any of their Affiliates has been subject to any ruling guidance specified to the applicable Transferred Assets or Business, that would be binding on Buyer or any of its Affiliates for any applicable post-Closing period.

(d)     OpCo is not treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, or has branch, permanent establishment, agency of other taxable presence in, any jurisdiction other than the jurisdiction in which it has been established.

(e)     For U.S. federal income tax purposes, U.S. OpCo is, and has been since its date of formation, an entity disregarded from its owner.

(f)     The Parties understand and agree that (i) no representation or warranty is made by the Sellers in this Agreement in respect of Tax matters relating to OpCo, the Transferred Assets and/or Assumed Liabilities, other than the representations and warranties set forth in this Section 3.13 and (to the extent they specifically relate to Taxes) Section 3.9 and Section 3.10, and (ii) nothing in this Section 3.13 or (to the extent they specifically relate to Taxes) Section 3.9 or Section 3.10 shall cause any Seller to be liable for any Taxes that are not Retained Tax Liabilities.

3.14     Contracts.

(a)     Other than any MTI Agreement, Section 3.14(a) of the Disclosure Schedule includes a true, complete and correct list of each of the following Contracts to which the Seller Parent or any of its Affiliates is a party or is otherwise bound with respect to the Business, the Transferred Assets or the Assumed Liabilities (each such contract as described in this Section 3.14(a) a “Material Contract”):

(i) excluding any Contract granting a corporate-level license to the Seller Parent and its Affiliates that, with respect to the Business, is used to provide corporate-level services to both the Business and other businesses or Affiliates of Seller Parent, whether or not related to the SSD Business and the NAND Business, all Inbound Licenses (other than Open Source Licenses or licenses to off-the-shelf software) that grant a license under any Intellectual Property Rights used in the Business, which schedule identifies the third party licensor or grantor of each such Inbound License;

(ii) all Outbound Licenses that grant a license to or under Transferred Technology or Transferred IP, other than non-exclusive Licenses granted by the Seller Parent or one of its Affiliates in the ordinary course of business to its suppliers, service providers, customers, employees, contractors and consultants in connection with the development, manufacture and commercialization of the Seller Parent’s or any of its Affiliates’ products and services;

(iii) any Contract granting to any Person, other than any Seller, any license to, or any other right to use or otherwise exploit, any Transferred Assets (other than the Transferred IP and the Transferred Technology);

(iv) excluding any Contract that governs corporate-level purchases of products by the Seller Parent and its Affiliates, whether or not related to the SSD Business and the NAND Business, any supply Contracts with a (A) supplier of the SSD Business with gross purchase volume in fiscal year 2019 for the SSD Business in excess of $500,000 and (B) supplier of the NAND Business with gross purchase volume in fiscal year 2019 for the NAND Business in excess of $500,000 (each, a “Significant Supplier”);

(v) all customer Contracts with customers for fiscal year 2019 for each of the SSD Business, and the NAND Business other than any Contract that governs corporate-level sales of products by the Seller Parent and its Affiliates, whether or not related to the SSD Business and the NAND Business (each customer party to a Contract listed on Section 3.14(a)(v) of the Disclosure Schedule, a “Significant Customer”);

(vi) excluding any Contract that governs corporate-level distribution of products by the Seller Parent and its Affiliates, whether or not related to the SSD Business and the NAND Business, all Contracts with any third party distributors or sales agents;

(vii) all Transferred Contracts that provide for indemnification of any Person in respect of the Transferred Assets;

(viii) all Transferred Contracts that concern exclusivity in respect of the Transferred Assets or grant “most favored nation” pricing provisions in respect of the Transferred Assets;

(ix) all Contracts that relate to the sale, other than inventory in the ordinary course of business, of any of the Transferred Assets or any asset that would, but for its disposition pursuant to such agreement, constitute a Transferred Asset, or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Transferred Assets;

(x) all Contracts that are settlement, conciliation or similar agreements which would require payment of more than $500,000 after the date hereof or which materially restrict or impose material obligations upon the Business;

(xi) all Contracts evidencing any Indebtedness related to the Transferred Assets;

(xii) all Labor Agreements;

(xiii) the First Closing Real Property Leases;

(xiv) any Contract (other than the First Closing Real Property Leases) pursuant to which any tangible Transferred Assets are leased or licensed;

(xv) any Contract imposing any Lien (that is not a Permitted Lien or a Lien that would be removed at Closing) on any of the Transferred Assets; and

(xvi) other than Permits, all Contracts with a Governmental Entity, including any Local Governmental Entity.

(b)     Except as set forth in Section 3.14(b) of the Disclosure Schedule, with respect to each Contract listed in Section 3.14(a) of the Disclosure Schedule (or required to be so listed) that is a Transferred Contract, such Contract is in full force and effect with respect to the Seller Parent or its Affiliate that is party thereto and, to the Knowledge of the Seller Parent, each other party thereto.

(c)     Except as set forth in Section 3.14(c) of the Disclosure Schedule, neither the Seller Parent nor any Seller, in each case to the extent it is party to any Material Contract, is in material default or breach under the terms of such Material Contract and, to the Knowledge of the Seller Parent, no other party to any Transferred Contract is in material default or breach thereunder. As of the date of this Agreement, neither the Seller Parent nor any Seller has received any written notice of its breach or default under any Material Contract. The Seller Parent has Made Available to the Buyer Parent true, complete and correct copies of all Material Contracts, together with all amendments and supplements thereto.

(d)     No Seller has received a written or, to the Knowledge of the Seller Parent oral, notice from any Significant Customer or Significant Supplier that such Person intends to terminate or materially modify any Contract or its relationship with the Business.

3.15     Intellectual Property.

(a)     Section 3.15(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all Transferred IP registered, issued or the subject of a published application (“Registered Transferred IP”), listing, as applicable, (i) the jurisdiction in which such item of Registered Transferred IP has been registered or filed, (ii) whether such Registered Transferred IP has been issued, (iii) the record owner and (iv) the application, registration or filing number and dates.

(b)     Each item of Transferred IP is subsisting and, to the Knowledge of the Seller Parent, enforceable and valid. To the Knowledge of the Seller Parent, each item of Transferred IP and Transferred Technology is fully transferrable.

(c)     The Seller Parent or the relevant Seller has all requisite right and authority to grant the licenses, covenants and other rights or immunities set out in the IP License Agreements.

(d)     To the Knowledge of the Seller Parent, (A) (1) each item of Transferred IP and (2) the design, development, production, sale and other use of each Product, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect; and (B) each item of Transferred Technology does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect.

(e)     Except as set forth in Section 3.15(e) of the Disclosure Schedule, as of the date of this Agreement, there is no Action pending, threatened in writing or, to the Knowledge of the Seller Parent, otherwise threatened against the Seller Parent or any of its Affiliates, during the eighteen (18) month period preceding the date of this Agreement: (A) alleging that the conduct of the Business or use of any Transferred IP or Transferred Technology is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any Person; (B) challenging the Seller Parent’s or any of its Affiliates’ ownership of any Transferred IP or Transferred Technology (other than any office action or rejection in the ordinary course of prosecution of any application for registration); or (C) challenging the validity or enforceability of any Transferred IP or Transferred Technology (other than any office action or rejection in the ordinary course of prosecution of any application for registration), in all cases in any material respect

(f)     To the Knowledge of the Seller Parent, no Person is infringing or misappropriating, any Transferred IP or Transferred Technology in any material respect.

(g)     Except as set forth in Section 3.15(g) of the Disclosure Schedule, none of the Transferred IP or Transferred Technology is subject to any exclusive License or other exclusive rights of any third party.

(h)     To the Knowledge of the Seller Parent, (i) the Seller Parent and each of its applicable Affiliates is operating the Business in compliance with its Privacy Obligations and (ii) during the eighteen (18) month period preceding the date of this Agreement, the Business has not experienced any Security Incident.

(i)     The Seller Parent and each of its Affiliates have secured valid written assignments of all Intellectual Property Rights from each of the Seller Parent’s and each of its Affiliates’ current and former directors, officers, employees, consultants, agents, representatives, freelancers and independent contractors who are or were involved in, or who contribute to or contributed to, the creation, development or reduction to practice of any Transferred IP or Transferred Technology;

(j)     The Seller Parent’s and each of its Affiliates’ use of third party Intellectual Property Rights in connection with the Business complies in all material respects with all terms of all licenses concerning such Intellectual Property Rights.

(k)     Except as has not had or as would not reasonably be expected to have a Material Adverse Effect:

(i) no funding, facilities or personnel of any Governmental Entity or any university or educational institution were used by any Person to develop or create, in whole or in part, any Transferred IP or Transferred Technology;

(ii) the SSD IT Assets are in good working condition to effectively perform all information technology operations necessary to conduct the Business;

(iii) neither the Seller Parent nor any of its Affiliates have experienced within the past eighteen (18) months any distribution to, or interruption in, the conduct of the Business attributable to a defect, bug, breakdown, or other failure or deficiency of the SSD IT Assets; and

(iv) the Seller Parent and each of its Affiliates have taken commercially reasonable measures to provide for the back-up and recovery of the material data and information necessary to the conduct of the Business.

(l)     To the Knowledge of the Seller Parent:

(i) none of the Software used or held for use in the Business (“Business Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user’s consent;

(ii) the Seller Parent’s and each of its Affiliates’ use of Business Software does not violate any license terms applicable to any item of Open Source Material that is contained in or distributed with such Business Software, and the Seller Parent and each of its Affiliates has all rights in each such item of Open Source Material as needed for the Seller Parent and each of its Affiliates to conduct the Business as currently conducted and currently contemplated to be conducted, without violation of any Open Source License terms pertaining to such Open Source Material; and

(iii) no Business Software that contains, is combined with, is derived from, is distributed with or is being or was developed using Open Source Material (“Open Source Business Software”) is being distributed, developed or used in a manner that imposes a requirement or condition that the Seller Parent or any of its Affiliates: (A) grant a license under the Open Source Business Software (or any part thereof) to a third party (other than Buyer Parent and its Affiliates) or (B) disclose, distribute or redistribute the Open Source Business Software (or any part thereof) to a third party (other than Buyer Parent and its Affiliates).

3.16     Assets.

(a)     Title. Except, in each case, with respect to Transferred IP and Transferred Technology:

(i) The applicable Seller has valid title to, or a valid leasehold interest in, the Transferred Assets, free and clear of all Liens except for Permitted Liens.

(ii) The Transferred Assets are, where capable of possession, in the possession or under the control of the Sellers.

(iii) All equipment, machinery and assets which are included in the Transferred Assets are in good repair and in reasonable working order, subject to ordinary course wear and tear.

(b)     Sufficiency. Other than the Excluded Assets and those assets listed on Section 3.16(b) of the Disclosure Schedule, the Transferred and Licensed Assets are sufficient for the continued conduct of the Business in substantially the same manner as it is conducted as of the date of this Agreement.

(c)     OpCo Shares.

(i) As of the Restructuring Effective Date, (A) the capitalization of U.S. OpCo and China OpCo is as set forth on Section 3.16(c)(i) of the Disclosure Schedule; (B) the OpCo Shares comprise the whole of the registered capital of China OpCo and all of the total issued and outstanding equity interests in the U.S. OpCo. All of the OpCo Shares have been validly issued, are fully paid and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal.

(ii) There is no outstanding option, warrant or other right, agreement, arrangement, or commitment of any kind whatsoever to which OpCo, the Seller Parent or any Seller is a party relating to the equity interests of the OpCo or obligating OpCo, the Seller Parent or any Seller to grant, issue or sell any equity interests of OpCo by sale, lease, license or otherwise.

(iii) There is no obligation, contingent or otherwise, of OpCo, the Seller Parent or any Seller to (1) acquire any equity interests of OpCo, or (2) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, the OpCo or any other Person.

(iv) Except as one OpCo may wholly own the other OpCo, OpCo does not, directly or indirectly, own, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

(v) Section 3.16(c)(v) of the Disclosure Schedule sets forth, as of the Restructuring Effective Date, the name of each holder of record of OpCo Shares, the percentage of the registered capital of China OpCo held thereby and the percentage of the equity interests in the U.S. OpCo held thereby.

3.17     Warranties.

(a)     Section 3.17 of the Disclosure Schedule sets forth (x) the standard form product warranty with respect to the Products and (y) warranties with respect to Products that are materially different from the standard form product warranty. Except as set forth in Section 3.17 of the Disclosure Schedule, no Seller has been notified in writing or, to the Knowledge of the Seller Parent, orally of any claims for any warranty obligations or Product returns in excess of amounts reserved.

(b)     Each Seller has complied in all material respects with the terms of each product warranty applicable to the Products.

3.18     Inventory. All inventory included in the Transferred Assets is in all material respects of good and merchantable quality and is usable and saleable in the ordinary course of business in all material respects, except for obsolete materials and materials of below standard quality in amounts consistent with past practice. The quantities of inventory maintained by the Sellers for the applicable Business as of the applicable Closing Date are reasonably adequate for the conduct of such Business in the ordinary course of business consistent with past practice as of such date and at levels that, together with orders placed by the Buyer Parent with suppliers or raw materials at the relevant Closing, will be sufficient to reasonably support purchase orders relating to the Business that have been placed with the Sellers as of such date.

3.19     Business Information. Books and records maintained by the Seller Parent and the other Sellers in connection with the Business, the Transferred Assets or the Assumed Liabilities, as previously delivered or made available to the Buyer Parent and its Representatives in accordance with the terms of Section 5.1, are true and complete in all material respects. Other than the First Closing Excluded Assets and the Second Closing Excluded Assets and subject to the limitations set forth in this Agreement, the books and records delivered to the Buyer Parent or another Buyer pursuant Section 2.2(a) and the Restructuring Agreement comprise all books and records held by the Seller Parent and the other Sellers to the extent relating to the Business, the Transferred Assets or the Assumed Liabilities.

3.20     Brokers. Except for BofA Securities, Inc. whose fees with respect to the Transactions will be borne solely by the Seller Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parent or any of the Sellers.

3.21     MTI. As of the Second Closing, none of the Seller Parent, any other Seller, OpCo, the Buyer Parent or any of their respective Affiliates shall be subject to any restrictions arising out of a MTI Agreement, which restriction would reasonably be expected to prohibit or restrict (a) consummation of the Transactions, (b) the Buyers’ operation of the Business using the Transferred and Licensed Assets, or (c) the Buyers’ ownership of the Fab Assets.

3.22     Disclaimer of the Seller Parent. Except as set forth in this ARTICLE III or any other Transaction Agreement, none of the Seller Parent, any Seller nor any of their respective Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to any of the Buyer Parent or any of its Representatives, express or implied, at Law or in equity, with respect to the Seller Parent, the Sellers, the Business, any assets (including the Transferred Assets and the Excluded Assets), any Liabilities (including the First Closing Assumed Liabilities and the Retained Liabilities), the results of operations or the financial condition of the Business or any of Sellers, including any representations and warranties as to the accuracy or completeness of any information provided to the Buyer Parent, any other Buyer or any of their respective Representatives pursuant to the Confidentiality Agreement or as to any projections, forecasts, the future sales, revenue, profitability or success of the Business, or any representations or warranties arising from statute or otherwise in Law, from a course of dealing or a usage of trade. All such other representations and warranties are expressly disclaimed; provided, however, that in no event shall the foregoing acknowledgements and disclaimers be deemed to exclude Liability for fraud committed by the Seller Parent or any of the Sellers in connection with this Agreement, the other Transaction Agreements or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE BUYER PARENT

The Buyer Parent represents and warrants to the Seller Parent as follows as of the date of this Agreement, as of the First Closing Date and as of the Second Closing Date:

4.1     Organization and Qualification. Each Buyer is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization, and each Buyer has all requisite corporate or other organizational power and authority to carry on its business as being conducted as of the date this representation is made and is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except, with respect to good standing, where the failure to be so qualified or in good standing would not or would not reasonably be expected to (a) prevent, hinder or materially delay any of the First Closing Transactions or the Second Closing Transactions, as applicable, or (b) materially impair the ability of the Buyer Parent or any of the Buyers to perform its obligations under this Agreement or any Transaction Agreement to which it is party.

4.2     Authority Relative to the Transaction Agreements. The Buyer Parent and each Buyer has all necessary powers and authorities to execute and deliver the Transaction Agreements to which it is a party and to fully perform its respective obligations hereunder and thereunder (as applicable) and to consummate the Transactions.

4.3     Acknowledgment by the Buyer Parent. The Buyer Parent acknowledges that it is consummating the Transactions without any representation or warranty, express or implied, by the Seller Parent, the Sellers, or any of their respective Representatives except as expressly set forth in ARTICLE III of this Agreement (as modified by the Disclosure Schedule) and the other Transaction Agreements.

4.4     Consents and Approvals; No Violations. No Permit of, with or from, any Governmental Entity is required on the part of any Buyer or the Buyer Parent for the execution and delivery by any Buyer of this Agreement, any Transaction Agreement to which it is a party, the performance of its respective obligations hereunder or thereunder (as applicable) and the consummation of the Transactions, except compliance with any applicable requirements of the HSR Act or any other Antitrust Law or in connection with seeking CFIUS Approval or any other Requisite Governmental Approval. Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement or any other Transaction Agreement by the Buyer Parent or any Buyer (as applicable) nor the consummation by the Buyer Parent or any Buyer of the Transactions will (a) conflict with or result in any breach, violation or infringement of its respective Organizational Documents, (b) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of or to notice, consent, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Buyer Parent or any Buyer is a party or (c) violate any Law applicable to the Buyer Parent or any Buyer, except in the case of each of sub-clauses (b) and (c), for breaches, violations, defaults, Liens, rights or infringements that would not reasonably be expected to (i) prevent, hinder or materially delay any of the Transactions or (ii) impair the ability of the Buyer Parent or any of the Buyers to perform its obligations under this Agreement or any of the Transaction Agreements to which it is party.

4.5     Litigation. (a) There is no Action or investigation pending or threatened in writing against the Buyer Parent or any Buyer or any of their respective Affiliates and (b) none of the Buyer Parent, the Buyers or any of their respective Affiliates is subject to any outstanding Order, in each case as would reasonably be expected to (i) prevent, hinder or materially delay any of the Transactions or (ii) impair the ability of the Buyer Parent or any of the Buyers to perform its obligations under this Agreement or any Transaction Agreement to which it is party. For the avoidance of doubt, any prevention, hindrance or material delay of any of the Transactions, or impairment of the ability of the Buyer Parent or any of the Buyers to perform its obligations under this Agreement or any Transaction Agreement to which it is a party, as a result of an Action commenced or Order obtained by MTI or any of its Affiliates (y) against the Buyer Parent, the Buyers or any of their respective Affiliates and (z) relating to the consummation of the Transactions or the ownership or operation (prior to the Second Closing) of the SSD Business or any of the First Closing Transferred Assets (including the Fab Assets) by the Buyer Parent, any other Buyer or any of their respective Affiliates shall not constitute a breach of the representations and warranties in this Section 4.5.

4.6     Sufficiency of Funds. The Buyers will have on each Closing Date immediately available funds sufficient for the Buyers to consummate the First Closing Transactions or the Second Closing Transactions, as applicable, including payment of all the Buyers’ fees, cost and expenses related to the Transactions. In no event shall the receipt or availability of any funds or financing by or to the Buyer Parent, any Buyer or any of their respective Affiliates or any financing or other fundraising transaction be a condition to any of the Buyer Parent’s or any other Buyer’s obligations under this Agreement.

4.7     Solvency. Immediately following each Closing (after giving effect to the First Closing Transactions or Second Closing Transactions, as applicable), each of the Buyer Parent and each Buyer shall be solvent and shall (a) be able to realize upon its assets and pay its debts and other Liabilities as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its respective debts and Liabilities (including a reasonable estimate of the amount of all contingent Liabilities), (c) have adequate capital to carry on its business and (d) not have incurred debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with any of the Transactions with the intent to hinder, delay or defraud either present or future creditors of any Buyer or any Affiliate thereof.

4.8     Brokers. Except for Citigroup Global Markets Inc., whose fees with respect to the Transactions will be borne solely by the Buyer Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Buyer.

4.9     Disclaimer of the Buyers. Except as set forth in this ARTICLE IV or any other Transaction Agreement, none of the Buyer Parent, any other Buyer nor any of their respective Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Seller Parent, any Seller or any of their respective Representatives, express or implied, at Law or in equity, with respect to the Buyer Parent or any other Buyer, including any representations and warranties as to the accuracy or completeness of any information provided to the Seller Parent, any Seller or any of their respective Representatives in connection with the Transactions. All such other representations and warranties are expressly disclaimed; provided, however, that in no event shall the foregoing acknowledgements and disclaimers be deemed to exclude Liability for fraud committed by the Buyer Parent or any other Buyer in connection with this Agreement, the other Transaction Agreements or the Transactions.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1     Access to Books and Records.

(a)     Subject to ARTICLE VII with respect to Taxes, during the periods (i) from the date of this Agreement until the earlier of the First Closing Date and any termination of this Agreement pursuant to ARTICLE IX (the “First Closing Access Period”) and (ii) from the date of this Agreement until the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX (the “Second Closing Access Period”), the Seller Parent will grant, or caused to be granted to, the Buyer Parent, its Affiliates and/or their respective Representatives such access as may reasonably be requested to the books, records and other information to the extent relating: (A) with respect to the First Closing Access Period, to the SSD Business and the Fab Assets (including the First Closing Transferred Assets and the First Closing Assumed Liabilities) or (B) with respect to the Second Closing Access Period, to the NAND Business (including the Second Closing Transferred Assets and the Second Closing Assumed Liabilities); provided, however, that in no event shall the Seller Parent and/or its Affiliates be required to disclose to the Buyer Parent, its Affiliates and/or their respective Representatives any information that may not be disclosed pursuant to applicable Law or as listed on Schedule 5.1(a). Except as otherwise agreed by the Parties and subject in all cases to any Order of any Governmental Entity in response to the COVID-19 pandemic (each, a “COVID-19 Restriction”), access to such books, records and information shall be provided to the Buyer Parent, its Affiliates and/or its and their respective Representatives as soon as practicable following such request and in any event no later than the fifth (5th) Business Day prior to the relevant Closing Date to the extent available or to the extent such books, records and information are reasonably capable of being retrieved or created (and in compliance with all COVID-19 Restrictions); provided, however, that, notwithstanding anything to the contrary in ARTICLE VII, the Seller Parent shall not be required to provide access to any income Tax Return or any consolidated, combined, unitary, group or similar Tax Return, in each case of the Seller Parent or any of its Affiliates or any other Tax Return or Tax record of the Seller Parent or any of its Affiliates, except if it relates solely to OpCo, the Business or the Transferred Assets. All books, records and information made available to the Buyer Parent, its Affiliates and/or its and their Representatives pursuant to this Section 5.1(a) shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement and Section 5.2. Notwithstanding the foregoing, (1) neither the Seller Parent nor any of its Subsidiaries shall be required to provide access to or disclose information pursuant to this Section 5.1(a) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of the Seller Parent or any of its Subsidiaries, contravene any applicable Laws, violate any confidentiality obligations of the Seller Parent, any Seller or any of their respective Affiliates relating to the SSD Business, the Fab Assets, the NAND Business, the Transferred Assets or the Assumed Liabilities (including any MTI Confidential Information) or disclose any Competitively Sensitive Information; provided that the Seller Parent and the Buyer Parent shall cooperate in good faith to put in place alternative arrangements, including “clean team” protocols pursuant to a reasonable and customary “clean team” agreement, to facilitate the sharing of any Competitively Sensitive Information on the terms and conditions set forth in such “clean team” agreement as soon as practicable following the Buyer Parent’s request, and (2) auditors and accountants of the Seller Parent or any of its Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants. To the extent that information related to the Business is aggregated or included in information about the Seller Parent or any of its Affiliates that is not related to the Business, or information related to the SSD Business is aggregated or included in information about the NAND Business, which cannot be disclosed prior to the expiration of the Second Closing Access Period, the Seller Parent and/or its Subsidiaries shall use commercially reasonable efforts to provide access to or disclose such information by segregating or separating such information if, and to the extent, such segregation or separation is reasonably possible.

(b)     Subject to ARTICLE VII with respect to Taxes, from the First Closing Date until the sixth (6th) anniversary of the Second Closing Date, the Buyer Parent shall, to the extent permitted by applicable Law and, subject to reasonable confidentiality undertakings being provided by the Seller Parent, afford to, or cause to be afforded to, Representatives of the Seller Parent reasonable access during normal business hours to the relevant portions of books and records of the Business that are included in the Transferred Assets and relate to the period before the First Closing Date with respect to the First Closing Transferred Assets or the First Closing Assumed Liabilities or to the period prior to the Second Closing Date with respect to OpCo, the Second Closing Transferred Assets or the Second Closing Assumed Liabilities, in each case to the extent reasonably required by the Seller Parent or another Seller and upon reasonable advance notice; provided, however, that (i) notwithstanding anything to the contrary in ARTICLE VII, the Buyer Parent shall not be required to provide access to any income Tax Return or any consolidated, combined, unitary, group or similar Tax Return, in each case of the Buyer Parent or any of its Affiliates, or any other Tax Return or Tax record of the Buyer Parent or any of its Affiliates, except if it relates solely to OpCo, the Business or the Transferred Assets, and (ii) the Sellers agree that any permitted investigation undertaken by the Seller Parent pursuant to the access granted under this Section

5.1(b) shall be conducted in such a manner as not to unreasonably interfere with the Buyer Parent’s and its Affiliates’ business operations from and after the First Closing. Notwithstanding the foregoing, (A) neither the Buyer Parent nor any of its Subsidiaries shall be required to provide access to or disclose information pursuant to this Section 5.1(b) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of the Buyer Parent or any of its Subsidiaries, contravene any applicable Laws, or violate any confidentiality obligations of the Buyer Parent, any Buyer or any of their respective Affiliates and (B) auditors and accountants of the Buyer Parent or any of its Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants. Notwithstanding anything to the contrary contained in this Agreement, subject to Section 5.2, the Parties acknowledge and agree that the Seller Parent or any other Seller may retain copies of the SSD Transferred Books and Records, the NAND Transferred Books and Records, the First Closing Transferred Contracts, the Second Closing Transferred Contracts or any other documents or materials transferred to the Buyer Parent or such other Buyer as part of the Transferred Assets, in each case, not prohibited by applicable Law.

(c)     Subject to ARTICLE VII with respect to Taxes, from the First Closing Date until the sixth (6th) anniversary of the Second Closing Date, the Seller Parent shall, to the extent permitted by applicable Law and, subject to reasonable confidentiality undertakings being provided by the Buyer Parent, afford to, or cause to be afforded to, Representatives of the Buyer Parent reasonable access during normal business hours to the relevant portions of books and records of the Business that are not included in the Transferred Assets that relate to the period before the First Closing with respect to the First Closing Transferred Assets or the First Closing Assumed Liabilities or the period before the Second Closing with respect to the Second Closing Transferred Assets or the Second Closing Assumed Liabilities, in each case to the extent reasonably required by the Buyer Parent or another Buyer and upon reasonable advance notice; provided, however, that (i) notwithstanding anything to the contrary in ARTICLE VII, the Seller Parent shall not be required to provide access to any income Tax Return or any consolidated, combined, unitary, group or similar Tax Return, in each case of the Seller Parent or any of its Affiliates, or any other Tax Return or Tax record of the Seller Parent or any of its Affiliates, except if it relates solely to OpCo, the Business or the Transferred Assets, and (ii) the Buyers agree that any permitted investigation undertaken by the Buyer Parent pursuant to the access granted under this Section 5.1(c) shall be conducted in such a manner as not to unreasonably interfere with the Seller Parent’s and its Affiliates’ business operations. Notwithstanding the foregoing, (A) neither the Seller Parent nor any of its Subsidiaries shall be required to provide access to or disclose information pursuant to this Section 5.1(c) where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of the Seller Parent or any of its Subsidiaries, contravene any applicable Laws, violate any confidentiality obligations of the Seller Parent, any Seller or any of their respective Affiliates (including with respect to MTI Confidential Information), or disclose any Competitively Sensitive Information and (B) auditors and accountants of the Seller Parent or any of its Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants.

(d)     The Buyer Parent agrees to hold, or to cause its relevant Affiliates to hold (as the case may be), (i) all the SSD Transferred Books and Records in each case existing on the First Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the First Closing Date or such longer time as may be required by applicable Law and (ii) all the NAND Transferred Books and Records in each case existing on the Second Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Second Closing Date or such longer time as may be required by applicable Law; provided that if the Buyer Parent desires to destroy or dispose of such books and records prior to such applicable date, it will offer in writing, at least sixty (60) days prior to such destruction or disposition, to surrender them to the Seller Parent. The Seller Parent agrees to hold all books and records (A) to the extent relating to the First Closing Transferred Assets or the First Closing Assumed Liabilities existing on the First Closing Date (but not transferred to any Buyer) and not to destroy or dispose of any thereof for a period of six (6) years from the First Closing Date or such longer time as may be required by applicable Law and (B) to the extent relating to the Second Closing Transferred Assets or the Second Closing Assumed Liabilities existing on the Second Closing Date (but not transferred to any Buyer) and not to destroy or dispose of any thereof for a period of six (6) years from the Second Closing Date or such longer time as may be required by applicable Law; provided that if the Seller Parent desires to destroy or dispose of such books and records prior to such applicable date, it will offer in writing, at least sixty (60) days prior to such destruction or disposition, to surrender them to the Buyer Parent.

(e)     (i) In furtherance of the Parties’ intent to transfer all of the Transferred Assets to the Buyer Parent (or the relevant Buyer) at the applicable Closing, the Buyer Parent or any of its Representatives shall have the right, subject to the Sellers’ compliance with their respective obligations relating to MTI Confidential Information and Competitively Sensitive Information (and in compliance with all COVID-19 Restrictions), to meet with representatives of the Seller Parent to conduct an inspection of any of the sites at which the SSD Business is operated (including sites at which Transferred Assets are located) to confirm and identify those assets that constitute, pursuant to Section 2.2(a), Transferred Assets. Any inspection at any such site (A) shall take place (x) over a period not to exceed one-hundred and eighty (180) days after the date of this Agreement, (y) upon five (5) days’ prior written notice delivered by Buyer Parent to Seller Parent, and (z) during the normal business hours of such site and (B) shall not unreasonably interfere with or disrupt the business or operations at such site.

(ii) Without limiting the generality of the foregoing clause (i), with respect to any site visit to the Dalian Fab prior to the First Closing, the Buyer Parent shall designate representatives of any Buyer, upon not fewer than five (5) days’ prior written notice, during the Dalian Fab’s normal business hours, and at the Buyer Parent’s sole expense, to visit and inspect the Fab Assets, which visits shall not occur more than once in any three (3) month period. All site visits shall be conducted in a manner reasonably designed not to unreasonably interfere with or disrupt the Dalian Fab’s business or operations; provided, that, if a site visit does unreasonably interfere with or disrupt the Dalian Fab’s business or operations, the site visit shall be paused while Seller Parent and Buyer Parent reasonably agree on changes to the site visit procedures that will end such unreasonable interference or disruption. During any such site visit, all such Buyer representatives shall (1) be accompanied by one or more representatives of the Seller Parent or a Seller at all times during such visits, (2) abide by the instructions of such accompanying representatives of the Seller Parent or a Seller while in the Dalian Fab if such instructions are reasonably required and indicated to be for the purposes of protecting against disclosure of any OpCo Restricted Information (as defined in the Manufacturing and Sale Agreement) and (3) not be permitted to speak with any manufacturing engineers or otherwise be provided access to any OpCo Restricted Information. For clarity, such Buyer representatives shall be permitted to inspect the inventory of Wafers and scrap Wafers. Except during a site visit as described in this Section 5.1(e)(ii), none of the Seller Parent, any other Seller or any of their respective Affiliates or Representatives may access the Dalian Fab prior to the First Closing.

(iii) Any assets so identified as Transferred Assets during the inspections that the Buyer Parent desires to acquire shall be added to Schedule 2.2(a)(i) (if such added asset is related to the Fab Assets) or to Schedule 2.2(a)(ii) (if such added asset is related to the SSD Business), which shall, for all purposes under this Agreement, supplement and replace the applicable schedule delivered to the Buyer Parent on the date of this Agreement; provided that any costs and expenses associated with transferring any such additional assets to the Buyer Parent shall be paid by the Seller Parent.

(f)     The Seller Parent shall have the right to download, with respect to each Closing as of or after the applicable date and time set forth in the definition of “Made Available”, and maintain for its own records a copy of the Dataroom; provided that if the Seller Parent does download a copy of the Dataroom, it will prepare and provide the Buyer Parent with the same download.

(g)     Notwithstanding anything in this Agreement to the contrary, each Party agrees that, prior to the Second Closing Date, none of the Seller Parent, any other Seller or any of their respective Affiliates will disclose any, and is entitled to keep strictly confidential all, MTI Confidential Information.

5.2     Confidentiality.

(a)     The Confidentiality Agreement shall continue in full force and effect, in accordance with its terms, except that the term set forth in Section 3 of the Confidentiality Agreement shall be deemed to be modified such that the confidentiality obligations of the Buyer Parent and its Affiliates under the Confidentiality Agreement shall continue until (i) with respect to Confidential Information (as defined therein) relating to the First Closing Transferred Assets and the First Closing Assumed Liabilities, the First Closing Date and (ii) with respect to Confidential Information (as defined therein) relating to the Second Closing Transferred Assets and the Second Closing Assumed Liabilities, the Second Closing Date.

(b)     The Buyer Parent agrees, on behalf of itself and its Affiliates that, from and after the Closing until the date that is three (3) years from the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, except as otherwise consented to by the Seller Parent and subject to the terms of any written, binding and enforceable license or similar right or encumbrance granted to the Seller Parent and the Buyer Parent and applicable restrictions set forth in the IP License Agreement, all non-public information relating to the Seller Parent and its Affiliates, the First Closing Excluded Assets, the Second Closing Excluded Assets and the Retained Liabilities and all Transaction Information in the possession of the Buyer Parent or any of its Representatives, including (i) discussions relating to any such information (whether those discussions occur before, concurrent with, or following disclosure thereof), (ii) information Made Available, (iii) information disclosed in, or in connection with, any management presentations or similar presentations disclosed by the Seller Parent or any of its Affiliates in connection with the Transactions, and (iv) any data derived, summarized or extracted from any such information, including, all portions of reports, analyses, compilations, studies, interpretations, records, notes, copies or other materials prepared by the Buyer Parent, its Affiliates or any of their respective Representatives or otherwise on their behalf that contain, are based on, or otherwise reflect or are generated in whole or in part from such information (collectively, “Seller Confidential Information”) will be kept confidential and will not be disclosed by the Buyer Parent or any of its Representatives in any manner, in whole or in part; provided that, if the Buyer Parent, its Affiliates or any of their respective Representatives is required by applicable Law or by any Governmental Entity to disclose any Seller Confidential Information, such Person shall be permitted to do so without violating this Section 5.2(b), but the Buyer Parent shall or shall cause such Representative (in each case, unless prohibited by applicable Law) to provide the Seller Parent with prompt written notice of such requirement so that the Seller Parent may seek an appropriate protective order or other remedy. A breach of this Section 5.2(b) by a Representative of the Buyer Parent shall be deemed a breach by the Buyer Parent.

(c)     The Seller Parent agrees, on behalf of itself and its Representatives that, from and after the First Closing until the date that is three (3) years from the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, except as otherwise consented to by the Buyer Parent and subject to the terms of any written, binding and enforceable license or similar right or encumbrance granted to the Seller Parent and the Buyer Parent and applicable restrictions set forth in the IP License Agreement, all non-public information relating to the Buyer Parent and its Affiliates, the Transferred Assets and the Assumed Liabilities and all Transaction Information in the possession of the Seller Parent or any of its Representatives, including (i) discussions relating to such information (whether those discussions occur before, concurrent with, or following disclosure of such information), (ii) information disclosed in, or in connection with, any management presentations or similar presentations disclosed by the Buyer Parent or any of its Affiliates in connection with the Transactions and (iii) any data derived, summarized or extracted from any such information, including, all portions of reports, analyses, compilations, studies, interpretations, records, notes, copies or other materials prepared by the Seller Parent or its Representatives or otherwise on its behalf that contain, are based on, or otherwise reflect or are generated in whole or in part from such information (collectively “Business Confidential Information”) will be kept confidential and will not be disclosed by the Seller Parent or any of its Representatives in any manner, in whole or in part; provided that, if the Seller Parent or any of its Representatives is required by applicable Law to disclose any Business Confidential Information, such Person shall be permitted to do so without violating this Section 5.2(c), but the Seller Parent shall or shall cause such Representative to (in each case, unless prohibited by applicable Law) provide the Buyer Parent with prompt written notice of such requirement so that the Buyer Parent may seek an appropriate protective order or other remedy. A breach of this Section 5.2(c) by a Representative of the Seller Parent shall be deemed a breach by the Seller Parent.

(d)     For purposes of this Section 5.2, neither “Seller Confidential Information” nor “Business Confidential Information” shall include any information: (i) that is or becomes generally available to the public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Agreement; (ii) of which such Person (or its Representatives) learns from sources other than the Seller Parent or the Buyer Parent (as applicable); provided that, such source is not known by such Person to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Seller Parent or the Buyer Parent (as applicable) with respect to such information; (iii) known to the receiving Person (or its Representatives) without any limitation on disclosure before its receipt from the disclosing Person; (iv) independently developed by the receiving Person (or its Representatives) without use of or reference to the Seller Confidential Information or Business Confidential Information (as applicable); or (v) constituting Transaction Information to the extent that the Buyer Parent and the Seller Parent have mutually agreed to allow disclosure of such Transaction Information in connection with any announcement or communication regarding the Transactions.

5.3     Efforts.

(a)     Antitrust Matters.

(i) Subject to the terms and conditions set forth in this Agreement, the Seller Parent, on the one hand, and the Buyer Parent, on the other hand, agree to take or cause to be taken the following actions in connection with the First Closing or the Second Closing (as the case may be and where applicable):

(A) as soon as practicable, to file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) the initial pre-merger notifications with respect to the Transactions required under the HSR Act for the Seller Parent and the Buyer Parent (the “HSR Filings”);

(B) as soon as reasonably practicable following the date of this Agreement, to file any notification, pre-notification or other form necessary, as the case may be, to obtain any consents, clearances or approvals required in respect of the Transactions under or in connection with any other Antitrust Law, including in the Applicable Jurisdictions;

(C) to promptly provide, and cause each of its controlled Subsidiaries to promptly provide, to each Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the First Closing Transactions; and

(D) use reasonable best efforts to take, and to cause each of its controlled Subsidiaries to take, any and all actions necessary to obtain any consents, clearances, approvals or authorizations required under or in connection with any Antitrust Law and enable all waiting periods under any Antitrust Law to expire, including taking all such actions and doing all such things necessary to (1) resolve any objections, if any, as the FTC, the Antitrust Division, or any other Governmental Antitrust Entity may assert under any applicable Antitrust Law with respect to the Transactions, and (2) avoid or eliminate each and every impediment under any applicable Antitrust Law that may be asserted by the FTC, the Antitrust Division or any other Governmental Antitrust Entity or Persons with respect to the Transactions so as to enable the Transactions to be consummated as soon as possible after the date hereof (subject to the terms and conditions hereof), including: (a) proposing, negotiating, committing to, and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of the Transferred Assets or the Business as are required to be divested in order to avoid the entry of any lawful decree, judgment, injunction (permanent or preliminary), or any other lawful Order that would make the Transactions unlawful or would otherwise materially delay or prevent the consummation of the Transactions; (b) terminating, modifying, or assigning existing relationships, Contracts, or obligations relating to any Transferred Assets or the Business; or (c) changing or modifying any course of conduct regarding future operations of the Transferred Assets or the Business; provided, however, that nothing in this Section 5.3(a) or Section 5.3(c) shall require (I) the Buyer Parent to offer, propose, negotiate, commit to, take or effect any remedial action (w) that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties or business of Buyer Parent and its Subsidiaries, taken as a whole, (x) that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the memory business of the Buyer Parent and its Subsidiaries taken as a whole and after giving effect to the Transactions, (y) that would have, or would reasonably be expected to have, a Material Adverse Effect or (z) with respect to the assets, properties or business of the Buyer Parent or its Affiliates (other than, after the relevant Closing, the relevant Business) or (II) the Seller Parent to offer, propose, negotiate, commit to, take or effect any remedial action that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (y) the assets, properties or business of Seller Parent and its Subsidiaries, taken as a whole or (z) the memory business of the Seller Parent and its Subsidiaries taken as a whole and after giving effect to the Transactions.

(ii) Subject to applicable Laws relating to the exchange of information and necessary or appropriate confidentiality protections (including those set forth in Section 5.2), (A) each of the Seller Parent and the Buyer Parent shall have the right to review in advance, and, to the extent practicable, each will consult in advance with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Seller Parent, the Buyer Parent, the Business or the Transactions, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Antitrust Entity in connection with the Transactions; and (B) each of the Seller Parent and the Buyer Parent, or their counsel, to the extent practicable, shall have the right to participate in all substantive communications or meetings with any Governmental Entity in connection with review of the transactions contemplated by this Agreement under the Antitrust Laws, to the extent permitted by such Governmental Entity. In exercising the foregoing rights, each of the Seller Parent and the Buyer Parent shall act reasonably and as promptly as practicable. Neither the Buyer Parent nor the Seller Parent will (x) withdraw any of its initial filings under the HSR Act or any other Antitrust Law, as the case may be, (y) refile any of its filings under the HSR Act or any other Antitrust Law, as the case may be, or (z) agree with any Governmental Entity to extend any waiting period under the HSR Act or any other Antitrust Law with respect to the Transactions, in each case unless the other Party has consented in advance in writing to such withdrawal, refiling or extension, as applicable.

(iii) Notwithstanding the other provisions of this Section 5.3(a) and Section 5.3(c), the covenants and agreements set forth in this Section 5.3(a) constitute the sole obligations of the Parties with respect to the efforts required to obtain any consents, clearances, approvals or authorizations from any Governmental Antitrust Entity that is required under or in connection with any Antitrust Law.

(b)     CFIUS Approval.

(i) The Buyer Parent and the Seller Parent shall use their respective reasonable best efforts to obtain CFIUS Approval, which best efforts shall include submitting to CFIUS pursuant to the DPA a draft joint voluntary notice with respect to all Transactions within fifteen (15) days after the date of this Agreement, promptly submitting a final CFIUS Notice with respect to all Transactions in connection with CFIUS Approval pursuant to the DPA, each with regard to this Agreement, and if CFIUS suggests or requests that, or the Buyer Parent or the Seller

Parent determines it to be appropriate that, the Parties withdraw and resubmit the filing submitted to CFIUS, the Buyer Parent and the Seller Parent shall cooperate in withdrawing and resubmitting the CFIUS filing. Each of the Buyer Parent and the Seller Parent shall respond to any request for information from CFIUS in the timeframe set forth in 31 C.F.R. Part 800 (the “CFIUS Regulations”); provided, however, that either Party, after consultation with the other Party, may request in good faith an extension of time pursuant to the CFIUS Regulations to respond to CFIUS requests for follow-up information.

(ii) Each Party shall, in connection with the efforts to obtain CFIUS Approval, and to the extent not prohibited by CFIUS or otherwise agreed by the Parties:

(A) cooperate in all respects and consult with each other in connection with any CFIUS Notice, including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.502(c)(6)(vi), information otherwise requested by CFIUS to remain confidential or information reasonably determined by the Parties to be Business Confidential Information;

(B) promptly inform the other Party of any communication received by such Party from, or given by such Party to, CFIUS, by promptly providing copies to the other Party of any such written communications; and

(C) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and give the other Party the opportunity to attend and participate in any in-person meetings with CFIUS.

(iii) [Intentionally omitted.]

(iv) Subject to the foregoing, in the event that, following reasonable best efforts by the Parties to address and concerns by CFIUS and find a mutually acceptable mitigation agreement, there is a Deemed CFIUS Order, either Party may request, in connection with such Party’s delivery of written notice of termination pursuant to Section 9.1(a)(ii)(B)(3), a withdrawal of the notice filed with CFIUS in connection with CFIUS Approval and no Party shall have any further obligation to seek CFIUS Approval. Notwithstanding the other provisions of this Section 5.3, the covenants and agreements set forth in this Section 5.3(b) constitute the sole obligations of the Parties with respect to the efforts required to obtain CFIUS Approval.

(c)     Other Actions. Subject to the terms and conditions set forth in this Agreement, and other than with respect to the actions described in Sections 5.3(a) and 5.3(b):

(i) Cooperation; Reasonable Best Efforts. The Seller Parent and the Buyer Parent shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the applicable Transactions as soon as practicable. The Buyer Parent shall have primary responsibility, in advance consultation with the

Seller Parent (giving it a reasonable opportunity to provide comments), (x) with respect to the First Closing Transactions, for preparing and filing as promptly as practicable all documentation that needs to be prepared and filed to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary to be obtained from any Governmental Entity, including all documentation that needs to be prepared and filed as required to obtain the Dalian Land Use Approval, and entering into any local transfer agreement that is a First Closing Deliverable; and (y) with respect to the Second Closing Transactions, for preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all filings necessary to be obtained from any Governmental Entity (including SAMR and SAFE filings) required by the laws then applicable or entering into any local transfer agreement that is a Second Closing Deliverable, in each case in order to consummate the applicable Transactions and as necessary for the continued lawful operation of the Business after the First Closing and Second Closing, as applicable; provided that the Seller Parent shall, and shall cause the Sellers and its other controlled Affiliates (including OpCo) to, use reasonable best efforts and give reasonable assistance to the Buyer Parent in such efforts, including to communicate with any such Governmental Entity (including with the applicable Local Governmental Entity in connection with the Dalian Land Use Approval or with any incentive agreement relating to the Dalian Fab and any other licenses or approvals required by a Governmental Entity for the operation of the Business) on behalf of the Buyer Parent; provided that the foregoing agreement by the Seller Parent to provide such assistance to the Buyer Parent shall not relieve the Buyer Parent of its obligation to procure the Permits (including the Dalian Land Use Approval) and make the filings referenced in this Section 5.3(c). Subject to applicable Laws, including those relating to the exchange of information and necessary or appropriate confidentiality protections (including those set forth in Section 5.2), each of the Buyer Parent and the Seller Parent shall, as applicable:

(A) provide all information requested or required by any such Governmental Entity;

(B) promptly (but in any case within two (2) Business Days) notify the other Party (and provide copies or, in the case of non-written communications, details) of any material communications that have been made with any such Governmental Entity relating to any such consent, approval or action;

(C) provide the other Party (or its advisers) with a final draft of all submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow the other Party (or its advisers) a reasonable opportunity to provide comments and for the submitting Party to take into account any comments of the other Party (or its advisers) on such drafts prior to their submission, including, for the avoidance of doubt, information relating to the other Party or any of its controlled Affiliates, as the case may be, that is required in any filings made with, or written materials submitted to any Governmental Entity in connection with the Transactions;

(D) regularly review with the other Party or its advisers the progress of any communications, notifications or filings with a view to obtaining the relevant consent, approval or action from any Governmental Entity at the earliest reasonable opportunity; and

(E) to the extent it shall not prevent or materially hinder, delay or impair its ability to perform any of the responsibilities set forth in this Section 5.3(c):

(1) promptly notify the other Party reasonably in advance (and provide copies or, in the case of non-written communications, details) of any material communications it proposes to make to any such Governmental Entity relating to any such consent, approval or action, subject to consultation with the other Party pursuant to Section 5.3(c)(i)(C); and

(2) where permitted by the relevant Governmental Entity, allow persons nominated by the other Party to attend all meetings (and participate in all telephone or other conversations) with any such Governmental Entity and to make oral submissions at the meetings (or in telephone or other conversations).

(ii) Information. Subject to applicable Laws, applicable contractual obligations of confidentiality of the Parties and otherwise any necessary or appropriate confidentiality protections (including those set forth in Section 5.2), each of the Seller Parent and the Buyer Parent shall, upon request by the other, furnish the other with all information concerning itself, its controlled Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary in connection with any statement, filing, notice, application or proposal made (or to be made) by or on behalf of the Seller Parent, the Buyer Parent or any of their respective controlled Affiliates to any Governmental Entity in connection with the Transactions, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such statement, filing, notice, application or proposal. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, the Seller Parent and the Buyer Parent may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.3(c) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient Party and will not be disclosed by such outside counsel to directors, officers or employees of the recipient Party unless written consent is obtained in advance from the Party providing the materials or its legal counsel.

(iii) Without limiting the generality of the foregoing covenants and agreements in this Section 5.3(c), the Parties shall, as soon as reasonably practicable after the date hereof, agree upon the forms of (A) each of the IP Agreements with respect to the items described in the IP Term Sheet, each in customary form and in substance substantially consistent with the IP Term Sheet and (B) the Transition Services Agreement in customary form and in substance substantially consistent with the term sheet attached hereto as Exhibit D.

(iv) If prior to the First Closing, the Seller Parent or any Seller successfully negotiates an incentive agreement with the applicable Local Governmental Entity relating to an expansion of the Dalian Fab, the Seller Parent or such Seller, as applicable, shall use its reasonable best efforts to include therein an ability to assign to a Buyer the agreement or the rights and obligations set forth in such agreement relating to such incentive benefits; provided that nothing contained in this Section 5.3(c)(iv) shall obligate the Seller Parent or any Seller to negotiate any such incentive agreement.

(v) Status. Subject to applicable Laws, necessary or appropriate confidentiality protections (including those set forth in Section 5.2) and the instructions of any Governmental Entity, (i) each of the Parties shall keep the other apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the Transactions, including those contemplated by this Section 5.3, which appraisal shall include promptly furnishing the other with copies of notices or other communications received by the Seller Parent or the Buyer Parent, as the case may be, or any of their respective controlled Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations and (ii) neither the Seller Parent nor the Buyer Parent shall permit any of their respective controlled Affiliates, officers or any other Representatives to participate in any substantive meeting or substantive call with any Governmental Entity in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the Transactions unless such Party consults with the other Party reasonably in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate.

5.4     Conduct of Business.

(a)     First Closing.

(i) Subject to Section 5.4(c), during the period from the date of this Agreement until the earlier of the First Closing Date and any termination of this Agreement pursuant to ARTICLE IX, except (w) as permitted or expressly contemplated by this Agreement or any other First Closing Transaction Agreement, (x) as the Buyer Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law, or (z) as set forth on Schedule 5.4(a), the Seller Parent shall, and shall cause the Sellers and its other controlled Affiliates to:

(A) conduct the Business in all material respects in the ordinary course of business consistent with past practice; and

(B) maintain (1) the tangible Transferred Assets (including the Fab Assets) in their condition as of the date of this Agreement, ordinary wear and tear excepted, (2) insurance upon the Transferred Assets and First Closing Leased Real Properties in such amounts and of such kinds comparable to that in effect on the date of this Agreement, and (3) their respective commercial relationships with customers, suppliers and other Persons with whom any Seller deals in connection with the Business in the ordinary course.

(ii) Subject to Section 5.4(c), during the period from the date of this Agreement until the earlier of the First Closing Date and any termination of this Agreement pursuant to ARTICLE IX, except (w) as permitted under, contemplated by or approved under this Agreement or any other First Closing Transaction Agreement, (x) as the Buyer Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law or (z) as set forth on Schedule 5.4(a), the Seller Parent shall not, and shall cause the Sellers and its other controlled Affiliates not to, in connection with the Business and the Transferred Assets, take any of the following actions, as applicable:

(A) dispose of, assign, transfer, lease, sublease, license (other than licenses to Transferred NAND Patents, Transferred SSD Patents and Dual Use Patents that are automatically granted to a third party pursuant to a written agreement executed prior to the date hereof between Seller Parent or one of its Affiliates and such third party), sell, convey, charge, pledge or subject to any Lien (other than any Permitted Liens and any Liens that would be removed prior to the Closing) any Transferred Asset or vary any rights, easements, security, consents, licenses or covenants over or in respect of them, other than assets sold or disposed of in the ordinary course of business consistent with past practice;

(B) create, assume or incur, or agree to create, assume or incur, any obligation or liability (contractual or otherwise, including any Indebtedness) that would constitute an Assumed Liability except in the ordinary course of business;

(C) acquire (x) any corporation, partnership, limited liability company, other business organization or division thereof or (y) any assets other than in the ordinary course of business;

(D) initiate, settle, or offer or agree to settle, any Action relating to the Business or the Transferred Assets in excess of, individually or in the aggregate, $350,000,000;

(E) other than in the ordinary course of business, release or waive the enforcement of any nondisclosure agreement, confidentiality agreement, noncompetition agreement, non-solicitation agreement or other restrictive covenant obligation of any current or former employee or independent contractor with whom any of the Sellers deal in connection with the conduct of the Business in the ordinary course;

(F) terminate or serve any notice to terminate; surrender (or accept any surrender of); supplement, restate or amend; or waive any material rights under any Transferred Contract;

(G) terminate or serve any notice to terminate; surrender (or accept any surrender of); supplement, restate or amend; fail to renew; fail to pay any amounts payable; or waive any material rights under any Permit or certifications in respect the Transferred Assets and necessary for the conduct of the Business;

(H) other than increases to compensation or benefits (i) in the ordinary course of business consistent with past practice (including in connection with promotions), (ii) as may be required by an applicable Law or Labor Agreement or the terms of an Employee Plan, or (iii) pursuant to any agreement or other arrangement entered into with any Business Employee after the date hereof relating to any stay, retention, transaction or other similar bonus or award in respect of any Transaction where the Liability for such bonus or award is a Retained Liability, increase, individually or in the aggregate, the salary, bonus or other compensation or benefits payable to any Business Employee;

(I) enter into, adopt, amend or terminate any OpCo Employee Plan; provided that, for the avoidance of doubt, the Seller Parent or its Affiliates shall continue to provide compensation and benefits for the Business Employees under its compensation and benefits programs (other than OpCo Employee Plans);

(J) except as may be required by an applicable Law or Labor Agreement or the terms of an Employee Plan as in effect as of the date of this Agreement, (i) other than as permitted by Section 5.4(a)(ii)(H), enter into, adopt, amend or terminate any Employee Plan (or any plan or agreement that would be an Employee Plan if in effect on the date hereof), other than the adoption, entry into, amendment or termination of any Employee Plan that (1) is not targeted only to Business Employees or (2) would not result in an increase in Liability to the Buyer Parent, Buyer or their Affiliates; (ii) transfer the employment of any Business Employee such that the employee would no longer meet the criteria necessary to qualify as a Business Employee other than as a result of such Business Employee (other than a Key Employee or a Senior Business Employee who has received and accepted an offer of employment from Buyer Parent or one of its Affiliates, except with the consent of the general manager of the employer of such NAND Business Employee or the general manager of the employer of such SSD Business Employee, as applicable) applying and being selected in a competitive process not targeted at Business Employees; (iii) terminate the employment of any Business Employee other than for cause or, for those Business Employees other than any Key Employee and Senior Business Employee who has received and accepted an offer of employment from Buyer Parent or one of its Affiliates, in the ordinary course of business consistent with past practices; or (iv) hire any individual for the NAND Business or the SSD Business who would be a Business Employee (other than an Objecting Employee) if such individual was employed by the Sellers or their Affiliates as of the date hereof, or transfer the employment of any individual employed by the Sellers or their Affiliates such that the individual would become a Business Employee, in either case, other than a Core Division NAND Employee or a Core Division SSD Employee as contemplated by Section 6.1(a) or to replace any Business Employee (except for the replacement of any Key Employee) whose employment terminates voluntarily or terminates or transfers in accordance with clauses (ii) or (iii) hereof and with compensation and benefits substantially similar to those provided to similarly situated Business Employees;

(K) to the extent relating to the Business Employees, (i) enter into any negotiation in respect of, enter into or amend any Labor Agreement or (ii) recognize or certify any Employee Representative Body;

(L) to the extent relating to the Business Employees, effect or permit a plant closing, mass layoff or similar event under the WARN Act;

(M) except as necessary in the ordinary conduct of the Business consistent with past practice, (1) grant or acquire, agree to grant to or acquire from any Person, or, except as set forth in Section 5.4(a)(ii)(O), dispose of or permit to lapse any rights to any material Intellectual Property Rights of the Business, or disclose or agree to disclose to any Person, other than representatives of the Buyer Parent, any Trade Secret, or (2) compromise, settle or agree to settle, or consent to judgment in, any one or more Actions or institute any Action concerning any material Intellectual Property Rights of the Business;

(N) grant, modify or terminate any rights, or enter into any Contract, that would prevent, restrict or conflict with the entry into or the grant of any rights or licenses under, or the performance of, any of the terms of the IP License Agreements;

(O) except in the ordinary course of business consistent with past practice, fail to (1) pay any annuity, maintenance or other fee or file any document in connection with granted patents, registered trademarks, and registered copyrights included in the Transferred IP or (2) diligently prosecute and respond to any office action when due (subject to extension of such due date, as permitted by applicable Law) in connection with any pending patent application included in the Transferred IP; provided that the Seller Parent may abandon a patent application after it has been finally rejected or when the next step for that application is to appeal a rejection;

(P) incorporate, embed, combine, link to, or distribute any Open Source Materials in a manner that would subject any proprietary or Business Software included in the Transferred Technology to any Copyleft License;

(Q) write down or write up (or fail to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or revalue any of the Transferred Assets, in all cases other than in the ordinary course of business and in accordance with GAAP;

(R) order raw materials or other supplies for the manufacture of Products in quantities that are not in the ordinary course of business and consistent with the manufacturing needs of the Business;

(S) unless required by applicable Law, (I) change any material Tax election, (II) make any material Tax election (to the extent making such election requires the filing of a Tax Return), (III) file any Tax Return other than in the ordinary course of business consistent with past practices, or any amended Tax Return, or (IV) apply for, obtain, or enter into any Tax ruling, closing agreement or other similar Contract, agreement or arrangement with a Governmental Entity if, in the case of the foregoing clauses (I) - (IV), such action would reasonably be expected to increase the liability of the Buyer Parent or any of its Affiliates (including, after the Second Closing, OpCo) for Taxes that are not Retained Tax Liabilities;

(T) sell, dispose, encumber or pledge any of the equity interests of OpCo or grant options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to such equity interests, or grant any rights to purchase or acquire equity interests of OpCo; or

(U) agree or commit to take any action described in this Section 5.4(a)(ii).

      (iii) Notwithstanding the foregoing, nothing in this Section 5.4(a) shall prohibit or otherwise restrict in any way the operation of the business of the Seller Parent or any of its Subsidiaries, except solely with respect to the conduct of the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees as expressly provided in this Section 5.4(a), and nothing contained herein shall give the Buyer Parent or any Buyer any right to manage, control, direct or be involved in the management of the Seller Parent or any Seller at any time or the management of (A) the SSD Business, the First Closing Transferred Assets, the First Closing Assumed Liabilities or the Transferred SSD Employees prior to the First Closing or (B) the NAND

Business, the Second Closing Transferred Assets, the Second Closing Assumed Liabilities or the Transferred NAND Employees prior to the Second Closing.

(b)     Second Closing.

          (i) Subject to Section 5.4(c), during the period from the date of this Agreement until the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, except (w) as permitted under, contemplated by or approved under this Agreement or any other Transaction Agreement (including the Manufacturing and Sale Agreement), (x) as the Buyer Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law, or (z) as set forth on Schedule 5.4(b), the Seller Parent shall, and shall cause the Sellers and its other controlled Affiliates to:

(A) conduct the NAND Business in all material respects in the ordinary course of business; and

(B) maintain (1) the tangible Second Closing Transferred Assets in their condition as of the First Closing Date, ordinary wear and tear excepted, (2) insurance upon the Second Closing Transferred Assets in such amounts and of such kinds comparable to that in effect on the First Closing Date, and (3) their respective commercial relationships with customers, suppliers and other Persons with whom any Seller deals in connection with the NAND Business in the ordinary course.

        (ii) Subject to Section 5.4(c), during the period from the First Closing Date until the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, except (w) as expressly permitted under, contemplated by or approved under this Agreement or any other Transaction Agreement (including the Manufacturing and Sale Agreement), (x) as the Buyer Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law, or (z) as set forth on Schedule 5.4(b), the Seller Parent shall not, and shall cause the Sellers and its other controlled Affiliates not to, in connection with the NAND Business and the Second Closing Transferred Assets, take any of the following actions, as applicable:

(A) enter into, adopt, amend or terminate any OpCo Employee Plan; provided that, for the avoidance of doubt, the Seller Parent or its Affiliates shall continue to provide compensation and benefits for the NAND Business Employees under its compensation and benefits programs (other than OpCo Employee Plans) until such time after the First Closing as the Seller Parent or its Affiliates and the Buyer Parent or its Affiliates elect to establish OpCo Employee Plans; provided, however, the Seller Parent and its Affiliates (other than OpCo) shall be permitted to enter to any agreement or other arrangement with any NAND Business Employee relating to any stay, retention, transaction or other similar bonus or award in respect of the Second Closing Transaction and to the extent of any conflict between this Section 5.4(b)(ii)(A) and any provision of any other Transaction Agreement (including the Manufacturing and Sale Agreement), this Section 5.4(b)(ii)(A) shall control, provided that the Liability for any such bonus or award shall not be a Second Closing Assumed Liability;

(B) except as required by applicable Law or Labor Agreement or the terms of an Employee Plan as in effect as of the date of this Agreement or adopted in accordance with the terms hereof, (i) enter into, adopt, amend or terminate any Employee Plan (or any plan or agreement that would be an Employee Plan if in effect on the date hereof), other than the adoption, entry into, amendment or termination of any Employee Plan that (x) is not targeted only to NAND Business Employees, (y) is in the ordinary course of business or (z) would not be expected to result in a material increase in Liability to the Buyer Parent, Buyer or their Affiliates, (ii) transfer the employment of any NAND Business Employee such that the employee would no longer meet the criteria necessary to qualify as a NAND Business Employee other than as a result of such NAND Business Employee (other than a Key Employee or Senior Business Employee who is a NAND Business Employee who has received and accepted an offer of employment from the Buyer Parent or one of its Affiliates, except with the consent of the general manager of the employer of such NAND Business Employee) applying and being selected in a competitive process not targeted at NAND Business Employees, (iii) terminate the employment of any NAND Business Employee other than for cause or, for those NAND Business Employees other than any Key Employee and Senior Business Employee who has received and accepted an offer of employment from the Buyer Parent or one of its Affiliates, in the ordinary course of business consistent with past practices, (iv) hire any individual for the NAND Business who would be a NAND Business Employee if such individual was employed by the Sellers or their Affiliates as of the date hereof, or transfer the employment of any individual employed by the Sellers or their Affiliates such that the individual would become a NAND Business Employee, in either case, other than a Core Division NAND Employee as contemplated by Section 6.1(a) or to replace any NAND Business Employee (except for the replacement of any Key Employee) whose employment terminates voluntarily or terminates or transfers in accordance with clauses (ii) or (iii) hereof and with compensation and benefits substantially similar to those provided to similarly situated NAND Business Employees;

(C) to the extent relating to the NAND Business Employees, (i) enter into any negotiation in respect of, enter into or amend any Labor Agreement or (ii) recognize or certify any Employee Representative Body;

(D) except as necessary in the ordinary conduct of the Business consistent with past practice, (i) grant or acquire, agree to grant to or acquire from any Person, or, except as set forth in clause (F) of this Section 5.4(b)(ii), dispose of or permit to lapse any rights to any material Intellectual Property Rights (other than other than Contracts pursuant to which the Seller Parent (or any of its Affiliates) grants a License to a company-wide portfolio of Patents owned, controlled or licensable by the Seller Parent (or any of its Affiliates)), or disclose or agree to disclose to any Person, other than representatives of the Buyer Parent, any Trade Secret, or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more Actions or institute any Action concerning any material Intellectual Property Rights of the NAND Business;

(E) grant, modify or terminate any rights, or enter into any Contract, that would prevent, restrict or conflict with the entry into or the grant of any rights or licenses under, or the performance of, any of the terms of the NAND IP License Agreement;

(F) except in the ordinary course of business consistent with past practice, fail to (1) pay any annuity, maintenance or other fee or file any document in connection with granted patents, registered trademarks, and registered copyrights included in the Transferred NAND IP or (2) diligently prosecute and respond to any office action when due (subject to extension of such due date, as permitted by applicable Law) in connection with any pending patent application included in the Transferred NAND IP; provided that the Seller Parent may abandon a patent application after it has been finally rejected or when the next step for that application is to appeal a rejection;

(G) unless required by applicable Law, (I) change any material Tax election, (II) make any material Tax election (to the extent making such election requires the filing of a Tax Return), (III) file any Tax Return other than in the ordinary course of business consistent with past practices, or any amended Tax Return, or (IV) apply for, obtain, or enter into any Tax ruling, closing agreement or other similar Contract, agreement or arrangement with a Governmental Entity, if, in the case of the foregoing clauses (I) - (IV), such action would reasonably be expected to increase the liability of the Buyer Parent or any of its Affiliates (including, after the Second Closing, OpCo) for Taxes that are not Retained Tax Liabilities;

(H) sell, dispose, encumber or pledge any of the equity interests of OpCo or grant options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to such equity interests, or grant any rights to purchase or acquire equity interests of OpCo; or

(I) declare, set aside or make any payment or distribution of cash or other property with respect to OpCo’s outstanding capital stock or other equity interests in excess of an amount equal to (I) the Deferred Revenue Amount minus (II) all Taxes imposed on China OpCo in connection with the receipt or recognition of income resulting from the Deferred Revenue Amount (including any such Taxes reasonably expected to be imposed on China OpCo after the Second Closing) minus (III) any amount of the Deferred Revenue Amount previously distributed by, or transferred out of, OpCo minus (IV) all Taxes reasonably expected to be imposed on China OpCo or the direct equityholder of China OpCo in connection with any distribution of any portion of the Deferred Revenue Amount (as reduced pursuant to clauses (II) through (III)) after the Second Closing.

(iii)     Notwithstanding the foregoing, nothing in this Section 5.4(b) shall prohibit or otherwise restrict in any way the operation of the business of the Seller Parent or any of its Subsidiaries, except solely with respect to the conduct of the NAND Business, the Second Closing Transferred Assets as expressly provided in this Section 5.4(b), and nothing contained herein shall give the Buyer Parent or any Buyer any right to manage, control, direct or be involved in the management of the Seller Parent or any Seller at any time.

(c) The Parties acknowledge that following the date hereof, each of the Seller Parent or any of its Affiliates and Buyer Parent or any of its Affiliates may receive information that would cause that Person to determine that (i) one or more employees of the Seller Parent or any of its Affiliates was omitted from the schedule of SSD Business Employees or NAND Business Employees, as applicable, but should have been placed on the applicable schedule based on such employee’s work and responsibilities, or (ii) one or more employees of the Seller Parent or any of its Affiliates was placed on the schedule of SSD Business Employees or NAND Business Employees, as applicable, but should not have been placed on such schedule based on such employee’s work and responsibilities. From the date hereof until the earlier of (A) the First Closing and (B) any termination of this Agreement pursuant to ARTICLE IX, upon the request of either of the Parties, the Parties shall (y) consult with each other in good faith regarding any such proposed addition to or removal from the applicable schedule, and (z) cooperate and negotiate in good faith to agree upon such addition to or removal from the list of employees, but ultimately subject to the consent of the non-requesting Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary set forth herein, such additions and removals shall not be considered or treated as a supplement to or amendment of the Disclosure Schedule for purposes of Section 5.8.

5.5     Public Announcements. The Parties will publicly announce this Agreement and the Transactions at a mutually agreeable time following the execution hereof pursuant to a mutually agreed upon press release prepared jointly through consultation by the Parties prior to the time of such announcement. Otherwise, neither Party nor any of its Affiliates will issue any press release or otherwise make any public statements or announcements with respect to this Agreement or any of the Transactions without the prior written consent of the other Party, other than any such release or statement as is required by applicable Law, including the rules or regulations of any securities exchange, in which case such Party or Affiliate will use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith any revisions by such other Party with respect thereto. Any filings by either the Buyer Parent or the Seller Parent required by Law, including any filings with the Securities and Exchange Commission, the Korea Exchange, the Financial Services Commission of Korea and the Financial Supervisory Service of Korea, shall contain no more than the information required to be included in such filings based on the advice of counsel to such Party.

5.6     Recordation of Transferred IP. The Buyer Parent acknowledges and agrees that the Buyer Parent or its Affiliates shall be responsible, at the Buyer Parent’s sole cost and expense, for all applicable recordations and perfection of the assignment to the Buyer Parent or one of its Affiliates of the Transferred IP from the Seller Parent or another Seller. From and after the date of this Agreement, the Seller Parent will assist the Buyer Parent, its Affiliates or any successor thereto, at the reasonable request of the Buyer Parent, its Affiliates or any successor thereto, at the Buyer Parent’s sole cost and expense, to perform all actions reasonably necessary to perfect, record or otherwise give effect to the assignment of the Transferred IP to the relevant Buyer as contemplated by this Section 5.6 including entering into stand-alone assignment agreements, notarizing such agreements, and instructing local counsel or the United States Patent and Trademark Office, or any foreign or national equivalent, to file or otherwise evidence any such assignment.

5.7     Seller Marks; MTI IP.

(a)     The Buyer Parent, for itself and its Affiliates, acknowledges and agrees that neither the Buyer Parent nor any Buyer is purchasing, acquiring or otherwise obtaining any right, title or interest in or to the Seller Marks. Notwithstanding the foregoing, the Buyer Parent and its Affiliates may, in the ongoing conduct of the Business, utilize materials and assets (including stationery, forms, business cards and other similar items) that bear the Seller Marks as of each Closing Date for up to twelve (12) months following such Closing Date. Any use by the Buyer Parent and its Affiliates of any materials and assets that bear the Seller Marks is subject to the use of such materials and assets in a form and manner, and with standards of quality, as in effect for such materials, assets and the Seller Marks as of the applicable Closing Date.

(b)     The Buyer Parent, for itself and its Affiliates, acknowledges and agrees that neither the Buyer Parent nor any Buyer is purchasing, acquiring or otherwise obtaining any right, title or interest in any Intellectual Property Rights owned or controlled by MTI for which neither the Seller Parent nor any Seller has a right to sell, transfer, assign, convey or grant any rights to (including by license) to the Buyer Parent or any Buyer.

5.8     Notification of Certain Matters; Disclosure Schedule Supplements.

(a)     First Closing.

(i) Notifications. During the period from the date of this Agreement until the earlier of the First Closing Date and any termination of this Agreement pursuant to ARTICLE IX, the Buyer Parent on the one hand and the Seller Parent on the other hand shall promptly notify the other Party in reasonable detail in writing of (A) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in ARTICLE VIII-A becoming incapable of being satisfied, (B) any notice or other communication received by such Party from any Governmental Entity in connection with the First Closing Transaction Agreements or the First Closing Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the First Closing Transaction Agreements or the First Closing Transactions, or (C) any Action commenced or, to the Knowledge of the Buyer Parent or the Knowledge of the Seller Parent, as the case may be, threatened against, such Party or its Subsidiaries or its business or assets and relating to any First Closing Transaction Agreement or First Closing Transaction. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.8(a)(i) shall not (1) cure any breach of, or non-compliance with, any other provision of this Agreement, (2) limit the remedies available to the Party receiving such notice, (3) constitute an acknowledgment or admission of breach of this Agreement or (4) constitute a Disclosure Schedule supplement or amendment as contemplated by Section 5.8(a)(ii).

(ii) Schedule Supplement. Prior to the First Closing, the Seller Parent shall periodically supplement or amend the Disclosure Schedule with respect to any matter arising or discovered after the date of this Agreement, which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedule; provided that, the Seller Parent shall not (A) supplement or amend the Disclosure Schedule more than twice in such period, (B) supplement or amend the Disclosure Schedule following the date falling forty-five (45) days prior to when the First Closing is reasonably expected to occur. Any disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in ARTICLE VIII-A have been satisfied; provided, however, that if any such disclosure provides the Buyer Parent the right, pursuant to Section 9.1(a), to terminate this Agreement and the Buyer Parent does not elect to so terminate within forty-five (45) days after the Buyer Parent’s receipt of such supplement or amendment, then (A) the disclosure in such supplement or amendment shall be incorporated fully into the Disclosure Schedule for purposes of the termination rights contained in this Agreement and of determining whether or not the conditions set forth in ARTICLE VIII have been satisfied and (B) the Buyer Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters disclosed on such supplement or amendment (but, for the avoidance of doubt, shall not be deemed to have irrevocably waived its right to indemnification under ARTICLE X with respect to such matters). Nothing in this Agreement, including this Section 5.8(a), shall imply that the Seller Parent is making any representation or warranty as of any date other than the date of this Agreement and/or the applicable Closing Date (as specified in the applicable representation or warranty).

(b)     Second Closing.

(i) Notifications; NAND Schedules. During the period from the date of this Agreement until the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, the Buyer Parent on the one hand and the Seller Parent on the other hand shall promptly notify the other Party in reasonable detail in writing of (A) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in ARTICLE VIII-B becoming incapable of being satisfied, (B) any notice or other communication received by such Party from any Governmental Entity in connection with the Second Closing Transaction Agreements or the Second Closing Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Second Closing Transaction Agreements or the Second Closing Transactions, or (C) any Action commenced or, to the Knowledge of the Buyer Parent or the Knowledge of the Seller Parent, as the case may be, threatened against, such Party or its Subsidiaries or its business or assets and relating to any Second Closing Transaction Agreements or Second Closing Transaction, and the Seller Parent shall promptly notify the Buyer Parent in reasonable detail in writing of any other material development relevant to the NAND Business. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.8(b)(i) shall not (1) cure any breach of, or non-compliance with, any other provision of this Agreement, (2) limit the remedies available to the Party receiving such notice, (3) constitute an acknowledgment or admission of breach of this Agreement, or (4) constitute a Disclosure Schedule supplement or amendment as contemplated by Section 5.8(b)(ii). The Seller Parent also shall provide prompt notice to the Buyer Parent of any NAND Release and Waiver.

(ii) Schedule Supplement. At any time after the First Closing, the Seller Parent shall periodically supplement or amend the Disclosure Schedule, with respect to any matter affecting or concerning the NAND Business or any Second Closing Transferred Asset, Second Closing Excluded Asset, Second Closing Assumed Liability, or any Retained Liability relating to any of the foregoing, which arises or is discovered after the First Closing; provided that (A) no such supplement or amendment may (x) remove an asset or liability from the Second Closing Transferred Assets and Retained Liabilities, as applicable, or (y) add an asset or liability from the Second Closing Excluded Assets and Second Closing Assumed Liabilities, as applicable, in each case, without the Buyer Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned if, and to the extent that, any such removed or added asset or liability is being removed or added due to the ordinary course operation of the NAND Business by the Seller Parent and its Affiliates, and (B), the Seller Parent shall not (x) supplement or amend the Disclosure Schedule more than once in each six (6)-month period commencing on the date of this Agreement, (y) supplement or amend the Disclosure Schedule following the date falling forty-five (45) days prior to when the Second Closing is reasonably expected to occur. Any disclosure in any such supplement or amendment concerning any action taken or not taken pursuant to the terms of, or any removal or addition of any asset or liability permitted or contemplated by or approved under or pursuant to, the Manufacturing and Sale Agreement shall be deemed to have cured any inaccuracy in, or breach of, any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained herein or of determining whether or not the conditions set forth in ARTICLE VIII-B have been satisfied. Any other disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in, or breach of, any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in ARTICLE VIII-B have been satisfied. Nothing in this Agreement, including this Section 5.8(b), shall imply that the Seller Parent is making any representation or warranty as of any date other than the date of this Agreement and/or the applicable Closing Date (as specified in the applicable representation or warranty); provided, however, that if any such disclosure provides the Buyer Parent the right, pursuant to Section 9.1(b), to terminate this Agreement and the Buyer Parent does not elect to so terminate within forty-five (45) days after the Buyer Parent’s receipt of such supplement or amendment, then (A) the disclosure in such supplement or amendment shall be incorporated fully into the Disclosure Schedule for purposes of the termination rights contained in this Agreement and of determining whether or not the conditions set forth in ARTICLE VIII have been satisfied and (B) the Buyer Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters disclosed on such supplement or amendment (but, for the avoidance of doubt, shall not be deemed to have irrevocably waived its right to indemnification under ARTICLE X with respect to such matters).

5.9     Exclusive Dealing.

(a)     On the date of this Agreement, the Seller Parent shall, and shall cause its Representatives to, immediately discontinue any discussions or negotiations with any Person (other than the Buyer Parent) relating to a potential Acquisition Transaction.

(b)     From the date of this Agreement until the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, the Seller Parent will not, and will cause its Representatives not to, directly or indirectly, take any of the following actions with any Person other than the Buyer Parent: (i) solicit, initiate, authorize, recommend, or knowingly encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to, or that would reasonably be expected to lead to, a potential Acquisition Transaction, (ii) furnish or cause to be furnished to any Person, other than the Buyer Parent, non-public information relating to any of the SSD Business, the Fab Assets or the NAND Business in connection with a potential Acquisition Transaction, or (iii) enter into any agreement with any Person providing for a potential Acquisition Transaction.

(c)     If the Seller Parent or any of its Representatives receives any inquiry or proposal relating to a potential Acquisition Transaction from any Person (other than the Buyer Parent) at any time prior to the earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, then the Seller Parent shall (i) promptly notify such Person in writing that the Seller Parent is subject to a contractual obligation not to consider such inquiry or proposal and (ii) notify the

Buyer Parent of the fact of, but not any terms of, such inquiry or proposal and the Seller Parent’s response thereto.

(d)     Within a reasonable time following the date hereof, the Seller Parent shall request, or cause to be requested, that any Person that has since January 1, 2018 executed a confidentiality agreement (other than the Confidentiality Agreement) relating to an Acquisition Transaction or a potential Acquisition Transaction to promptly return or destroy all information, documents and materials relating to any such proposal with respect to an Acquisition Transaction, to the Business, to any of the Sellers’ or the Sellers’ respective businesses, operations or affairs heretofore furnished by any Seller or their respective officers or directors or any of their Affiliates to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, in each case, for all Persons other than the Sellers, the Buyer and their respective directors, officers, employees, advisors or Representatives.

5.10     Transition Services Agreement. The Seller Parent shall cause the applicable Seller(s), and the Buyer Parent shall cause the applicable Buyer(s), to execute and deliver at the First Closing the Transition Services Agreement.

5.11     Wafer Manufacturing and Sale Agreement. The Seller Parent shall cause the applicable Seller(s), and the Buyer Parent shall cause the applicable Buyer(s), to execute and deliver at the First Closing the Wafer Manufacturing and Sale Agreement substantially in the form attached hereto as Exhibit E (the “Manufacturing and Sale Agreement”).

5.12     Third Party Consents.

(a)     The Seller Parent shall (and shall cause the relevant Seller or, if and as applicable, each of its other relevant Affiliates, to) use its commercially reasonable efforts to obtain the Transfer Consents (other than any Permits necessary to be obtained from any Governmental Entity) prior to the First Closing, as applicable (collectively, the “Third Party Consents”); provided that no Seller nor any of its Affiliates shall be required to pay any consideration for any such Third Party Consent. The Buyer Parent shall (and shall cause the relevant Buyer or, if and as applicable, each of its other relevant Affiliates, to) reasonably cooperate with the Seller Parent to assist it in obtaining the Third Party Consents. Any costs or expenses arising out of or related to seeking or obtaining the Third Party Consents shall be borne equally between the Parties. Upon obtaining the Third Party Consent, the Seller Parent shall, promptly convey, transfer, assign or deliver or cause to be conveyed, transferred, assigned or delivered such Transferred Assets.

(b)     Pending, or in the absence of, any Third Party Consents, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer Parent or the relevant Buyer the economic claims, rights and benefits and liabilities of use of such Contract (excluding any Permits), and the Seller Parent or the relevant Seller shall continue to perform such Contracts (other than any Permits) upon the direction of the Buyer Parent; provided that the Seller Parent shall bear any incremental economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 5.12(b). To the extent, and only to the extent, the Buyer Parent or the relevant Buyer is able to receive the economic claims, rights and benefits under any Transferred Asset, the Buyer Parent shall be responsible for the Assumed Liabilities, if any, arising under such Transferred Asset.

5.13     Technology Transfer Procedures.

(a)     Prior to the First Closing, the Parties shall, subject to Section 2.15, use their respective reasonable best efforts to cooperate and work to develop a plan to transfer to the applicable Buyer(s) at the First Closing (i) the Transferred SSD Technology and (ii) copies of the Licensed SSD Technology.

(b)     Any third party costs and expenses related to such transfer plan shall be borne equally between the Parties.

5.14     Shared Contracts. The Parties acknowledge that the Seller Parent and its Affiliates are parties to certain Contracts that relate to both the operations or conduct of the Business as well as other businesses of one or more of the Seller Parent and its Affiliates (which do not include any Contracts granting a corporate-level license to the Seller Parent and its Affiliates that, with respect to the Business, is used to provide corporate-level services to the Business and other businesses or Affiliates of the Seller Parent), but that will remain with the Seller Parent and its Affiliates after the relevant Closing (other than any Permits, the “Shared Contracts”). The nature of the goods, services or intellectual property rights provided under the Shared Contracts as of the date of this Agreement is set forth on Schedule 5.14. During the period prior to the First Closing, the Parties shall cooperate and shall use their respective commercially reasonable efforts (including, with respect to the Buyer Parent, efforts to amend and/or supplement any existing Contracts the Buyer Parent or any of its Affiliates has with the counterparties to the Shared Contracts in order to receive or provide all or some portion of the Shared Contract Rights under such existing Contracts, which Contract, as so amended or supplemented, would be a Replacement Contract) to obtain the agreement of the counterparties to each such Shared Contract to enter into a new Contract (or Contract amendment, as applicable), effective as of the relevant Closing Date (each, a “Replacement Contract”), pursuant to which the Buyer Parent or another Buyer, as applicable, will receive or provide the goods, services and intellectual property rights provided to or by the Seller Parent and its Affiliates as of the date hereof pursuant to the Shared Contract (the “Shared Contract Rights”) on price and terms and conditions on and following the relevant Closing substantially similar to those contained in the Shared Contract as of the date hereof. If, as of the First Closing, the Seller Parent or one of its Affiliates is required, pursuant to a Shared Contract, to purchase goods or services used in or by the SSD Business, then the Buyer Parent or another Buyer, as applicable, shall purchase such goods or services from the Seller Parent or its Affiliate, as applicable, for the cost being charged therefor under the applicable Shared Contract, as reflected on Schedule 5.14, or the Buyer Parent may decline to purchase such goods or services if it reasonably determines after the First Closing that the SSD Business does not require such goods or services, or it can procure such goods or services at more favorable pricing than is charged under the applicable Shared Contract. If one or more Replacement Contracts are not so obtained prior to the relevant Closing, unless the Parties otherwise agree in writing or unless doing so would not be permitted by applicable Law, the terms of the applicable Shared Contract or the applicable counterparty, for a reasonable period of time following the relevant Closing, the Parties will cooperate with each other in any reasonable arrangements designed to provide to the Buyer Parent or the relevant Buyer the Shared Contract Rights of the applicable Shared Contract (and the Seller Parent or its applicable Affiliate shall continue to perform such Shared Contract upon the direction of the Buyer Parent); provided that the Buyer Parent or the relevant Buyer shall bear any incremental economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 5.14 (other than any Liability arising from a Shared Contract counterparty asserting that the operation of this Section 5.14 is a breach of such Shared Contract, in which case such Liability shall solely be for the account of the Seller Parent or its applicable

Affiliate), and if the Buyer Parent or the relevant Buyer fails to timely and fully bear such Liabilities with respect to any Shared Contract, the Seller Parent shall no longer be obligated to provide Shared Contract Rights for any Shared Contract hereunder. The Parties agree to treat any Shared Contract Rights borne by the Buyer Parent or a Buyer as a Liability of such Person for Tax purposes unless otherwise required by applicable Law. Further, any reasonable out-of-pocket costs or expenses arising out of or related to seeking or obtaining any Replacement Contracts shall be borne by the Buyer Parent.

5.15     Affiliate Transactions. On or before the First Closing Date, except (a) pursuant to any Transaction Agreements and (b) in connection with any Retained Liabilities or Shared Contracts, all Contracts, arrangements and other transactions between the Seller Parent or any of its Affiliates, on the one hand, and any Related Person, on the other hand, relating to the SSD Business or the First Closing Transferred Assets shall be terminated in full, without any liability to any Buyer following the First Closing, and the Seller Parent shall deliver written evidence, in form and substance satisfactory to the Buyer Parent, of such termination; provided that if any such transactions remain in effect after the First Closing, the Buyer Parent and the Seller Parent shall (or shall cause their respective Affiliates to) terminate such transactions without any liability to the Buyer Parent or its Affiliates.

5.16     Warranty Claims. The Buyer Parent shall, or shall cause the relevant Buyer to, honor the product warranties for Products sold by the Business prior to the relevant Closing Date; provided that the Seller Parent shall reimburse the Buyer Parent or the relevant Buyer on demand for the costs and expenses of honoring the product warranties in the ordinary course of the Business, consistent with past practice.

5.17     Insurance Matters. In the event of any casualty, condemnation or other loss of any Transferred Assets, the Seller Parent shall, and shall cause the relevant Seller to, apply any insurance proceeds received by any Seller after the date hereof in respect of such casualty, condemnation or other loss to the prompt repair, replacement and restoration thereof in substantially the same condition of such Transferred Assets as they existed before such event, or to such other (better) condition, if doing so would be in the ordinary course of business, consistent with past practice or is required by applicable Law.

5.18     Non-Competition.

(a)     Subject to the provisions of Section 5.18(b), except with the prior written consent of the Buyer Parent, from the First Closing until the date that is five (5) years after the First Closing Date, the Seller Parent shall not, and shall cause its Subsidiaries (the Seller Parent together with its Subsidiaries and their respective controlled Affiliates (each a “Restricted Entity”)) not to, operate or engage in any business conduct or activity worldwide that would compete with or is substantially similar to the NAND Business or the SSD Business (such business, a “Competing Business”); provided that in no event shall any business conduct or activity, or any Restricted Entity or other Person engaged in any business conduct or activity, involving or relating to the development, design, manufacture, assembly, testing, marketing or sale of a Client Hybrid Product or 3DXP Memory Technology be, or be deemed to be, a Competing Business.

(b)     Notwithstanding any provision to the contrary in this Section 5.18(b) any Restricted Entity may, directly or indirectly:

(i) purchase or otherwise acquire by merger, purchase of assets, stock or equity interest or otherwise any Person or business the acquisition of which would otherwise cause non-compliance with Section 5.18(a), so long as no more than 5% of the revenues of such Person or business are derived from the Competing Business;

(ii) acquire, own or manage for the account of third parties indirectly through a mutual fund, employee benefit plan, trust account not controlled by the Seller Parent, its Subsidiaries or controlled Affiliates, or similar investment pool or vehicle, any class of security of any Person regardless of whether such Person engages in a Competing Business;

(iii) acquire, own, operate, manage or otherwise engage in any businesses or activities relating to the development, design, manufacture, assembly, testing, marketing or sale of either a Client Hybrid Product or 3DXP Memory Technology;

(iv) operate OpCo; or

(v) exercise, engage in and perform any of its respective rights or obligations under any Transaction Agreement.

5.19     Non-Solicitation.

(a)     Except as prohibited by applicable Law, from the First Closing until the earlier of (i) the first anniversary of the First Closing Date or (ii) in the event this Agreement is terminated in accordance with ARTICLE IX, the first anniversary following the date of such termination, the Seller Parent shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Buyer Parent, directly or indirectly, (A) hire or engage any SSD Business Employee, (B) solicit for employment or engagement any SSD Business Employee or (C) induce or encourage any SSD Business Employee to no longer be employed by or provide services to the Buyer Parent or any of the other Buyers; provided that the foregoing shall not preclude the Seller Parent or any of its Affiliates from engaging in generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by a recruiting agency, in each case, that are not targeted specifically at SSD Business Employees.

(b)     Except as prohibited by applicable Law, from the Second Closing until the first anniversary of the Second Closing Date, the Seller Parent shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Buyer Parent, directly or indirectly, (A) hire or engage any NAND Business Employee, (B) solicit for employment or engagement any NAND Business Employee or (C) induce or encourage any NAND Business Employee to no longer be employed by or provide services to the Buyer Parent or any of the other Buyers; provided that the foregoing shall not preclude the Seller Parent or any of its Affiliates from engaging in generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by a recruiting agency, in each case, that are not targeted specifically at NAND Business Employees.

(c)     If this Agreement shall be terminated in accordance with ARTICLE IX, for the one (1) year period following the date of such termination, the Buyer Parent shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Seller Parent, directly or indirectly, (i) solicit for employment or engagement any Key Employee, or (ii) induce or encourage any Key Employee to no longer be employed by or provide services to the Seller Parent or any of its Affiliates; provided that the foregoing shall not preclude the Buyer Parent or any of its Affiliates from engaging in generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by a recruiting agency, in each case, that are not targeted specifically at Key Employees.

5.20     Preparation and Delivery of Required Financial Statements.

  (a)     Within forty-five (45) days following the last day of each fiscal quarter ending during the period that commences on the date of this Agreement and ends on the First Closing Date, the Seller Parent shall prepare and deliver to the Buyer Parent unaudited combined financial statements of the Business and Fab Assets consisting of the balance sheet as at, and the related statement of income as of, the last day of each such fiscal quarter, in each case excluding any income tax provision balances and/or activity (the “Required Business Financial Statements”), which Required Business Financial Statements shall (x) be prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and (y) not, for the avoidance of doubt, contain normal year-end adjustments.

  (b)     Within forty-five (45) days following the end of each fiscal quarter ending during the period that commences on First Closing Date and ends on the Second Closing Date, the Seller Parent shall prepare and deliver to the Buyer Parent unaudited combined financial statements of OpCo consisting of the balance sheet and an unaudited statement of stockholders’ equity as at, and the related statement of income as of, the last day of each such fiscal quarter, in each case excluding any income tax provision balances and/or activity (the “Required NAND Financial Statements”), which Required NAND Financial Statements shall (x) be prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and (y) not, for the avoidance of doubt, contain normal year-end adjustments.

  (c)     The Seller Parent shall (i) assist promptly, and use its reasonable best efforts to cause its Representatives to assist promptly, the Buyer Parent and its Representatives in connection with the preparation of any filings, documents, or other materials that may be required in connection with the Transactions, or otherwise in connection with Buyer’s reporting obligations under applicable Laws and (ii) supply promptly and further furnish promptly, and use its reasonable best efforts to cause its Representatives to supply and furnish promptly, any and all information, documents, and records as the Buyer Parent may reasonably request, and upon reasonable advance notice provide reasonable access to the Seller Parent’s personnel and facilities, in connection with the matters contemplated by this Section 5.20(c). The Seller Parent agrees that the Required Business Financial Statements and the Required NAND Financial Statements will comply in all material respects with the applicable accounting standards.

5.21     Financing Cooperation.

  (a)     Prior to the First Closing, the Seller Parent shall use, and shall cause its Subsidiaries to use, and shall use its commercially reasonable efforts to cause the respective Representatives of the Seller Parent and its Subsidiaries to use, in each case, commercially reasonable efforts to provide to the Buyer Parent all cooperation reasonably requested in writing by the Buyer Parent as necessary to obtain Financing (provided that such requested cooperation does not unreasonably interfere (in the Seller Parent’s reasonable judgment) with the Business or the other businesses or the operations of the Seller Parent, its Subsidiaries or any of their respective Affiliates), including using commercially reasonable efforts to:

(i) furnish the Buyer Parent information regarding the Business and the Fab Assets as is reasonably requested by the Buyer Parent in connection with the Buyer Parent’s preparation of schedules to the definitive agreements with respect to the Financing;

(ii) assist the Buyer Parent and the Potential Financing Sources with the preparation of customary lender presentations, confidential information memoranda and similar marketing materials required in connection with the Financing; and

(iii) cooperate with the customary pre-closing due diligence investigation of the Potential Financing Sources with respect to the Business and the Fab Assets.

The foregoing notwithstanding, none of the Seller Parent or any of its Subsidiaries shall be required to take or to permit the taking of any action pursuant to this Section 5.21(a) that: (A) would require the Seller Parent, its Affiliates or any persons who are officers or directors of such entities to enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (B) would cause any representation or warranty in this Agreement to be breached by the Seller Parent or any of its Affiliates or cause any condition set forth in ARTICLE VIII to fail to be satisfied, (C) would require the Seller Parent, any of its Affiliates or any of their respective Representatives to pay any commitment or other fee, or incur any cost or expense that is not reimbursed by the Buyer Parent pursuant to Section 5.21(c), (D) would cause the Seller Parent, any of its Affiliates or any of their respective Representatives to incur any liability or obligation, including under any document, agreement or certificate related to the Financing, (E) would cause any director, officer, employee or stockholder of the Seller Parent or any of its Affiliates to incur any personal liability, (F) would conflict with or violate the organizational documents of the Seller Parent or any of its Affiliates, (G) would result in or would reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract or any Law, (H) would provide access to or disclose information that the Seller Parent or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable legal privilege of the Seller Parent or any of its Subsidiaries, (I) would provide access to or disclose any MTI Confidential Information, or (J) would require the Seller Parent or any of its Affiliates to prepare or provide any financial statements or information that is not readily available to the Seller Parent and prepared in the ordinary course of its financial reporting practice (it being agreed that neither the Seller Parent nor any of its Subsidiaries will have any obligation to prepare or provide projections, pro forma financial information or post-closing financial information). For the avoidance of doubt, nothing contained in this Section 5.21 or otherwise shall require the Seller Parent or any of its Subsidiaries to be an issuer or other obligor with respect to the Financing.

  (b)     The parties hereto acknowledge and agree that the provisions contained in this Section 5.21 represent the sole obligation of the Seller Parent and its Subsidiaries with respect to cooperation in connection with any Financing to be obtained by the Buyer Parent or any Buyer with respect to the Transactions, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including any Financing) by or to the Buyer Parent, any Buyer or any of their respective Affiliates or any other financing or other transactions be a condition to any of the Buyer Parent’s or any Buyer’s obligations under this Agreement.

  (c)     For the avoidance of doubt, any cooperation provided under this Section 5.21 shall be at the sole expense of the Buyer Parent. The Buyer Parent shall, promptly upon request by the Seller Parent, reimburse each of the Seller Parent, its Subsidiaries and their respective Representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by it in connection with the cooperation described in Section 5.21(a). The Buyer Parent shall indemnify and hold harmless each of the Seller Parent, its Subsidiaries and their respective Representatives (each, a “financing indemnitee”) from and against any and all Losses suffered or incurred by it in connection with the arrangement of the Financing, any action taken by any of them at the request of the Buyer Parent or its Representatives pursuant to this Section 5.21 and any information utilized in connection therewith (other than information provided in writing by the Seller Parent or its Subsidiaries pursuant to this Section 5.21 specifically for use in connection with the Financing), in each case, except to the extent such Losses are suffered or incurred directly as a result of such financing indemnitee’s gross negligence or willful misconduct.

  (d)     The Seller Parent hereby consents to the use by the agent for the Financing of the Seller Parent’s corporate logo (as provided by the Seller Parent) for the sole purpose of advertising such agent’s role in connection with the Financing ; provided that such logo is used solely in a (i) form and manner, and with standards of quality, as in effect for such materials, assets and the Seller Marks as of the date of this Agreement and (ii) manner that is not intended to nor reasonably likely to harm or disparage the Seller Parent or any of its Subsidiaries or the reputation or goodwill of the Seller Parent or any of its Subsidiaries and its or their marks.

  (e)     All non-public or otherwise confidential information regarding the Seller Parent or any of its Affiliates obtained by the Buyer Parent or its Representatives pursuant to this Section 5.21 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement and Section 5.2; provided that the Buyer Parent shall be permitted to disclose such information to the Potential Financing Sources in connection with the Financing as is necessary and consistent with customary practices, subject to the Potential Financing Sources being subject to confidentiality terms in form and substance substantially similar to the terms of the Confidentiality Agreement and Section 5.2.

5.22     Financing Charges. Within thirty (30) days following the close of each calendar quarter following the First Closing with respect to which there are Financing Charges that are reimbursable pursuant to this Section 5.22, the Buyer Parent shall provide a written statement (the “Quarterly VAT Calculation Statement”) to the Seller Parent that shall include (i) the Buyer Parent’s good faith calculation of the Financing Charges reasonably incurred and paid by the Buyer Parent with respect to such quarter (the “Quarterly VAT Financing Charges”), together with such supporting documentation as the Seller Parent may reasonably request from time to time, including all agreements relating to the VAT Loan (and any amendments thereto) and all VAT returns filed with respect to such quarter, (ii) the aggregate amount of the Unrecovered Deal VAT that the Buyer Parent and its Affiliates recovered in such quarter via refund, reimbursement, offset, credit or otherwise, and (iii) the outstanding balance of the Unrecovered Deal VAT as of the last day of such quarter. Within thirty (30) days of receipt of the Quarterly VAT Calculation Statement, the Seller Parent shall reimburse the Buyer Parent an amount equal to the Quarterly VAT Financing Charges for the corresponding calendar quarter. As soon as reasonably practicable following the First Closing, the Buyer Parent and its Affiliates shall (x) use reasonable best efforts to recover (via refund, reimbursement, offset, credit or otherwise) the Unrecovered Deal VAT in accordance with applicable Law, provided, that nothing herein shall require Buyer Parent or any of its Affiliates to take any action to recover the Unrecovered Deal VAT that, in the good faith judgment of the Buyer Parent, would subject it or any of its Affiliates to any material economic, legal, regulatory, reputational or other cost or detriment, and (y) within thirty (30) days of any such recovery, pay down the VAT Loan Principal Amount by an amount equal to such recovery.

5.23 Collections. From and after the First Closing, if the Seller Parent, any other Seller or any of their respective Affiliates receives or collects any funds relating to any First Closing Transferred Asset, such receiving or collecting Person shall promptly remit such funds to the Buyer Parent. From and after the First Closing, if the Buyer Parent, any other Buyer or any of their respective Affiliates receives or collects any funds relating to any First Closing Excluded Asset (including any trade accounts receivable arising out of or relating to the SSD Business or the First Closing Transferred Assets), such receiving or collecting Person shall promptly remit any such funds to the Seller Parent.

5.24     IP Agreements.

 (a)     The Seller Parent shall cause the applicable Seller(s), and the Buyer Parent shall cause the applicable Buyer(s), to execute and deliver at the First Closing the SSD IP License Agreement and the SSD IP Assignment.

 (b)     The Seller Parent shall cause the applicable Seller(s), and the Buyer Parent shall cause the applicable Buyer(s), to execute and deliver at the Second Closing the NAND IP License Agreement and the NAND IP Assignment.

5.25     Election of Dual Use Patents. From the date hereof until the date that is six (6) months after the date hereof, Seller Parent and Buyer Parent shall reasonably cooperate to agree upon the final division of the Dual Use Patents reflected on Schedule 1.1-P(DU). Prior to the First Closing Date, Buyer Parent shall select either Dual Use Patent Group 1 or Dual Use Patent Group 2 (the selected group, the “Buyer Dual Use Patents”).

5.26     MSA Patents. From the date hereof until earlier of the Second Closing Date and any termination of this Agreement pursuant to ARTICLE IX, Seller Parent agrees, on behalf of itself and its Affiliates, that all MSA Patents will be filed in the name of US OpCo or China OpCo and thereafter shall not be assigned or transferred.

5.27     Certain Patent-Related Information. From the date hereof until the date that is six (6) months after the date hereof, subject to written confidentiality obligations owed to third parties and Antitrust Law, Seller Parent shall reasonably cooperate with Buyer Parent to provide certain information regarding the Transferred NAND Patents and Transferred SSD Patents.

ARTICLE VI

EMPLOYEE MATTERS

6.1     First Closing.

 (a)     Core Division SSD/NAND Employees. Following the date of this Agreement, the Seller Parent, in consultation with the Buyer Parent, shall use commercially reasonable efforts, or shall cause the Employing Subsidiaries to use commercially reasonable efforts, to hire employees by the First Closing to fill those functions within the SSD core engineering division or NAND core engineering division, as listed on Schedule 6.1(a), using the Seller Parent’s or its applicable Employing Subsidiary’s ordinary course competitive hiring practices (such hired Employees, the “Core Division SSD Employees” or “Core Division NAND Employees”, as applicable). The Seller Parent shall include any Core Division SSD Employees or Core Division NAND Employees, as applicable, in the applicable update to the SSD Business Employee List or NAND Business Employee List, as applicable, that immediately follows any such Employee’s date of hire. Notwithstanding anything to the contrary set forth herein, such updates shall not be considered or treated as a supplement to or amendment of the Disclosure Schedule for purposes of Section 5.8.

(b)     Offer Employees. By no later than ninety (90) days following the date hereof, provided that the SSD Business Employee List includes the name of such applicable SSD Business Employee on or before such date, the Buyer Parent or one of the other Buyers shall offer employment in writing (and, if required by applicable Law to effectuate the transfer of any SSD Business Employee, accompanied by an employment contract), to be effective on the First Closing Date, to all Offer Employees who are not Key Employees (including such Offer Employees who are absent due to vacation, family leave, short-term disability, long-term disability or other approved leave of absence), and allow each such Offer Employee two (2) weeks (or such longer time period as may be required by applicable Law or any Employee Representative Body (if applicable)) to consider and accept such offer to be contingent on (i) the First Closing; (ii) such Offer Employee having obtained the regulatory licenses (if any) and work permits as may be required under applicable Law; (iii) Offer Employee being continuously employed by the Seller Parent or an Employing Subsidiary through the First Closing (or such later date contemplated by this Section 6.1(a) above); (iv) subject to Section 6.1(i), such Offer Employee agreeing to the termination of such Offer Employee’s employment contract with the Seller Parent or Employing Subsidiary (including agreeing that any applicable notice period shall be waived, such that employment with the Seller Parent or Employing Subsidiary shall terminate on and be subject to First Closing), if applicable, and (v) commencing active employment with the Buyer Parent or one of the other Buyers (which employment, in respect of any Offer Employees working in the People’s Republic of China, shall be in the same city as the Employing Subsidiary that employs the Offer Employees immediately prior to the First Closing) on the First Closing Date (or such later date contemplated by this Section 6.1(a)); provided that, subject to any more favorable requirements under applicable Law, the Buyer Parent’s and/or one of the other Buyers’ offer of employment (and, if applicable, related employment contract) to any Offer Employee who is on short-term or long-term disability leave at the time the First Closing occurs (each such Offer Employee an “Inactive SSD Employee”) shall also be contingent on such Inactive SSD Employee’s return to active status within six (6) months following the First Closing (or such later date as required by applicable Law), and such Inactive SSD Employee shall remain employed by the Seller Parent or an applicable Employing Subsidiary immediately following the First Closing unless, and at such time as, such Inactive SSD Employee returns to active status within six (6) months of the First Closing (or such later date as required by applicable Law). Buyer Parent or one of the other Buyers, as applicable, shall make reasonable best efforts to offer employment in accordance with this Section 6.1(b) to all Key Employees as soon as practicable after the date of this Agreement, but in no event later than twenty-one (21) days after the date of this Agreement; provided, however, that, upon the written request of the Buyer Parent, the Seller Parent shall use commercially reasonable efforts to make a potential Key Employee available to meet with the Buyer Parent prior to the Buyer Parent or one of the other Buyers making an offer of employment to such Key Employee. During the period from the date of this Agreement to the First Closing Date, the Seller Parent shall, and shall cause the Employing Subsidiaries to, and the Buyer Parent shall, and shall cause the Buyers to, reasonably cooperate with each other to assist the Buyer Parent and the other Buyers in their efforts to extend and secure acceptances of offers of employment from the

Offer Employees, including by making each Offer Employee accessible to the Buyer Parent or the other Buyers.

(c)     Automatic Transfer Employees. The Parties agree that where the transfer of the Business will constitute the transfer of an undertaking or business (or part thereof) for the purposes of the ARD, the contracts of employment of the Automatic Transfer Employees and the rights, powers, duties, liabilities and obligations of the Seller Parent or the Employing Subsidiaries, as applicable, in respect of such contracts of employment, will automatically transfer to the Buyer Parent or a Buyer at the First Closing in accordance with the ARD. With respect to each Automatic Transfer Employee, the Seller Parent and the Buyer Parent accept and agree to apply and comply with the ARD and all of its applicable provisions, and accept and agree that the terms and conditions of employment of each such Automatic Transfer Employee will transfer effective as of the First Closing on such terms as may be prescribed under the ARD and as if such terms and conditions were originally made or agreed between the Buyer Parent and the applicable Automatic Transfer Employee. The Seller Parent and the Buyer Parent shall inform and consult in good faith with any appropriate Employee Representative Bodies or the Automatic Transfer Employees or other employees to the extent required by applicable Law. If the contract of employment of any SSD Business Employee based in a jurisdiction where the ARD might apply does not transfer to the Buyer Parent or one of the other Buyers in accordance with the ARD as intended, such SSD Business Employee shall then be an Offer Employee and the Buyer Parent or one of the other Buyers shall offer such SSD Business Employee employment in accordance with Section 6.1(b); provided that such offer shall be on the terms and conditions that would have applied had the SSD Business Employee transferred to the Buyer Parent or one of the other Buyers pursuant to the ARD.

(d)     Transferred SSD Employees. Each SSD Business Employee, excluding any Objecting Employee, whose employment transfers to or commences with the Buyer Parent or one of the other Buyers on the First Closing Date (or, with respect to Inactive SSD Employees, such later date contemplated by Section 6.1(b) pursuant to this Section 6.1), shall be referred to herein as a “Transferred SSD Employee.” Effective as of the First Closing, and for a period of twelve (12) months thereafter, the relevant employing Buyer shall provide to each Transferred SSD Employee, for so long as such Transferred SSD Employee remains employed during such period total direct compensation and benefits equal to or greater than the amount of such total direct compensation and benefits that each such Transferred SSD Employees is entitled to receive immediately prior to the First Closing (not including any retention bonus awarded to any such Transferred SSD Employee by Seller Parent or any of its Affiliates). Subject to applicable Law, effective as of the First Closing and for a period of twelve (12) months thereafter, the relevant employing Buyer shall provide to each Transferred SSD Employee, for so long as such Transferred SSD Employee remains employed during such period, (i) at least the same wage rate or base salary as in effect for such Transferred SSD Employee as of immediately prior to the First Closing, (ii) target annual cash bonus opportunities and quarterly profit-sharing bonus opportunities that are no less favorable than as in effect for the applicable Transferred SSD Employee immediately prior to the First Closing, and (iii) employee health, welfare and retirement benefits (other than defined benefit pension or post-employment welfare plans) that are substantially comparable in the aggregate to either (x) those in effect for the applicable Transferred SSD Employee immediately prior to the First Closing or (y) at the discretion of the Buyer Parent, those provided to similarly situated employees of the Buyer Parent employed in the same jurisdiction as such Transferred SSD Employee following the First Closing. As of the First Closing or, with respect to Inactive SSD Employees, such later date contemplated by Section 6.1(b), the Seller Parent and its Affiliates shall ensure that each Transferred SSD Employee is released from any post-termination or employment restrictions but only to the extent that such restrictions would prohibit or restrict such employee from performing his or her duties for the Buyer Parent or any of the other Buyers solely with respect to the SSD Business. For the avoidance of doubt, any post-termination restrictions prohibiting or restricting such employees from soliciting, hiring and/or otherwise interfering with any employees, officers, agents or representatives of the Seller Parent and its Affiliates shall remain in full force and effect.

(e)     SSD Business Employee List Updates. Each month after the date of this Agreement, the Seller Parent shall update the SSD Business Employee List to reflect changes permitted by this Agreement, with a final updated version of the SSD Business Employee List, including the name of each SSD Business Employee (subject to applicable Law), to be provided no later than eight (8) weeks prior to the First Closing (the “Final SSD Business Employee List”); provided that, to the extent any SSD Business Employee is added to the SSD Business Employee List in connection with any such update, by no later than four (4) weeks following such update, the Buyer Parent or one of the other Buyers shall offer employment in writing (and, if required by applicable Law to effectuate the transfer of any SSD Business Employee, accompanied by an employment contract), to be effective on the First Closing Date, to all such SSD Business Employees in accordance with Section 6.1(b) and allow each such SSD Business Employee two (2) weeks (or such longer time period as may be required by applicable Law or any Employee Representative Body (if applicable)) to consider and accept such offer; provided, however, that the Final SSD Business Employee List may be updated thereafter and prior to the First Closing to remove any SSD Business Employees who are no longer employed by the Seller Parent or an Employing Subsidiary following the date of the Final SSD Business Employee List due to death or disability, as a result of a resignation, or as a result of a termination by the Seller Parent or the applicable Employing Subsidiary for cause, and the Seller Parent shall notify the Buyer Parent of any such updates within three (3) Business Days of such updates and in no event later than the day immediately preceding the First Closing Date. Notwithstanding anything to the contrary set forth herein, such updates shall not be considered or treated as a supplement to or amendment of the Disclosure Schedule for purposes of Section 5.8.

(f)     WARN Act. No later than five (5) Business Days prior to the First Closing Date, the Seller Parent shall Make Available a list of the number of employees of the Seller Parent or an Employing Subsidiary located at any facility where a SSD Business Employee is based who, within ninety (90) days prior to and including the First Closing, have experienced, or will experience, an employment loss or layoff as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state law (the “WARN Act”). For a period of thirty (30) days after the First Closing Date, the Buyer Parent shall not, and shall ensure that no Buyer shall, engage in any conduct which would result in an employment loss or layoff for a sufficient number of SSD Business Employees which, when aggregated with conduct on the part of the Seller Parent or its Affiliates prior to the First Closing, would constitute a “plant closing,” “mass layoff” or similar event under the WARN Act. The Buyer Parent shall assume and be solely responsible for and agrees to indemnify, hold harmless and, at the option of the Seller Parent, to defend the Seller Parent or any of its respective Affiliates from and against any Liability under the WARN Act and any statutory notice or severance liability under applicable Law as a result of the Buyer Parent’s or any relevant Buyer’s actions or omissions, including failure to serve sufficient notice pursuant to the WARN Act.

(g)     Paid Time Off. To the extent required by applicable Law, the Seller Parent shall, or shall cause the applicable Employing Subsidiary to pay to each Offer Employee who becomes a Transferred SSD Employee the value of such Transferred SSD Employee’s accrued but unused paid time off by the date required by applicable Law.

(h)     Foreign Nationals. The Buyer Parent or the relevant Buyer shall use reasonable best efforts to employ the SSD Business Employees who are foreign nationals working in the United States or who are working outside of the jurisdiction of his or her citizenship under terms and conditions such that the Buyer Parent or the relevant Buyer will be considered, to the extent permitted by applicable Law, the successor-in-interest to the applicable Business for the applicable country’s immigration purposes. The Parties shall cooperate to ensure the proper transfer of the sponsorship of work permits and immigration visas, as applicable. The Buyer Parent or the relevant Buyer agree to assume all immigration-related liabilities and responsibilities under applicable immigration Laws with respect to the Transferred SSD Employees.

(i)     Transfer Agreements. Solely with respect to SSD Business Employees located in the People’s Republic of China, Canada, Mexico and Taiwan, the Seller Parent and the Employing Subsidiaries, as applicable, and the Buyer Parent or a relevant employing Buyer, as applicable, will each use reasonable best efforts to enter into tripartite agreements with each other and the applicable SSD Business Employees, employer substitution agreements or similar agreements to effectuate the transfer of the employment of the applicable SSD Business Employees to, and the assumption of the terms and conditions of the employment of the applicable SSD Business Employees by, the Buyer Parent or a Buyer, as applicable, as contemplated by this Section 6.1 for SSD Business Employees who are not Automatic Transfer Employees (each such agreement, a “Transfer Agreement”).

(j)     Transferred SSD Employee Replacement Awards. No later than eight (8) weeks prior to the First Closing Date, Seller Parent shall provide Buyer Parent with a schedule of all outstanding Restricted Stock Units granted to each SSD Business Employee (the “SSD Business Employee RSUs”), including award type (i.e., time-based restricted stock unit or performance-based restricted stock unit), number of shares of Seller Parent common stock covered by or subject to the award (including, with respect to performance-based awards, the target and maximum number of shares), grant date, the Employee Plan under which the award was granted, and vesting schedule (the “SSD Business Employee Equity Award Schedule”). Seller Parent shall provide Buyer Parent with an updated SSD Business Employee Equity Award Schedule no later than ten (10) days prior to the First Closing Date. Subject to applicable Law, (i) effective as of the First Closing, for each discrete grant of SSD Business Employee RSUs, Seller Parent shall vest a number of SSD Business Employee RSUs equal to the number of such awards that would have vested if the applicable Transferred SSD Business Employee continued employment with Seller Parent or an Affiliate thereof through the next annual vesting date multiplied by a fraction, the numerator of which is the number of whole months elapsed between the annual vesting date immediately preceding the First Closing Date and the denominator of which is twelve (it being understood that such vested SSD Business Employee RSUs shall be settled in accordance with the terms of the applicable award agreement), (ii) as soon as administratively practicable following the First Closing, Buyer Parent shall, or shall cause the relevant employing Buyer to, grant to each Transferred SSD Employee a cash incentive award that is equivalent in value to, and is on terms and conditions that are no less favorable than, and have the same remaining vesting schedule of, those SSD Business Employee RSUs that are forfeited by such Transferred SSD Employee as of the First Closing Date, and (iii) as soon as administratively practicable following the First Closing, Buyer Parent shall, or shall cause the relevant employing Buyer to, grant to each Transferred SSD Employee a cash incentive award that is equivalent in value to, and is on terms and conditions (other than those related to “retirement” or “change in control” vesting) that are substantially comparable to, the most recent equity award granted to such Transferred SSD Employee by Seller Parent.

6.2     Second Closing.

(a)     Transfer of NAND Business Employees. Following the execution of this Agreement, the Seller Parent shall cause (y) China OpCo to offer employment in writing (and, if required by applicable Law to effectuate the transfer of any Business Employee, accompanied by an employment contract), to be effective on the Restructuring Effective Date, to the NAND Business Employees then located in China and (z) U.S. OpCo to offer employment, to be effective on the Restructuring Effective Date, to the NAND Business Employees then located in the U.S., in each case including terminating the employment of such NAND Business Employees and entering into any employment agreement with the applicable OpCo as required by applicable Law to effectuate the transfer of any such Business Employee. Each NAND Business Employee whose employment transfers to OpCo shall be referred to herein as a “Transferred NAND Employee.” Prior to the Second Closing Date, the Seller Parent shall cause OpCo to offer employment in writing, to be effective as of the Second Closing, to any NAND Business Employees not located in China or the U.S., in each case including terminating the employment of such NAND Business Employees and entering into any employment agreement with the applicable OpCo as required by applicable Law to effectuate the transfer of any such NAND Business Employee. The Seller Parent shall use commercially reasonable efforts to enable each NAND Business Employee who is a foreign national requiring a visa or work permit in order to work for OpCo in his or her current position to continue to be eligible to work in such position as a Transferred NAND Employee following the Restructuring Effective Date or Second Closing, as applicable, which efforts may include, but not be limited to, amending current visa petitions to properly reflect any new employing entity or position. The Parties shall cooperate in good faith to provide continued short-term or long-term disability benefits under an Employee Plan following the Second Closing for those Transferred NAND Employees who are on short-term or long-term disability benefits under an Employee Plan immediately prior to the Second Closing. Effective as of the Second Closing, and for a period of twelve (12) months thereafter, the relevant employing OpCo or Buyer, as applicable, shall provide to each Transferred NAND Employee, for so long as such Transferred NAND Employee remains employed during such period total direct compensation and benefits equal to or greater than the amount of such total direct compensation and benefits that each such Transferred NAND Employees is entitled to receive immediately prior to the Second Closing (not including any retention bonus awarded to any such Transferred NAND Employee by Seller Parent or any of its Affiliates). Subject to applicable Law, effective as of Second Closing and for a period of twelve (12) months thereafter, the relevant employing Buyer shall provide (or cause OpCo to provide) to each Transferred NAND Employee, for so long as such Transferred NAND Employee remains employed during such period, (i) at least the same wage rate or base salary as in effect for such Transferred NAND Employee as of immediately prior to the Second Closing, (ii) target annual cash bonus opportunities and quarterly profit-sharing bonus opportunities that are no less favorable than as in effect for the applicable Transferred NAND Employee immediately prior to the Second Closing, and (iii) employee health, welfare and retirement benefits (other than defined benefit pension or post-employment welfare plans) that are substantially comparable in the aggregate to those in effect for the applicable Transferred NAND Employee immediately prior to the Second Closing. For the avoidance of doubt, the Buyer Parent and its Affiliates shall be responsible for, and shall indemnify and hold harmless the Seller Parent and its Affiliates against, all compensation and benefits under a plan, practice, agreement or arrangement of Buyer Parent or any of its Affiliates or that Buyer Parent or any of its Affiliates is party to, and relating to the employment or service or termination of employment or service by the Buyer Parent and its Affiliates of Transferred NAND Employees in respect of any period after the Second Closing.

(b)     NAND Business Employee List Update. On or before the Second Closing Date, the Seller Parent shall update the NAND Business Employee List to reflect changes permitted by this Agreement (the “Final NAND Business Employee List”).

(c)     Transferred NAND Employee Replacement Awards. No later than six (6) weeks prior to each of the Restructuring Effective Date and Second Closing Date, Seller Parent shall provide Buyer Parent with a schedule of all outstanding Restricted Stock Units granted to each NAND Business Employee (the “NAND Business Employee RSUs”), including award type (i.e., time-based restricted stock unit or performance-based restricted stock unit), number of shares of Seller Parent common stock covered by or subject to the award (including, with respect to performance-based awards, the target and maximum number of shares), grant date, the Employee Plan under which the award was granted, and vesting schedule (the “NAND Business Employee Equity Award Schedule”). Seller Parent shall provide Buyer Parent with an updated NAND Business Employee Equity Award Schedule no later than ten (10) days prior to each of the Restructuring Effective Date and the Second Closing Date. Subject to applicable Law, (i) effective as of the Second Closing, for each discrete grant of NAND Business Employee RSUs, Seller Parent shall vest a number of NAND Business Employee RSUs equal to the number of such awards that would have vested if the applicable Transferred NAND Business Employee continued employment with Seller Parent or an Affiliate thereof through the next annual vesting date multiplied by a fraction, the numerator of which is the number of whole months elapsed between the annual vesting date immediately preceding the Second Closing Date and the denominator of which is twelve (it being understood that such vested NAND Business Employee RSUs shall be settled in accordance with the terms of the applicable award agreement), (ii) as soon as administratively practicable following the Second Closing, Buyer Parent shall, or shall cause OpCo to, grant to each Transferred NAND Employee a cash incentive award that is equivalent in value to, and is on terms and conditions that are no less favorable than, and have the same remaining vesting schedule of, those NAND Business Employee RSUs that are forfeited by such Transferred NAND Employee as of the Second Closing Date, and (iii) as soon as administratively practicable following the Second Closing, Buyer Parent shall, or shall cause OpCo to, grant to each Transferred NAND Employee a cash incentive award that is equivalent in value to, and is on terms and conditions (other than those related to “retirement” or “change in control” vesting) that are substantially comparable to, the most recent equity award granted to such Transferred NAND Employee by Seller Parent.

6.3     Miscellaneous.

(a)     Section 6.3(a) of the Disclosure Schedule lists each Business Employee who is or, since January 1, 2019, has been at any time at grade level 11 or above (each, a “Senior Business Employee”). Within one (1) month following the date hereof, the Seller Parent shall (x) update Section 6.3(a) of the Disclosure Schedule to include the name of each Senior Business Employee who has provided his or her consent to so include his or her name and the date on which such Senior Business Employee was assigned to his/her current division and (y) deliver to the Buyer Parent a reasonably detailed description of the then-current function and responsibilities of such Senior Business Employee for the Business.

(b)     Subject to any more favorable requirements under applicable Law, for purposes of determining eligibility to participate, vesting, determination of level of benefits and benefit accruals, Transferred Employees’ employment service with the Seller Parent and its Affiliates (or predecessor employers to the extent the Seller Parent and its Affiliates provide past service credit) shall be treated as employment service with the Buyer Parent or the relevant employing Buyer with respect to each benefit plan, program, practice, policy or arrangement (including severance plans, policies or arrangements and paid time off, vacation and sick leave policies but excluding equity and bonus plans) maintained by the Buyer Parent or the relevant employing Buyer following the applicable Closing for the benefit of any Transferred Employees; provided, however, that such prior employment service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, (ii) such service was not recognized under a comparable Employee Plan immediately prior to the applicable Closing, (iii) such service has already been recognized for the purpose of any benefit which has accrued in full prior to or on the applicable Closing Date, or (iv) except as required by applicable Law, for purposes of any defined benefit pension plan or post-retirement welfare plan. Subject to any more favorable requirements under applicable Law, for purposes of employee cost sharing under any employee group medical or health and welfare plan, the Buyer Parent shall, or shall cause a Buyer to, use commercially reasonable efforts to provide that any employee copayments or deductibles paid or payable by a Transferred Employee under any Employee Plan in the year of transfer shall be recognized by the Buyer Parent or relevant employing Buyer as an employee copayment or deductible under an employee group medical or health and welfare plan covering the Transferred Employee in the year of transfer.

(c) Except as set forth in Section 5.21(c), nothing contained in this ARTICLE VI or any other provision of this Agreement, whether express or implied, shall be construed to (i) create any third party beneficiary or other rights in any current or former employee, director, consultant, or independent contractor of the Seller Parent or its Affiliates (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Employee Plan (or any dependent or beneficiary thereof)) or any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Sellers, the Buyer Parent, the Buyer or their respective Affiliates other than the Parties to this Agreement, (ii) create any right to employment or continued employment for any specified period or to a particular term or condition of employment, or otherwise interfere with the rights of the Seller Parent, the Buyer Parent or the relevant Buyer or any of their respective Subsidiaries to amend or terminate any employee benefit plans at any time, discharge or discipline any employee, or change the terms of employment of any employee, or (iii) amend, terminate or otherwise modify any employee benefit plan of the Seller Parent, the Buyer Parent or the relevant Buyer or any of their respective Subsidiaries, in each case, to the extent the Seller Parent, the Buyer Parent or the relevant Buyer, and their respective Subsidiaries comply with applicable Laws.

(d) On or before the date that Seller Parent or the applicable Subsidiary generally pays annual or quarterly bonuses to its employees, the Seller Parent shall, or shall cause its applicable Subsidiary to, pay the Transferred SSD Employees or Transferred NAND Employees, as applicable, a prorated bonus under any applicable Employee Plan (other than any OpCo Employee Plan) for the fiscal year or quarter, as applicable, of the Seller Parent in which First Closing or the Second Closing, as applicable, occurs based upon the portion of the applicable bonus plan year or quarter, as applicable, through the First Closing or the Second Closing, as applicable, and based on actual performance through such date.

(e) Subject to the requirements under applicable Law and the terms of the Employee Plan, effective as of the First Closing or the Second Closing, as applicable, each Transferred SSD Employee and Transferred NAND Employee, respectively shall cease participation in each Employee Plan (other than, for Transferred NAND Employees, each OpCo Employee Plan, if any). Notwithstanding the foregoing, the Seller Parent or its applicable Subsidiary shall retain (i) all Liabilities with respect to claims incurred by each Transferred SSD Employee and Transferred NAND Employee (and, in either case, their beneficiaries and covered dependents) prior to the First Closing and Second Closing, respectively, under the Employee Plans (other than, for Transferred NAND Employees, each OpCo Employee Plan, if any) that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage, and (ii) all Liabilities in respect of, and shall remain responsible for all claims for, workers’ compensation benefits that are incurred prior to First Closing or the Second Closing, as applicable. For purposes of this Section 6.3(e), the following claims shall be deemed to be incurred as follows: (A) with respect to short-term disability, long-term disability, life and accidental death and dismemberment benefits, upon the event giving rise to such benefits; (B) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies; and (C) with respect to workers’ compensation, upon the date the injury giving rise to the claim occurs.

(f)     The Seller Parent shall promptly notify the Buyer Parent if any Key Employee or Senior Business Employee provides, prior to the First Closing or the Second Closing, as applicable, formal, written notice to resign from employment or is otherwise not employed by the Seller Parent or its applicable Subsidiary immediately prior to the First Closing or the Second Closing, as applicable. Notwithstanding anything to the contrary set forth herein, such notifications shall not be considered or treated as a supplement to or amendment of the Disclosure Schedule for purposes of Section 5.8. After the date of this Agreement, to the extent any Key Employee’s employment with Seller Parent is terminated (due to death or disability, as a result of a resignation, or as a result of a termination by the Seller Parent pursuant to this Agreement) or is no longer a Business Employee (pursuant to the terms of this Agreement), Seller Parent and Buyer Parent shall reasonably cooperate to select a replacement for such Key Employee. For the avoidance of doubt, once the Parties have selected a replacement for such Key Employee, such employee will be considered to be a Key Employee for purposes of this Agreement.

(g)     The Parties shall cooperate in good faith to facilitate the actions contemplated by Section 6.3. Following the date of this Agreement and prior to the First Closing or the Second Closing, as applicable, each of the Buyer Parent, the Buyers, the Seller Parent and the Employing Subsidiaries shall comply with their respective requirements to notify, consult, discuss or negotiate with any Employee Representative Body and any Governmental Entity (and shall convene meetings of the appropriate Employee Representative Bodies as soon as reasonably practicable with a view to complying with such requirements), under the terms of any applicable contract, company regulation or collective agreement or Labor Agreement or any applicable Law in connection with the Transactions contemplated by this Agreement, and the Parties shall cooperate and use good faith efforts to provide such assistance that is reasonably requested by the other Party for such purpose (within the timeframe so requested.

(h)     Following the First Closing Date, but prior to the Second Closing Date, the Parties shall cooperate in good faith to establish OpCo Employee Plans deemed necessary or required by the Buyer Parent and its Affiliates; provided that, unless otherwise agreed to in writing by the Parties, any such OpCo Employee Plan shall become effective as of the Second Closing Date.

(i)     Following the date hereof, but prior to the First Closing Date or the Second Closing Date, as applicable, to the extent that any Contracts with third party service providers providing contingent workers to the Business do not become Transferred Contracts, the Parties shall cooperate in good faith to facilitate the Buyer Parent or one of the other Buyers negotiation of new agreements with third party service providers providing contingent workers to the Business.

ARTICLE VII

TAX MATTERS

7.1     Cooperation and Exchange of Information.

(a)     Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall use commercially reasonable efforts to make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. To the extent permitted by applicable Law, at the request of the Seller Parent or any of its Affiliates, the Buyer Parent shall, and shall cause any of its Affiliates to, reasonably cooperate with the Seller Parent or any of its Affiliates in the preparation of any Tax Return or other documentation or certification required to establish the eligibility of all or any portion of the purchase price described in Section 2.13 as “foreign-derived deduction eligible income” within the meaning of Section 250(b)(4) of the Code; provided that (1) the Seller Parent shall reimburse the Buyer Parent for any reasonable, out-of-pocket third party fees and expenses incurred by the Buyer Parent and any of its Affiliates in providing such cooperation, (2) such cooperation shall not include participation in any Tax Proceeding unless required by an applicable Tax Authority, and (3) except with respect to any breach of this Agreement, the Seller Parent agrees and acknowledges that the Buyer Parent shall not be required to bear any Taxes payable due to the failure of all or any portion of the purchase price to qualify as “foreign-derived deduction eligible income” within the meaning of Section 250(b)(4) of the Code.

(b)     Each Party shall retain all Tax Returns, schedules, work papers and other documents solely relating to OpCo and the Transferred Assets with respect to Tax matters until ninety (90) days after the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

(c)     Notwithstanding anything to the contrary in this Agreement, no Party shall be required to deliver or otherwise provide cooperation, documentation or information that is not solely related to the operation of the Business or that it considers in good faith to be proprietary, including any documentation or information relating to any consolidated, combined, unitary, group or similar Tax Return of the Parties or any of their respective Affiliates, or any other Tax Return of the Parties or any of their respective Affiliates to the extent not solely related to the Business.

7.2     VAT.

(a)     Without prejudice to Section 2.15, all sums payable under or pursuant to this Agreement, including, for avoidance of doubt, the Purchase Price, are (unless expressly stated otherwise) exclusive of any applicable VAT. Where, under or pursuant to this Agreement, any Person (the “Supplier”) makes a supply or renders a service, including, for avoidance of doubt, of the Business (or part of the Business) to any other Person (the “Recipient”) for VAT purposes and the Supplier or an Affiliate of the Supplier is required to account for VAT in respect of that supply, the Recipient shall, subject to the receipt of a valid VAT invoice, pay to the Supplier an amount equal to such VAT in addition to any other consideration for that supply. Such payment shall be made:

(i) together with and at the same time as the Purchase Price to the extent that the supply in question is of the Business (or part of the Business); and

(ii) in any other case, within ten (10) Business Days of demand or, if later, at the same time as any such consideration is payable.

The Recipient shall provide the Supplier with all relevant or necessary information in relation thereto. For the avoidance of doubt, the Buyer Parent (or any of its Affiliates) shall, subject to the receipt of a valid VAT invoice, pay to the Sellers (or an Affiliate of the Sellers) an amount equal to any VAT the Supplier or an Affiliate of the Supplier is required to account for in respect of the sale of the Transferred Assets in addition to the Purchase Price.

(b)     If, pursuant to Section 7.2(a), the Recipient pays an amount in respect of VAT to the Supplier or Affiliate of the Supplier and it is subsequently finally determined by a Tax Authority in writing that no VAT (or a lesser amount of VAT) was due in respect of the supply in question (either because the supply constituted a transfer of a going concern or slump sale or because it falls within any other applicable exemption from VAT) (the amount paid by the Recipient in respect of the VAT amount which was not due being an “Overpaid Amount”), then the Supplier or Affiliate of the Supplier shall pay to the Recipient any amount it recovers from, or is repaid by, such Tax Authority relating to such Overpaid Amount within ten (10) Business Days of its receipt of such recovery or repayment.

(c)     No Seller or Buyer shall with respect to any of the Transactions waive any exemptions from VAT unless with the written consent of the respective other Party. The Seller Parent and the Buyer Parent shall, and shall cause their respective Affiliates to, take all commercially reasonable steps to minimize any VAT payable in connection with the Transactions.

7.3     Transfer Taxes. Notwithstanding anything to the contrary in this Agreement and without prejudice to Section 2.15, subject to the last sentence of this Section 7.3, the Buyer Parent shall economically bear, and be responsible for, all applicable Transfer Taxes; provided, however, that the Seller Parent shall economically bear and be responsible for all Chinese land appreciation, stamp and deed taxes, in each case, relating to Chinese real property. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other Party. The Seller Parent and the Buyer Parent shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The Seller Parent and the Buyer Parent shall, and shall cause their respective Affiliates to, take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 7.3.

7.4     Apportioned Obligations.

(a)     Each Closing.

(i) First Closing. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the First Closing Transferred Assets for a Tax period which includes (but does not end on) the First Closing Date (collectively, the “First Closing Apportioned Obligations”) shall be apportioned between the Seller Parent and the Buyer Parent based on the number of days of such Tax period up to and including the First Closing Date (any such portion of such Tax period, the “Pre-First Closing Tax Period”) and the number of days of such Tax period after the First Closing Date (any such portion of such taxable period, the “Post-First Closing Tax Period”). Notwithstanding the preceding sentence, if the First Closing Transactions result in the reassessment of the value of any of the First Closing Transferred Assets for any such Tax purposes, or the imposition of any such Taxes on such First Closing Transferred Assets at a rate which is different than the rate that would have been imposed if such First Closing Transactions had not occurred, then (y) the portion of such Taxes for the Pre-First Closing Tax Period shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such First Closing Transactions not occurred, and (z) the portion of such Taxes for the Post-First Closing Tax Period shall be the total Taxes for the Tax period minus the amount described in clause (y) of this sentence. The Seller Parent shall be liable for the apportioned amount of such Taxes that is attributable to the Pre-First Closing Tax Period (and such apportioned amount shall constitute a Retained Tax Liability), and the Buyer Parent shall be liable for the apportioned amount of such Taxes that is attributable to the Post-First Closing Tax Period, including any amounts paid on or prior to the First Closing Date (and such apportioned amount shall constitute a First Closing Assumed Liability).

(ii) Second Closing. All (a) real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Second Closing Transferred Assets for a Tax period which includes (but does not end on) the Second Closing Date (collectively, the “Second Closing Property Apportioned Obligations”) shall be apportioned between the Seller Parent and the Buyer Parent based on the number of days of such Tax period up to and including the Second Closing Date (any such portion of such Tax period, the “Pre-Second Closing Tax Period” and with the Pre-First Closing Tax Period, each a “Pre-Closing Tax Period”) and the number of days of such Tax period after the Second Closing Date (any such portion of such taxable period, the “Post-Second Closing Tax Period”), and (b) Taxes not described in clause (a) for a Tax period which includes (but does not end on) the Second Closing Date (together with the Second Closing Property Apportioned Obligations, the “Second Closing Apportioned Obligations”) shall be apportioned as if such period ended on the Closing Date. Notwithstanding the preceding sentence, if the Second Closing Transactions result in the reassessment of the value of any of the Second Closing Transferred Assets for any such Tax purposes, or the imposition of any such Taxes on such Second Closing Transferred Assets at a rate which is different than the rate that would have been imposed if such Second Closing Transactions had not occurred, then (y) the portion of such Taxes for the Pre-Second Closing Tax Period shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such Second Closing Transactions not occurred, and (z) the portion of such Taxes for the Post-Second Closing Tax Period shall be the total Taxes for the Tax period minus the amount described in clause (y) of this sentence. The Seller Parent shall be liable for the apportioned amount of such Taxes that is attributable to the Pre-Second Closing Tax Period (and such apportioned amount shall constitute a Retained Tax Liability), and the Buyer Parent shall be liable for the apportioned amount of such Taxes that is attributable to the Post-Second Closing Tax Period, including any amounts paid on or prior to the Second Closing Date (and such apportioned amount shall constitute an Assumed Liability).

(b)     The Party required by applicable Law to pay any Apportioned Obligations shall timely pay the Apportioned Obligations and shall timely file, as provided by applicable Law, any Tax Returns relating to such Apportioned Obligations. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 7.4(a). Upon payment of any such Apportioned Obligation, the Party making the payment shall present a statement to the other Party setting forth the amount of reimbursement to which the Party making the payment is entitled under Section 7.4(a) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement before the later of ten (10) days after the presentation of such statement and five (5) days before the due date.

(c)     To the extent that the Buyer Parent or any of its Affiliates receives any cash refund of (or utilizes any credit arising from an overpayment of) Taxes that constitute Retained Tax Liabilities, it shall pay-over the amount of such refund or credit to the Seller Parent within thirty (30) days of receipt or utilization thereof, net of (i) any reasonable expenses incurred by the Buyer Parent or any of its Affiliates in connection with receiving such refund or credit, and (ii) any Liability for Tax imposed on the Buyer Parent or any of its Affiliates in connection with receiving such refund or credit. The Buyer Parent shall, and shall cause its Affiliates to, use good faith efforts to secure any such refund or credit; provided, that the Buyer Parent and its Affiliates shall not be obligated to file any amended Tax Returns to the extent such filing could reasonably be determined to adversely affect the Buyer Parent or any of its Affiliates.

7.5     Tax Treatment. Except as otherwise provided pursuant to Section 2.13, the Parties agree to treat the First Closing Transactions and the Second Closing Transactions as two (2) separate transactions for all applicable Tax purposes. The Parties shall not, and shall cause their respective Affiliates to not, take any position or action inconsistent with such treatment except upon a final determination by an applicable Tax Authority.

7.6     Tax Returns. The Buyer Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect or relating to the Transferred Assets that are due after the applicable Closing Date that relate, in whole or in part, to any Retained Tax Liability or any Pre-Closing Tax Period (each such Tax Return, a “Buyer Prepared Return”), and shall timely remit, or cause to be remitted, to the appropriate Tax Authority all Taxes reflected on such Buyer Prepared Returns. The Buyer Parent shall provide to the Seller Parent each Buyer Prepared Return at least thirty (30) days prior to the due date for filing such Buyer Prepared Return (or, if such Buyer Prepared Return is due within thirty (30) days of an applicable Closing Date, as soon as practicable). At least fifteen (15) days prior to the due date for the filing of any such Buyer Prepared Return (or if such Tax Return is not provided to the Seller Parent at least thirty (30) days prior to its due date, as soon as practicable), the Seller Parent shall (a) notify the Buyer Parent of the existence of any comments the Seller Parent may have to any items set forth on any such Buyer Prepared Return (which comments the Seller Parent shall incorporate to the extent such comments are reasonable and consistent with applicable Law), and (b) pay to the Buyer Parent the amount of any Taxes reflected on such Tax Return to the extent any such amount constitutes Retained Tax Liabilities. The Buyer Parent shall not file, and shall not permit the filing of, any Buyer Prepared Return described in the previous sentence without the Seller Parent’s written consent, such consent not to be unreasonably withheld, delayed, or conditioned; provided, that if the Seller Parent has not provided its consent with respect to any Buyer Prepared Return in advance of the applicable due date of such Tax Return, the Buyer Parent shall be entitled to file, or cause to be filed, such Tax Return by the applicable due date and the parties shall work in good faith to resolve any outstanding disagreements with respect to such Tax Return and file an amended version of such Tax Return, if necessary to reflect the resolution of any such disagreements. The Buyer Parent acknowledges and agrees that it will not object to, and will provide any necessary consents or waivers to permit, the engagement by the Seller Parent of any Person the Seller Parent reasonably proposes to engage for purposes of reviewing the Tax Returns referred to in this Section 7.6, unless the Buyer Parent would be adversely affected by such engagement (as determined in the Buyer Parent’s good faith). Unless otherwise required by applicable Law, each Buyer Prepared Return shall be prepared and filed in a manner consistent with past practice of the Seller Parent and/or its Affiliates and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of accelerating any income or gain to, or deferring any deduction, loss or credit from, any Pre-Closing Tax Period, as applicable).

7.7     Certain Post-Closing Tax Matters. None of the Buyer Parent or any of its Affiliates (including, after the Second Closing, OpCo) will or will permit or cause any Person to: (a) file (other than in accordance with Section 7.6) or amend any Tax Return with respect to any Transferred Asset that relates, in whole or in part, to any Pre-Closing Tax Period or any Retained Tax Liability, including pursuant to any voluntary disclosure; (b) make any Tax election or change any method of the Tax accounting that has an effect on any Tax Return relating to any Transferred Asset or Retained Tax Liability; (c) agree to extend or waive the statute of limitations with respect to any Tax or Tax Return relating to any Transferred Asset in respect of any Pre-Closing Tax Period or any Retained Tax Liability; or (d) make any election pursuant to Section 336 or Section 338 of the Code or the Treasury Regulations promulgated thereunder (or pursuant to any corresponding provision of state, local or non-U.S. Law) with respect to the Transactions, in each case except (x) if such action would not reasonably be expected to increase the liability of the Seller Parent or any of its Affiliates for Taxes that are Retained Tax Liabilities; provided, to the extent the Buyer Parent or any of its Affiliates intend to take any action described in the foregoing clauses (a)-(d) that would not reasonably be expected to increase the liability of the Seller Parent or any of its Affiliates for Taxes that are Retained Tax Liabilities, the Buyer Parent shall provide, or cause to be provided, written notice of such action to the Seller Parent reasonably in advance of taking such action and prior to taking any such action, the Buyer Parent shall consider in good faith any objection to any such action asserted in writing by the Seller Parent, or (y) with the prior written consent of the Seller Parent, such consent not to be unreasonably withheld, delayed or conditioned.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

A. First Closing.

8.1     Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the First Closing Transactions shall be subject to the satisfaction (or waiver in writing by both the Buyer Parent and the Seller Parent) at or prior to the First Closing Date of the following conditions:

(a)     Government Approvals. (i) The waiting period applicable to the HSR Filings with respect to the Transactions shall have expired or been terminated; (ii) CFIUS Approval shall have been received for the First Closing Transactions or all Transactions; and (iii) any waiting period, clearance, approval or consent (as the case may be) applicable to any other Requisite Governmental Approvals with respect to the First Closing Transactions shall have expired, been terminated or been obtained (as the case may be).

(b)     No Injunctions. There shall not be in effect any Order (whether temporary, preliminary or permanent) by a Governmental Entity of competent jurisdiction: (A) enjoining any of the Transactions or having the effect of making (or seeking to enjoin or have the effect of making) any of the Transactions illegal; or (B) otherwise prohibiting (or seeking to otherwise prohibit) the consummation of any of the Transactions.

(c)     No Legal Proceedings. There shall not be instituted, pending or threatened in writing any Action by any Governmental Entity of competent jurisdiction challenging or seeking to make illegal or prohibit the consummation of any of the Transactions or seeking to obtain material damages in connection therewith (a “Governmental Challenge”).

(d)     No Illegality. No law or statute shall have been enacted or promulgated and remain in effect that prohibits or makes illegal the consummation of the Transactions.

8.2     Conditions to the Buyer Parent’s Obligation to Close. The Buyer Parent’s obligation to effect the First Closing Transactions shall be subject to the satisfaction (or waiver in writing by the Buyer Parent) on or prior to the First Closing Date of all of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Seller Parent set forth in ARTICLE III (other than the Fundamental Seller Representations and the representations and warranties set forth in Section 3.16(b)) shall be true, complete and correct (as determined without regard to any qualification as to materiality or “Material Adverse Effect”) at and as of the date of this Agreement and at and as of the First Closing Date as though made at and as of the First Closing Date, except as would not, individually or in the aggregate, reasonably be expected to be material to (y) the NAND Business and the Fab Assets taken as a whole or (z) the SSD Business; and (ii) the Fundamental Seller Representations and the representations and warranties set forth in Section 3.16(b) shall be true, complete and correct (as determined without regard to any qualification as to materiality or “Material Adverse Effect”) at and as of the date of this Agreement and at and as of the First Closing Date as though made at and as of the First Closing Date; provided, however, that, in each case, representations and warranties that are made as of a particular date or period shall be true, complete and correct (in the manner set forth above), only as of such date or period.

(b)     Covenants, Obligations and Agreements. Each covenant, obligation and agreement of the Seller Parent and the Sellers set forth in this Agreement and required to be performed or complied with on or before the First Closing Date shall have been performed or complied with in all material respects.

(c)     Closing Deliverables. Other than with respect to receipt of transfer, assignment and/or other agreements executed in connection with the Dalian Land Use Approval (which is addressed in Section 8.1(a)(iii)), the Seller Parent shall have delivered, or caused the delivery of, to the Buyer Parent each of the First Closing Transaction Agreements to which the Seller Parent or any Seller is a party.

(d)     Restructuring. The restructuring of the NAND Business shall have been completed on or before the First Closing Date in accordance with the terms of the Restructuring Agreement, including the transfer of the NAND Business Employees in accordance with Sections 6.2(a)(y) and (z).

(e)     Material Adverse Effect. There shall not have occurred any event, change, state of facts, condition, occurrence or effect that constitutes a Material Adverse Effect.

(f)     Key Employees. At least seventy percent (70%) of Key Employees who are SSD Business Employees (i) shall have (A) in the case of Offer Employees, accepted offers of employment from a Buyer, which offers of employment were extended by such Buyer within the time provided under Section 6.1(b) and provided for total direct compensation and benefits equal to or greater than the amount of such total direct compensation and benefits that each such Key Employee was entitled to receive at the time such offer was made (not including any retention bonus awarded to any such Key Employee by Seller Parent or any of its Affiliates), or (B) in the case of Automatic Transfer Employees, not objected to the transfer of their employment to a Buyer; and (ii) remain actively employed by the Seller Parent or an Employing Subsidiary as of the First Closing Date.

8.3     Conditions to the Seller Parent’s Obligation to Close. The Seller Parent’s obligation to effect the First Closing Transactions shall be subject to the satisfaction (or waiver in writing by the Seller Parent) on or prior to the First Closing Date of all of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Buyer Parent set forth in ARTICLE IV shall be true, complete and correct, determined without regard to any qualification as to “materiality,” at and as of the date of this Agreement and at and as of the First Closing Date as though made at and as of the First Closing Date, except as would not, individually or in the aggregate, reasonably be expected to (i) prevent, hinder or materially delay any of the First Closing Transactions or (ii) materially impair the ability of the Buyer Parent or any Buyer to perform its obligations under this Agreement or any Transaction Agreement to which it is party; provided, however, that, in each case, representations and warranties that are made as of a particular date or period shall be true, complete and correct (in the manner set forth above) only as of such date or period.

(b)     Covenants, Obligations and Agreements. Each covenant, obligation and agreement of the Buyer Parent and any other Buyer set forth in this Agreement required to be performed or complied with on or before the First Closing Date shall have been performed or complied with in all material respects.

(c)     Closing Deliverables. Other than with respect to receipt of transfer, assignment and/or other agreements executed in connection with the Dalian Land Use Approval (which is addressed in Section 8.1(a)(iii)), the Buyer Parent shall have delivered, or caused the delivery of, to the

Seller Parent each of the First Closing Transaction Agreements to which the Buyer Parent or any Buyer is a party.

8.4     Frustration of First Closing Conditions. Notwithstanding any provision in this ARTICLE VIII to the contrary, neither the Seller Parent nor the Buyer Parent may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3 to be satisfied if such failure was primarily caused by such Party’s failure to comply with any provision of this Agreement.

B. Second Closing.

8.5     Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Second Closing Transactions shall be subject to the satisfaction (or waiver in writing by both the Buyer Parent and the Seller Parent) at or prior to the Second Closing Date of the following conditions:

(a)     Government Approvals. (i) Any waiting period applicable to the HSR Filings with respect to the Second Closing Transactions shall have expired or been terminated, (ii) to the extent applicable, CFIUS Approval shall have been received for the Second Closing Transactions; and (iii) any waiting period, clearance, approval or consent (as the case may be) applicable to any other Antitrust Approval, in each case with respect to the Second Closing Transactions, shall have expired, been terminated or been obtained (as the case may be).

(b)     No Injunctions. There shall not be in effect any Order (whether temporary, preliminary or permanent) by a Governmental Entity of competent jurisdiction: (A) enjoining any of the Second Closing Transactions or having the effect of making (or seeking to enjoin or have the effect of making) any of the Second Closing Transactions illegal; or (B) otherwise prohibiting (or seeking to otherwise prohibit) the consummation of any of the Second Closing Transactions.

(c)     No Legal Proceedings. There shall not be instituted, pending or threatened in writing any Governmental Challenge to the Second Closing Transactions.

(d)     No Illegality. No law or statute shall have been enacted or promulgated and remain in effect that prohibits or makes illegal the consummation of the Second Closing Transactions.

8.6     Conditions to the Buyer Parent’s Obligation to Close. The Buyer Parent’s obligation to effect the Second Closing Transactions shall be subject to the satisfaction (or waiver in writing by the Buyer Parent) on or prior to the Second Closing Date of all of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Seller Parent set forth in ARTICLE III solely with respect to the Second Closing Transactions, Second Closing Transferred Assets and NAND Business (other than the Fundamental Seller Representations and the representations and warranties set forth in Section 3.16(b)) shall be true, complete and correct (as determined without regard to any qualification as to materiality or “Material Adverse Effect”) at and as of the Second Closing Date, except as would not, individually or in the aggregate, reasonably be expected to be material to the NAND Business, taken as a whole; and (ii) the Fundamental Seller Representations and the representations and warranties set forth in Section 3.16(b) solely with respect to the Second Closing Transferred Assets and the NAND Business shall be true, complete and correct (as determined without regard to any qualification as to materiality or “Material Adverse Effect”); provided, however, that, in each case, representations and warranties that are made as of a particular date or period shall be true, complete and correct (in the manner set forth above), only as of such date or period.

(b)     Covenants, Obligations and Agreements. Each covenant, obligation and agreement of the Seller Parent and the Sellers set forth in this Agreement and required to be performed or complied with on or before the Second Closing Date shall have been performed or complied with in all material respects.

(c)     Closing Deliverables. The Seller Parent shall have delivered, or caused the delivery of, to the Buyer Parent each of the Second Closing Transaction Agreements to which the Seller Parent or any Seller is a party.

(d)     Material Adverse Effect. There shall not have occurred any event, change, state of facts, condition, occurrence or effect that constitutes a Material Adverse Effect as such term applies solely to the NAND Business as a whole.

8.7     Conditions to the Seller Parent’s Obligation to Close. The Seller Parent’s obligation to effect the Second Closing Transactions shall be subject to the satisfaction (or waiver in writing by the Seller Parent) on or prior to the Second Closing Date of all of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Buyer Parent set forth in ARTICLE IV solely with respect to the Second Closing Transactions shall be true, complete and correct, determined without regard to any qualification as to “materiality,” at and as of the Second Closing Date, except as would not, individually or in the aggregate, reasonably be expected to (i) prevent, hinder or materially delay any of the Second Closing Transactions or (ii) materially impair the ability of the Buyer Parent or any Buyer to perform its obligations under this Agreement or any Second Closing Transaction Agreement to which it is party; provided, however, that, in each case, representations and warranties that are made as of a particular date or period shall be true, complete and correct (in the manner set forth above) only as of such date or period.

(b)     Covenants, Obligations and Agreements. Each covenant, obligation and agreement of the Buyer Parent and any other Buyer set forth in this Agreement required to be performed or complied with on or before the Second Closing Date shall have been performed or complied with in all material respects.

(c)     Closing Deliverables. The Buyer Parent shall have delivered, or caused the delivery of, to the Seller Parent each of the Second Closing Transaction Agreements to which the Buyer Parent or any Buyer is a party.

8.8     Frustration of Second Closing Conditions. Notwithstanding any provision in this ARTICLE VIII to the contrary, neither the Seller Parent nor the Buyer Parent may rely on the failure of any condition set forth in Sections 8.5, 8.6 or 8.7 to be satisfied if such failure was primarily caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE IX

TERMINATION

9.1     Termination.

(a)     First Closing. This Agreement may be terminated at any time prior to the First Closing:

(i) by mutual written consent of the Seller Parent and the Buyer Parent;

(ii) by either the Seller Parent or the Buyer Parent, upon written notice to the other, if:

(A)     the First Closing shall not have occurred on or before April 19, 2022; provided that if on such date a MTI Restraint remains in full force and effect, Seller Parent shall have the right, exercisable in its sole and absolute discretion, to extend such date for up to an additional three (3) months (as it may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(a)(ii)(A) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the primary cause of or has primarily resulted in the failure of the First Closing Transactions to be consummated on or before the Outside Date;

(B)     (1) any law or statute enacted or promulgated by a Governmental Entity of competent jurisdiction in any Applicable Jurisdiction makes illegal the consummation of any of the Transactions, (2) other than as referenced in clause (C) of this Section 9.1(a)(ii), any final Order issued by a Governmental Entity of competent jurisdiction in connection with any Antitrust Law in any Applicable Jurisdiction enjoins or prohibits the consummation of any of the Transactions (including any such Order issued in connection with the HSR Filings or otherwise relating to an Antitrust Approval or other Requisite Governmental Approval, as applicable); (3) a Deemed CFIUS Order is issued with respect to any of the Transactions; or (4) any Requisite Governmental Approval is denied or rejected, the applicable Governmental Entity otherwise affirmatively declines to issue such Requisite Governmental Approval, or any applicable period during which the applicable Governmental Entity is required to act upon such Requisite Governmental Approval shall have expired without such Governmental Entity issuing such Requisite Governmental Approval; provided that the right to terminate this Agreement under this Section 9.1(a)(ii)(B) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the primary cause of or has primarily resulted in such Order, a Deemed CFIUS Order or failure of such Requisite Governmental Approval, as applicable; or

(C)     as a result of an Action commenced by MTI or any of its Affiliates against the Seller Parent, any other Seller, the Buyer Parent, any other Buyer, or any of their respective Affiliates based upon claims arising out of any MTI Agreement, the Transactions are, pursuant to an Order by a Governmental Entity of competent jurisdiction, enjoined from closing (a “MTI Restraint”) and such MTI Restraint remains in effect as of the Outside Date;

(iii) by the Buyer Parent, upon written notice to the Seller Parent if the Seller Parent (or any other Seller) shall have breached or failed to perform any of its representations,

warranties, covenants, obligations or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) is not cured prior to the Outside Date; provided that the Buyer Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(iii) if it (or any other Buyer) is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iv) by the Seller Parent, upon written notice to the Buyer Parent if the Buyer Parent (or any other Buyer) shall have breached or failed to perform any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) is not cured prior to the Outside Date; provided that the Seller Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(iv) if it (or any other Seller) is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(v) by the Seller Parent, if (A) all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing and those conditions that have not been satisfied as a result of the breach of this Agreement by the Buyer Parent or any of its Affiliates) have been satisfied or properly waived, (B) the Seller Parent has irrevocably confirmed in writing to the Buyer Parent that (1) all of the conditions set forth in Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing) have been satisfied or have been waived by the Seller Parent and (2) the Seller Parent is prepared to consummate the First Closing, and (C) the Buyer Parent fails to consummate the First Closing within two (2) Business Days after the date the First Closing should have occurred pursuant to Section 2.5; provided that for the avoidance of doubt, during such two (2) Business Day period following the date on which the First Closing should have occurred pursuant to Section 2.5, no Party shall be entitled to terminate this Agreement pursuant to Section 9.1(a)(ii)(A); or

(vi) by the Buyer Parent, if (A) all of the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing and those conditions that have not been satisfied as a result of the breach of this Agreement by the Seller Parent or any of its Affiliates) have been satisfied or properly waived, (B) the Buyer Parent has irrevocably confirmed in writing to the Seller Parent that (1) all of the conditions set forth in Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing) have been satisfied or have been waived by the Buyer Parent and (2) the Buyer Parent is prepared to consummate the First Closing, and (C) the Seller Parent fails to consummate the First Closing within two (2) Business Days after the date the First Closing should have occurred pursuant to Section 2.5; provided that for the avoidance of doubt, during such two (2) Business Day period following the date on which the First Closing should have occurred pursuant to Section 2.5, no Party shall be entitled to terminate this Agreement pursuant to Section 9.1(a)(ii)(A).

(b)     Second Closing. This Agreement may be terminated at any time after the First Closing but prior to the Second Closing:

(i) by mutual written consent of the Seller Parent and the Buyer Parent;

(ii) by either the Seller Parent or the Buyer Parent, upon written notice to the other, if:

(A) the Second Closing shall not have occurred on or before September 15, 2025 (the “Ultimate Date”); provided that the right to terminate this Agreement under this Section 9.1(b)(ii)(A) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the primary cause of or has primarily resulted in the failure of the Second Closing Transactions to be consummated on or before the Ultimate Date;

(B) (1) any law or statute enacted or promulgated by a Governmental Entity of competent jurisdiction in any Applicable Jurisdiction makes illegal the consummation of any of the Second Closing Transactions, (2) other than as referenced in clause (C) of this Section 9.1(b)(ii), any final Order issued by a Governmental Entity of competent jurisdiction in connection with any Antitrust Law in any Applicable Jurisdiction, enjoins or prohibits the consummation of any of the Second Closing Transactions (including any such Order issued in connection with an Antitrust Approval), (3) a Deemed CFIUS Order is issued with respect to the Second Closing Transactions or (4) any Antitrust Approval is denied or rejected, the applicable Governmental Entity otherwise affirmatively declines to issue such Antitrust Approval or any applicable period during which the applicable Governmental Entity is required to act upon such Antitrust Approval shall have expired without such Governmental Entity issuing such Antitrust Approval; provided that the right to terminate this Agreement under this Section 9.1(b)(ii)(B) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the primary cause of or has primarily resulted in such Order, a Deemed CFIUS Order or failure of such Antitrust Approval, as applicable; or

(C) as a result of a MTI Restraint, which MTI Restraint remains in effect as of the Ultimate Date.

(iii) by the Buyer Parent, upon written notice to the Seller Parent if the Seller Parent (or any other Seller) shall have breached or failed to perform any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.6(a) or Section 8.6(b) and (B) is not cured prior to the Ultimate Date; provided that the Buyer Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) if it (or any other Buyer) is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iv) by the Seller Parent, upon written notice to the Buyer Parent if the Buyer Parent (or any other Buyer) shall have breached or failed to perform any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.7(a) or Section 8.7(b) and (B) is not cured prior to the Ultimate Date; provided that the Seller Parent shall not have the right to terminate this Agreement pursuant to this

Section 9.1(b)(iv) if it (or any other Seller) is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(v) by the Seller Parent, if (A) all of the conditions set forth in Section 8.5 and Section 8.6 (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing and those conditions that have not been satisfied as a result of the breach of this Agreement by the Buyer Parent or any of its Affiliates) have been satisfied or properly waived, (B) the Seller Parent has irrevocably confirmed in writing to the Buyer Parent that (1) all of the conditions set forth in Section 8.7 (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing) have been satisfied or have been waived by the Seller Parent and (2) the Seller Parent is prepared to consummate the Second Closing, and (C) the Buyer Parent fails to consummate the Second Closing within two (2) Business Days after the date the Second Closing should have occurred pursuant to Section 2.10; provided that for the avoidance of doubt, during such two (2) Business Day period following the date on which the Second Closing should have occurred pursuant to Section 2.10, no Party shall be entitled to terminate this Agreement pursuant to Section 9.1(b)(ii)(A); or

(vi) by the Buyer Parent, if (A) all of the conditions set forth in Section 8.5 and Section 8.7 (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing and those conditions that have not been satisfied as a result of the breach of this Agreement by the Seller Parent or any of its Affiliates) have been satisfied or properly waived, (B) the Buyer Parent has irrevocably confirmed in writing to the Buyer Parent that (1) all of the conditions set forth in Section 8.6 (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing) have been satisfied or have been waived by the Buyer Parent and (2) the Buyer Parent is prepared to consummate the Second Closing, and (C) the Seller Parent fails to consummate the Second Closing within two (2) Business Days after the date the Second Closing should have occurred pursuant to Section 2.10; provided that for the avoidance of doubt, during such two (2) Business Day period following the date on which the Second Closing should have occurred pursuant to Section 2.10, no Party shall be entitled to terminate this Agreement pursuant to Section 9.1(b)(ii)(A).

9.2     Procedure Upon Termination. To effect a termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given by the Party entitled to terminate this Agreement pursuant to Section 9.1 to the other Party, which notice shall set forth a reasonably detailed description of the basis on which such Party is terminating this Agreement. Upon a terminating Party giving such notice to the other Party with respect to a valid termination pursuant to Section 9.1, this Agreement shall immediately terminate without further action by any Party hereto. To the extent that any land use right certificates, real estate title certificates and building ownership certificates pertaining to the Owned Real Properties are issued to the relevant Buyer as described in Section 8.2(e) prior to such termination, the relevant Buyer shall, together with the relevant Seller, promptly file applications with the relevant Governmental Entities to (a) cancel and deregister such certificates issued to the relevant Buyer and (b)reissue certificates to the relevant Seller.

9.3     Effect of Termination; Liquidated Damages.

(a)     Subject to Sections 9.3(b), 9.3(c) 9.3(d) and 9.3(f), in the event that this Agreement is validly terminated by either the Seller Parent or the Buyer Parent pursuant to Section 9.1,

this Agreement shall terminate and become null and void and have no further force or effect, and there shall be no Liability hereunder on the part of any Party (or of its Affiliates or any of their respective Representatives); provided, however, (i) Sections 5.2, 5.5 and 5.21(c), this ARTICLE IX, ARTICLE XI and the Confidentiality Agreement shall survive any termination of this Agreement and (ii) nothing in this Agreement shall relieve any Party from any Liability for any fraud or willful or intentional breach of this Agreement.

(b)     In the event that this Agreement is terminated:

(i) by either the Seller Parent or the Buyer Parent pursuant to (A) Section 9.1(a)(ii)(A) (with respect to the First Closing) if, at the time of such termination, (X) (1) the conditions set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(c) (in each case, solely in connection with any Antitrust Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) have not been satisfied in full and (2) the conditions set forth in Section 8.1 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.2 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the First Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the First Closing Date, such conditions are capable of being satisfied if the First Closing were to occur at the time of such termination, or (Y) (1) either the Buyer Parent or the Seller Parent has the right to terminate this Agreement pursuant to clause (2) or (4) of Section 9.1(a)(ii)(B) (in each case, solely in connection with any Antitrust Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) and (2) the conditions set forth in Section 8.1 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, Dalian Land Use Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.2 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the First Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the First Closing Date, such conditions are capable of being satisfied if the First Closing were to occur at the time of such termination; or (B) Section 9.1(b)(ii)(A) (with respect to the Second Closing) if, at the time of such termination, (X) (1) the conditions set forth in Section 8.5(a), Section 8.5(b) or Section 8.5(c) (in each case, solely in connection with any Antitrust Approval or any Key Jurisdiction Approval) have not been satisfied in full and (2) the conditions set forth in Section 8.5 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.6 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the Second Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Second Closing Date, such conditions are capable of being satisfied if the Second Closing were to occur at the time of such termination, or (Y) (1) either the Buyer Parent or the Seller Parent has the right to terminate this Agreement pursuant to clause (2) or (4) of Section 9.1(b)(ii)(B) (in each case, solely in connection with any Antitrust Approval or any Key Jurisdiction Approval) and (2) the conditions set forth in Section 8.5 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.6 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the Second Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Second Closing Date, such conditions are capable of being satisfied if the Second Closing were to occur at the time of such termination; or

(ii) by either the Seller Parent or the Buyer Parent pursuant to (A) clause (2) or (4) of Section 9.1(a)(ii)(B) (in each case, solely in connection with any Antitrust Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) if, at the time of such termination, the conditions set forth in Section 8.1 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.2 have been satisfied in full or waived (except for any such conditions that by their nature are to be satisfied or waived on or after the date of such termination) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken on or after the date of such termination, such conditions are capable of being satisfied, or (B) clause (2) or (4) of Section 9.1(b)(ii)(B) (in each case, solely in connection with any Antitrust Approval or any Key Jurisdiction Approval) if, at the time of such termination, the conditions set forth in Section 8.5 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, or any Key Jurisdiction Approval) and the conditions set forth in Section 8.6 have been satisfied in full or waived (except for any such conditions that by their nature are to be satisfied or waived on or after the date of such termination) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken on or after the date of such termination, such conditions are capable of being satisfied;

then, in any such case, the Buyer Parent shall pay or cause to be paid to the Seller Parent, in accordance with the provisions of this Section 9.3, an amount equal to (A) US$350,000,000 in the event that this Agreement is terminated before the First Closing or (B) US$100,000,000 in the event that this Agreement is terminated after the First Closing and before the Second Closing (such amount in clause (A) or (B), as the case may be, “Antitrust and Key Jurisdiction Liquidated Damages”).

(c)     In the event that this Agreement is terminated:

(i) by either the Seller Parent or the Buyer Parent pursuant to (A) Section 9.1(a)(ii)(A) (with respect to the First Closing) if, at the time of such termination, (X) (1) the conditions set forth in Section 8.1(a)(ii), Section 8.1(b) or Section 8.1(c) have not been satisfied in full (in each case, solely in connection with CFIUS Approval) and (2) the conditions set forth in Section 8.1 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.2 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the First Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the First Closing Date, such conditions are capable of being satisfied if the First Closing were to occur at the time of such termination, or (Y) (1) either the Buyer Parent or the Seller Parent has the right to terminate this Agreement pursuant to clause (2) or (3) of Section 9.1(a)(ii)(B) (in each case, solely in connection with CFIUS Approval) and (2) the conditions set forth in Section 8.1 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.2 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the First Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the First Closing Date, such conditions are capable of being satisfied if the First Closing were to occur at the time of such termination, or (B) Section 9.1(b)(ii)(A) (with respect to the Second Closing) if, at the time of such termination, (X) (1) the conditions set forth in Section 8.5(a)(ii), Section 8.5(b) or Section 8.5(c) have not been satisfied in full (in each case, solely in connection with CFIUS Approval) and (2) the conditions set forth in Section 8.5 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.6 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the Second Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Second Closing Date, such conditions are capable of being satisfied if the Second Closing were to occur at the time of such termination, or (Y) (1) either the Buyer Parent or the Seller Parent has the right to terminate this Agreement pursuant to clause (2) or (3) of Section 9.1(b)(ii)(B) (in each case, solely in connection with CFIUS Approval) and (2) the conditions set forth in Section 8.5 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval or any Key Jurisdiction Approval) and Section 8.6 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the Second Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Second Closing Date, such conditions are capable of being satisfied if the Second Closing were to occur at the time of such termination; or

(ii) by either the Seller Parent or the Buyer Parent (A) pursuant to clause (2) or (3) of Section 9.1(a)(ii)(B) (in each case solely in connection with CFIUS Approval) if, at the time of such termination, the conditions set forth in Section 8.1 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, any Dalian Land Use Approval or any Key Jurisdiction Approval) and the conditions set forth in Section 8.2 have been satisfied in full or waived (except for any such conditions that by their nature are to be satisfied or waived on or after the date of such termination) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken on or after the date of such termination, such conditions are capable of being satisfied, or (B) pursuant to clause (2) or (3) of Section 9.1(b)(ii)(B) (in each case solely in connection with CFIUS Approval) if, at the time of such termination, the conditions set forth in Section 8.5 (in each case, other than in connection with any Antitrust Approval, any CFIUS Approval, or any Key Jurisdiction Approval) and the conditions set forth in Section 8.6 have been satisfied in full or waived (except for any such conditions that by their nature are to be satisfied or waived on or after the date of such termination) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken on or after the date of such termination, such conditions are capable of being satisfied;

then, in any such case, the Buyer Parent shall pay or cause to be paid to the Seller Parent, in accordance with the provisions of this Section 9.3, an amount equal to (A) US$350,000,000 in the event that this Agreement is terminated before the First Closing or (B) US$100,000,000 in the event that this Agreement is terminated after the First Closing and before the Second Closing (such amount in clause (A) or (B), as the case may be, together with the Antitrust and Key Jurisdiction Liquidated Damages, the “Regulatory Liquidated Damages”).

(d)    In the event that this Agreement is terminated:

(i) by the Seller Parent pursuant to Section 9.1(a)(iv) (with respect to the First Closing) or Section 9.1(b)(iv) (with respect to the Second Closing) if, at the time of such termination, the Buyer Parent or any of its Affiliates has materially or persistently breached any of its obligations set forth in Section 5.3; or

(ii) by the Seller Parent pursuant to Section 9.1(a)(v) (with respect to the First Closing) or Section 9.1(b)(v) (with respect to the Second Closing);

then, in any such case, the Buyer Parent shall pay or cause to be paid to the Seller Parent, in accordance with the provisions of this Section 9.3, an amount equal to (A) US$350,000,000 in the event that this Agreement is terminated before the First Closing or (B) US$100,000,000 in the event that this Agreement is terminated after the First Closing and before the Second Closing (such amount in clause (A) or (B), as the case may be, together with the Regulatory Liquidated Damages, the “Termination Liquidated Damages”).

(e)     The Buyer Parent shall promptly, but in no event later than five (5) Business Days after the date of the termination triggering the payment of Termination Liquidated Damages, pay such Termination Liquidated Damages by wire transfer of immediately available funds (in U.S. dollars) to such account or accounts as may be designated in writing by the Seller Parent. If the Buyer Parent fails to pay the full amount of such Termination Liquidated Damages when due, and, in order to obtain such payment, the Seller Parent commences an Action that results in a judgment against the Buyer Parent for the Termination Liquidated Damages, the Buyer Parent shall pay to the Seller Parent, together with the Termination Liquidated Damages interest on the Termination Liquidated Damages from the date of termination of this Agreement until the date of payment in full of all amounts due and payable pursuant to this Section 9.3(e) at a rate per annum equal to the Prime Rate. Subject to the immediately preceding sentence and the provisos at the end of this sentence, notwithstanding any other provision of this Agreement to the contrary, payment of the Termination Liquidated Damages will be the sole and exclusive remedy of the Parties upon termination of this Agreement in accordance with the terms of Sections 9.3(b), 9.3(c) or 9.3(d); provided, however, that the foregoing will not be deemed a waiver by any Party of any right or remedy arising by reason of any claim of fraud with respect to this Agreement against the Party committing such fraud; provided, further, that the foregoing limitation shall not apply to any breach, by any party thereto, of the Manufacturing and Sale Agreement (the remedy for which shall be governed by the Manufacturing and Sale Agreement).

(f)     In the event that this Agreement is terminated:

(i) by either the Seller Parent or the Buyer Parent pursuant to (A) Section 9.1(a)(ii)(A) (with respect to the First Closing) if, at the time of such termination, (1) the Buyer Parent has the right to terminate this Agreement pursuant to Section 9.1(a)(ii)(C) and (2) the conditions set forth in Section 8.1 (other than a failure of any such condition caused by a MTI Restraint) and Section 8.3 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the First Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the First Closing Date, such conditions are capable of being satisfied if the First Closing were to occur at the time of such termination, or (B) Section 9.1(b)(ii)(A) (with respect to the Second Closing) if, at the time of such termination, (1) the Buyer Parent has the right to terminate this Agreement pursuant to Section 9.1(b)(ii)(C) and (2) the conditions set forth in Section 8.5 (other than a failure of any such condition caused by a MTI Restraint) and Section 8.7 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the Second Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Second Closing Date, such conditions are capable of being satisfied if the Second Closing were to occur at the time of such termination;

(ii) (A) by either the Buyer Parent or the Seller Parent pursuant to Section 9.1(a)(ii)(C) (with respect to the First Closing) if, at the time of such termination, the conditions set forth in Section 8.1 (other than a failure of any such condition caused by a MTI Restraint) and Section 8.3 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the First Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the First Closing Date, such conditions are capable of being satisfied if the First Closing were to occur at the time of such termination, or (B) by the Buyer Parent pursuant to Section 9.1(b)(ii)(C) (with respect to the Second Closing) if, at the time of such termination, the conditions set forth in Section 8.5 (other than a failure of any such condition caused by a MTI Restraint) and Section 8.7 have been satisfied in full or waived (except for any such conditions that by their nature can only be satisfied or waived on the Second Closing Date) and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Second Closing Date, such conditions are capable of being satisfied if the Second Closing were to occur at the time of such termination; or

(iii) by the Buyer Parent pursuant to Section 9.1(a)(vi) (with respect to the First Closing) or Section 9.1(b)(vi) (with respect to the Second Closing);

then, in any such case, the Seller Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Buyer Parent an amount equal to (A) US$140,000,000 in the event that this Agreement is terminated before the First Closing or (B) US$40,000,000 in the event that this Agreement is terminated after the First Closing and before the Second Closing (such amount in clause (A) or (B), as the case may be, the “Legal Challenge Liquidated Damages”) by wire transfer of immediately available funds (in U.S. dollars) to such account or accounts as may be designated in writing by the Buyer Parent. If the Seller Parent fails to pay the Legal Challenge Liquidated Damages when due, and, in order to obtain such payment, the Buyer Parent commences an Action that results in a judgment against the Seller Parent for the Legal Challenge Liquidated Damages, the Seller Parent shall pay to the Buyer Parent, together with the Legal Challenge Liquidated Damages, interest on the Legal Challenge Liquidated Damages from the date of termination of this Agreement until the date of payment in full of all amounts due and payable pursuant to this Section 9.3 at a rate per annum equal to the Prime Rate. Subject to the immediately preceding sentence and the provisos at the end of this sentence, notwithstanding any other provision of this Agreement to the contrary, payment of the Legal Challenge Liquidated Damages will be the sole and exclusive remedy of the Parties upon termination of this Agreement in accordance with the terms of this Section 9.3(f); provided, however, that the foregoing will not be deemed a waiver by any Party of any right or remedy arising by reason of any claim of fraud with respect to this Agreement against the Party committing such fraud; provided, further, that the foregoing limitation shall not apply to any breach by the Seller Parent, or any other Buyer(s) party thereto, of the Manufacturing and Sale Agreement (the remedy for which shall be governed by the Manufacturing and Sale Agreement).

(g)     Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that, solely for purposes of establishing the basis for the amounts thereof, and without in any way increasing the amount of Termination Liquidated Damages or Legal Challenge Liquidated Damages, as applicable, or expanding the circumstances in which Termination Liquidated Damages or Legal Challenge Liquidated Damages, as applicable, are to be paid, the payment of any Termination Liquidated Damages or Legal Challenge Liquidated Damages, as applicable, is not a penalty but is liquidated damages in a reasonable amount that will compensate the applicable Party and its Affiliates, in the circumstances in which such damages are payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the agreements contained in this Section 9.3 are an integral part of the Transactions, were a material inducement for the Parties to enter into this Agreement, and that, without these agreements, the Parties would not have entered into this Agreement.

9.4     Extension; Waiver.

(a)     First Closing. At any time prior to the First Closing, the Seller Parent, on the one hand, or the Buyer Parent, on the other hand, may (i) extend the time for performance of any of the obligations or other acts of the other Party, which obligations or acts were to occur prior to the First Closing, (ii) waive any inaccuracies in the representations and warranties of the other Party made in this Agreement as of the date hereof and/or the First Closing Date or in any document delivered on or prior to the First Closing pursuant to this Agreement, or (iii) waive compliance by the other Party with (A) the delivery of any agreements or (B) any conditions it is to satisfy, in each case on or prior to the First Closing and as set forth in this Agreement.

(b)     Second Closing. At any time prior to the Second Closing, the Seller Parent, on the one hand, or the Buyer Parent, on the other hand, may (i) extend the time for performance of any of the obligations or other acts of the other Party, which obligations or acts were to occur prior to the Second Closing, (ii) waive any inaccuracies in the representations and warranties of the other Party made in this Agreement as of the Second Closing Date or in any document delivered after the First Closing but prior to the Second Closing pursuant to this Agreement, or (iii) waive compliance by the other Party with (A) the delivery of any agreements or (B) any conditions it is to satisfy, in each case after the First Closing but prior to the Second Closing and as set forth in this Agreement.

Any extension or waiver granted pursuant to this Section 9.4 shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

10.1     Survival of Representations, Warranties, Covenants and Agreements.

(a)     (i) The representations and warranties of the Seller Parent contained in ARTICLE III as they apply to the First Closing Transactions, the Fab Assets or the SSD Business and the representations and warranties of the Buyer Parent contained in ARTICLE IV as they apply to the First Closing Transactions shall each survive and continue in full force and effect until the date that is eighteen (18) months after the First Closing Date and (ii) the representations and warranties of the Seller Parent contained in ARTICLE III as they apply to the Second Closing Transactions and the NAND Business and the representations and warranties of the Buyer Parent contained in ARTICLE IV as they apply to the Second Closing Transactions shall each survive and continue in full force and effect until the date that is eighteen (18) months after the Second Closing Date; provided, however, that notwithstanding the foregoing: (A) the (w) Fundamental Seller Representations, (x) Fundamental Buyer Representations, (y) right to make a claim for indemnity under Section 10.2(a)(i)(E) and (z) right to bring any Action relating to fraud shall, in each case, survive and continue in full force and effect until the date that is ninety (90) days after the expiration of the applicable statute of limitations; (B) the representations and warranties set forth in Section 3.15 (Intellectual Property) (y) with respect to Transferred SSD IP shall survive and continue in full force and effect until the fifth (5th) anniversary of the First Closing Date and (z) with respect to Transferred NAND IP shall survive and continue in full force and effect until the fifth (5th) anniversary of the Second Closing Date; (C) the representations and warranties set forth in Section 3.9 (Employee Benefits) and Section 3.12 (Environmental Matters) shall survive and continue in full force and effect until the fifth (5th) anniversary of the Second Closing Date; and (D) the representations and warranties set forth in Section 3.16(b) (Sufficiency) (y) with respect to the First Closing Transferred Assets, Licensed SSD IP, and Licensed SSD Technology shall survive and continue in full force and effect until the second (2nd) anniversary of the First Closing Date and (z) with respect to the Second Closing Transferred Assets, Licensed NAND IP, and Licensed NAND Technology shall survive and continue in full force and effect until the second (2nd) anniversary of the Second Closing Date.

(b)     Any covenant or agreement of the Seller Parent or the Buyer Parent contained in this Agreement that has no express term and is to be performed (i) at or prior to the First Closing shall survive the First Closing until the date that is eighteen (18) months following the First Closing Date or (ii) after the First Closing shall survive the Second Closing until the date that is eighteen (18) months following the Second Closing Date (any such period, and the periods set forth in Section 10.1(a), each a “Survival Period”).

(c)     Notwithstanding the foregoing, if, in accordance with this ARTICLE X, any Indemnification Claim arising under Section 10.2(a) or Section 10.2(b) is asserted prior to the expiration of the applicable Survival Period, such Indemnification Claim will continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on the Seller Parent and the Buyer Parent in accordance with this ARTICLE X.

10.2     Indemnification.

(a)     Indemnification by the Seller Parent.

(i) Subject to Section 10.1 and the other provisions of this ARTICLE X, from and after the First Closing Date, the Seller Parent will indemnify, defend and hold harmless the Buyer Parent and its Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against (x) in respect of clauses (A), (B), (C) and (E), all Losses and (y) in respect of clause (D) below, all MTI Losses, in each case, suffered or incurred by any such Buyer Indemnified Party arising out of, relating to or incurred by reason of:

(A) the failure to timely satisfy in full any Retained Liability;

(B) the failure of any representation or warranty of the Seller Parent in this Agreement (other than the representations or warranties set forth in Section 3.21) to be true, complete and correct on the date of this Agreement and/or as of the applicable Closing Date (as set forth in such representation), except that any such representations and warranties which by their express terms are made solely as of particular date shall be true, complete and correct only as of such date;

(C) any breach or failure by the Seller Parent, or by any other Seller, to perform any of their respective covenants or agreements hereunder;

(D) (1) the failure of any representation or warranty of the Seller Parent set forth in Section 3.21, or (2) any Indemnifiable Specified Liability arising out of, relating to or incurred by reason of a claim or demand asserted by MTI prior to the date that is three (3) years after the Second Closing Date; and

(E) other than with respect to Restructuring Transfer Taxes not in excess of the Restructuring Transfer Tax Cap, the failure to transfer to OpCo, prior to the First Closing, (1) title to the Second Closing Transferred Assets in accordance with the terms of the Restructuring Agreement or (2) the NAND Business Employees in accordance with Sections 6.2(a)(y) and (z).

(ii) In no event shall any Buyer Indemnified Party be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 10.2(a)(i)(B) until the aggregate amount of all Losses under all claims of the Buyer Indemnified Parties for all such breaches exceeds four-tenths of one percent (0.4%) of the Purchase Price (the “Deductible”), at which time the Seller Parent shall only be liable for Losses in excess of the Deductible. With respect to any claim as to which a Buyer Indemnified Party may be entitled to indemnification under Section 10.2(a)(i)(B), the Seller Parent shall not be liable for any individual or series of related Losses that do not exceed two-thousandth of a percent (0.002%) of the Purchase Price (which Losses shall not be counted toward the Deductible) (the “Sub-Basket”). Notwithstanding the foregoing, Losses (A) attributable to the failure of the Fundamental Seller Representations to be true, complete and correct, (B) attributable to the failure of the representations and warranties set forth in Section 3.16(b) (Sufficiency) or Section 3.21 (MTI) to be true, complete and correct or (C) arising from fraud on the part of the Seller Parent or any of its Affiliates, shall not be subject to the Deductible or the Sub-Basket.

(iii) In no event shall the aggregate liability for indemnification by the Seller Parent: (A) pursuant to Section 10.2(a)(i)(B) (other than with respect to the Fundamental Seller Representations and the representations and warranties set forth in Section 3.9 (Employee Benefits), Section 3.12 (Environmental Matters), Section 3.15 (Intellectual Property) and Section 3.16(b) (Sufficiency)) exceed eleven percent (11%) of the Purchase Price; provided, however, that the aggregate liability of the Seller Parent for Losses attributable to the failure of (x) the Fundamental Seller Representations and the representations and warranties set forth in Section 3.12 (Environmental Matters) and Section 3.16(b) (Sufficiency) to be true, complete and correct shall not exceed, in the aggregate, the Purchase Price and (y) the representations and warranties set forth in Section 3.9 (Employee Benefits) and Section 3.15 (Intellectual Property) to be true, complete and correct shall not exceed, twenty percent (20%) of the Purchase Price; (B) pursuant to Section 10.2(a)(i)(D) exceed $2,000,000,000; or (C) pursuant to this ARTICLE X (other than with respect to Section 10.2(a)(i)(A) or Section 10.2(a)(i)(C) in respect of a breach or failure to perform its covenants set forth in Section 5.16) exceed the Purchase Price; provided, however, in all cases, that the liability for indemnification arising from fraud shall not be subject to any limitation.

(iv) The Buyer Indemnified Parties shall not be entitled to indemnification under Section 10.2(a)(i)(B) or Section 10.2(a)(i)(C) for (A) any item disclosed in the Disclosure Schedule in reasonable detail to allow the Buyer Parent to determine the nature and extent of the matter disclosed, or (B) any representation, warranty, covenant or agreement waived in writing in accordance with this Agreement by the Buyer Parent at or prior to the applicable Closing.

(v) In no event shall any Seller Indemnified Party be liable for any Assumed Liability. The Buyer Indemnified Parties shall not be entitled to indemnification for Losses suffered or incurred by any such Buyer Indemnified Party to the extent arising out of or incurred by reason of any Buyer Indemnified Party’s willful misconduct.

(b)     Indemnification by the Buyer.

(i) Subject to Section 10.1 and the other provisions of this ARTICLE X, from and after the First Closing Date, the Buyer Parent will indemnify, defend and hold harmless the Seller Parent and its Affiliates and each of their respective Representatives (the “Seller Indemnified Parties,” and collectively with the Buyer Indemnified Parties, the “Indemnified Parties,” and each an “Indemnified Party”) from and against all Losses suffered or incurred by any such Seller Indemnified Party arising out of, relating to or incurred by reason of:

(A) the failure to timely satisfy in full any Assumed Liability;

(B) the failure of any representation or warranty of the Buyer Parent in this Agreement to be true, complete and correct on the date of this Agreement and/or as of the applicable Closing Date (as set forth in such representation), except that any such representations and warranties which by their express terms are made solely as of particular date shall be true, complete and correct only as of such date; and

(C) any breach or failure by the Buyer Parent, or by any other Buyer to perform any of their respective covenants or agreements hereunder, including with respect to the indemnity obligations set forth in Section 5.21(c).

(ii) In no event shall any Seller Indemnified Party be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 10.2(b)(i)(B) until the aggregate amount of all Losses under all claims of the Seller Indemnified Parties for all such breaches exceeds the Deductible, at which time the Buyer Parent shall be liable only for Losses in excess of the Deductible; provided, however, that Losses (A) attributable to the failure of the Fundamental Buyer Representations to be true, complete and correct or (B) arising from fraud on the part of the Buyer Parent or any of its Affiliates, shall not be subject to the Deductible. With respect to any claim as to which a Seller Indemnified Party may be entitled to indemnification under Section 10.2(b)(i)(B), the Buyer Parent shall not be liable for any individual or series of related Losses which do not exceed the Sub-Basket.

(iii) In no event shall the aggregate liability for indemnification by the Buyer Parent: (A) pursuant to Section 10.2(b)(i)(B) (other than with respect to the Fundamental Buyer Representations) exceed eleven percent (11%) of the Purchase Price or (B) pursuant to this ARTICLE X exceed the Purchase Price; provided, however, that liability for indemnification arising from fraud shall not be subject to any limitation.

(iv) The Seller Indemnified Parties shall not be entitled to indemnification under Section 10.2(b)(i)(B) or Section 10.2(b)(i)(C) for any representation, warranty, covenant or agreement waived in writing in accordance with this Agreement by the Buyer Parent at or prior to the Closing. The Seller Indemnified Parties shall not be entitled to indemnification for Losses suffered or incurred by any such Seller Indemnified Party to the extent arising out of or incurred by reason of any Seller Indemnified Party’s willful misconduct.

(v) In no event shall any Buyer Indemnified Party be liable for any Retained Liability.

(c)     The amount of any and all Losses under this ARTICLE X shall be determined net of (i) insurance, indemnity, contribution or other third party recoveries paid to any Indemnified Party in connection with the facts giving rise to the right of indemnification (net of any fees and expenses incurred in obtaining any such insurance, indemnity or contribution payment or other recovery, including any increase in insurance premiums), it being agreed that, promptly after the realization of any such reductions of Losses pursuant hereto, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which such Indemnified Party was indemnified by such Indemnifying Party prior to the realization of such reductions of Losses, and (ii) any net Tax benefit actually recognized by such Indemnified Party with respect to such Loss in the taxable year such Loss is incurred, calculated on a with-and-without basis and taking into account the net present value of any decrease in deductions attributable to treating any amount paid under this ARTICLE X in respect of such Loss as an adjustment to the Final First Closing Purchase Price or Second Closing Purchase Price, as applicable, in accordance with Section 10.2(g). Neither the Seller Parent nor the Buyer Parent shall be liable under this Agreement in respect of any Indemnification Claim to the extent that the Losses in respect of which such Indemnification Claim is made are covered by a policy of insurance (net of any fees and expenses that would reasonably be expected to be incurred in obtaining any such insurance payment, excluding any increase in insurance premiums).

(d)     If an Indemnified Party recovers Losses from an Indemnifying Party pursuant to this Section 10.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

(e)     In respect of any Indemnification Claim resulting from a claim for money damages which is based upon a contingent Liability, the Seller Parent shall not be liable for indemnification unless and until such contingent Liability gives rise to an obligation to make a payment.

(f)     In no event may an Indemnified Party be entitled under this Agreement to multiple recovery for the same Losses.

(g)     Any amount paid under this ARTICLE X shall be treated as an adjustment to the Final First Closing Purchase Price or Second Closing Purchase Price, as applicable, for all Tax purposes except as required by applicable Laws.

10.3     Indemnification Procedures.

(a)     An Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) in writing (such notice, a “Claim Notice”) of any claim or demand that the Indemnified Party has determined gives such Indemnified Party a right to indemnification under this Agreement (including a claim or demand asserted by a third party against any Indemnified Party, such claim being a “Third Party Claim”) (an “Indemnification Claim”). Each Claim Notice will, with respect to each Indemnification Claim set forth therein (to the extent known by the Indemnified Party): (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made, and (ii) state the aggregate dollar amount of Losses to which the Indemnified Party claims to be entitled to indemnification pursuant to this ARTICLE X that have been incurred, or a good faith estimate of the aggregate dollar amount of such Losses reasonably expected to be incurred, by such Indemnified Party pursuant to such Indemnification Claim (the “Claim Amount”). The failure to provide prompt notice of a claim shall not release the Indemnifying Party from any obligations under this ARTICLE X except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.

(b)     For Indemnification Claims other than Third Party Claims, if the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Notice, expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by the Indemnified Party of the Indemnifying Party’s written objection, if any, the Indemnified Party and the Indemnifying Party will promptly, and in any event within thirty (30) days after delivery of the written objection, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties do not resolve the objection in full within thirty (30) days of delivery of the written objection (or if the Indemnifying Party fails to pay the agreed amount to the Indemnified Party, in accordance with Section 10.3(d), within the time agreed as part of the resolution), then the Indemnified Party may seek to resolve any remaining dispute in accordance with the terms of Section 11.3.

(c)     For Indemnification Claims other than Third Party Claims, if the Indemnified Party does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the thirty (30) day period referred to in Section 10.3(b), (i) the Indemnifying Party will be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder, and (ii) with respect to the applicable Indemnification Claim, as promptly as practicable and in any event within three (3) Business Days following expiration of such thirty (30) day period, the Indemnifying Party will pay the Claim Amount to the Indemnified Party in accordance with Section 10.3(d). If not so paid, the Indemnified Party may seek enforcement of the obligation of the Indemnifying Party in accordance with the terms of Section 11.3.

(d) Any amount payable by the Indemnifying Party to the Indemnified Party pursuant to Section 10.3(b) or Section 10.3(c) will be paid by the Indemnifying Party by wire transfer of immediately available funds (in U.S. dollars) to such account or accounts as may be designated in writing by the Indemnified Party.

(e)     For any Indemnification Claim that is a Third Party Claim, the Indemnifying Party shall conduct the defense and control of such Third Party Claim; provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in, but not direct or conduct the defense of, such Third Party Claim with its own counsel and at its own expense, except that the Indemnifying Party may withhold from the Indemnified Party such communications with the Indemnifying Party’s legal counsel to the extent that legal counsel to the Indemnifying Party advises that providing such communication could result in the loss of any attorney-client privilege or right under the work-product doctrine of the Indemnifying Party in respect of such claim. The Indemnified Party shall, and shall cause each of its Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. The Indemnifying Party will have the right in its sole discretion to settle any Third Party Claim so long as such settlement involves only the payment of money and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim; for any other settlements the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, shall be required. Notwithstanding anything to the contrary contained in this ARTICLE X, if a Third Party Claim is based upon an assertion of a breach by the Seller Parent, or any other Buyer(s) party thereto, of the Manufacturing and Sale Agreement, then the dispute resolution procedures set forth in the Manufacturing and Sale Agreement shall govern.

10.4     Exclusive Remedy. Subject to (a) the Parties’ rights under ARTICLE X with respect to termination of this Agreement after the First Closing Date and (b) the last sentence of Section 10.3(e), notwithstanding any other provision of this Agreement to the contrary, this ARTICLE X will be the sole and exclusive remedy of the Parties from and after the First Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant or agreement hereunder; provided, however, that the foregoing will not be deemed a waiver by any Party of any right to seek specific performance or injunctive relief pursuant to Section 11.11, or any right or remedy arising by reason of any claim of fraud with respect to this Agreement against the Party committing such fraud or any remedies available to a Party under any other Transaction Agreement.

10.5     Mitigation of Losses. Any Indemnified Party hereunder shall use reasonable best efforts and give all reasonable assistance to avoid or mitigate any Losses which in the absence of mitigation might give rise to a Liability in respect of any Indemnification Claim under this Agreement.

10.6     Determination of Losses. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether there has been a breach or inaccuracy of any representation, warranty, covenant or agreement, and for purposes of calculating the amount of Losses suffered by an Indemnified Party, each representation, warranty, covenant and agreement in this Agreement and any certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material,” “Material Adverse Effect” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation, warranty, covenant or agreement, except for such qualifications set forth therein to the extent it qualifies an affirmative requirement to list specified items on the Disclosure Schedule of a Party.

ARTICLE XI

GENERAL PROVISIONS

11.1     Interpretation; Absence of Presumption.

(a)     It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

(b)     For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” unless otherwise specified; (vi) where the context so permits, the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (viii) unless the context otherwise requires, references to “written” or “in writing” include in electronic form; (ix) the Seller Parent and the Buyer Parent have each participated in the negotiation and drafting of this Agreement and, as a result, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any reference to “days” means calendar days unless Business Days are expressly specified; (xii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiii) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; (xiv) the word “shall” shall have the same meaning as the word “will”; (xv) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; and (xvi) local transfer agreements shall include bills of sale or similar instruments of transfer (if applicable).

(c)     Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.2     Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3     Governing Law; Jurisdiction and Forum.

(a)     This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the conflicts of law principles that would result in the application of the Laws of a different jurisdiction.

(b)     Subject to Section 11.11 with respect to equitable or injunctive relief, all disputes based upon, arising out of, or relating to the interpretation or performance of this Agreement (each, a “Dispute”) shall first, upon notification by either Party, be discussed between senior executive officers of each Party with authority to settle such Disputes. Should such a Dispute not be settled within sixty (60) days after such notification, either Party may commence litigation in the courts in the State of Delaware or the Federal courts sitting therein. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of those courts for any Dispute, and hereby irrevocably and unconditionally agrees that all claims in respect of such Dispute may be heard and determined in such court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Dispute in the State of Delaware or the Federal courts sitting therein. The Parties further agree, (i) to the extent permitted by Law, that final judgment against any of them in any Dispute shall be conclusive and may be enforced in any jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such Dispute shall be effective if such notice is given in accordance with Section 11.7.

11.4     Entire Agreement. This Agreement, together with the other Transaction Agreements, the Confidentiality Agreement, the Manufacturing and Sale Agreement and the Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.

11.5     No Third Party Beneficiaries. Except for (a) the Indemnified Parties and (b) the Affiliates of the Seller Parent and their respective Representatives (all of whom are express third party beneficiaries of Section 5.21(c)), this Agreement, including the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and permitted assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

11.6     Costs and Expenses. Except as expressly set forth in this Agreement (including Sections 5.12 and 5.21(c)), whether the Transactions are consummated or not, all legal and other costs and expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by the Party incurring such costs and expenses; provided, however, that each of the Buyer Parent (on the one hand) and the Seller Parent (on the other hand) will pay (or cause payment of) and be responsible for fifty percent (50%) of all filing fees payable (a) under the HSR Act and (b) in connection with the solicitation of (i) any consents, clearances or approvals under or in connection with any other Antitrust Laws, (ii) CFIUS Approval, and (iii) any other Requisite Governmental Approvals. In relation to any costs and expenses which, pursuant to the terms of this Agreement, are being shared by the Buyer Parent (on the one hand) and the Seller Parent (on the other hand), the sums which each Party has incurred in respect of such costs and expenses shall be aggregated and whichever of the Buyer Parent or the Seller Parent is then, on a net basis, left with a payment obligation to the other Party (taking into account the relevant proportions in which the relevant costs and expenses have been shared under this Agreement) shall promptly make the applicable payment to the other Party.

11.7     Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and: (i) upon delivery if delivered by hand; (ii) if by email, at the time of transmission; (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch); or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications hereunder shall be delivered to the addresses set forth below:

(a)     If to the Seller Parent:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

USA

Attention: Patrick Bombach

Email: patrick.bombach@intel.com

with copies (which shall not constitute notice) to:

Mark L. Legaspi

mark.l.legaspi@intel.com

and

Munger, Tolles & Olson LLP

350 South Grand Avenue, 50th Floor

Los Angeles, CA 90071

USA

Attention: Mark Kim

Email: Mark.Kim@mto.com

(b) If to the Buyer Parent:

SK hynix Inc.

2091, Gyeongchung-daero, Bubal-eub

Icheon-si, Gyeonggi-do, 17336

The Republic of Korea

Attention: JinHyock Kim

Email: JinHyock.Kim@sk.com

with copies (which shall not constitute notice) to:

Jay J Lee

jayjoon.lee@sk.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

USA

Attention: Mike Ringler; Young Shin; Peter Jones

Email: mike.ringler@skadden.com

young.shin@skadden.com; peter.jones@skadden.com

11.8     Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (whether such succession or assignment is by way of operation of law, merger, consolidation, sale of stock or shares, sale of assets or otherwise); provided, however, that, subject to Section 2.3 (with respect to the First Closing) and Section 2.8 (with respect to the Second Closing), no Party may directly or indirectly (whether by way of operation of law, merger, consolidation, sale of stock or shares, sale of assets or otherwise) assign any or all of its rights or delegate any or all of its obligations under this Agreement to any Person without the express prior written consent of the other Party. Without limiting the generality of the foregoing, each Party shall, prior to any succession or assignment contemplated by the foregoing, take any and all action required so that any successor or permitted assign assumes all of such Party’s obligations under this Agreement as if such successor or permitted assign had originally executed this Agreement in place of such Party. Any purported assignment or delegation in violation of the foregoing shall be void.

11.9     Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Subject to Section 9.4, any failure of the Seller Parent or the Buyer Parent to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Seller Parent, in the event of any such failure by the Buyer Parent, or by the Buyer Parent, in the event of any such failure by the Seller Parent. No delay on the part of the Buyer Parent or the Seller Parent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor will any waiver by any Party of a breach of any term or provision of this Agreement (including any waiver provided pursuant to Section 9.4) be construed as a waiver of any subsequent breach or any other provision.

11.10     Severability. If any term, provision, covenant or restriction of this Agreement is held by a tribunal or court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.11     Specific Performance; Equitable Relief.

(a)     The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled, unless this Agreement has been validly terminated in accordance with ARTICLE IX, to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, to cause the Buyer Parent and the Seller Parent to consummate the Transactions), in addition to any other remedy to which they are entitled at Law, in equity or otherwise. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. Subject to Section 9.2, the foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) any other Party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties further agree that nothing set forth in this Section 11.11 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.11 prior to or as a condition to exercising any termination right under ARTICLE IX (and pursuing damages after such termination). The Parties acknowledge and agree that the right to specific enforcement set forth in this Section 11.11 is an integral part of the Agreement and without this right, neither Party would have entered into this Agreement.

(b)     Any action brought under this Section 11.11 may only be brought before one of the courts having exclusive jurisdiction over Disputes under Section 11.3(a); provided, however, that, notwithstanding anything to the contrary herein (including in Section 11.3), (i) the Seller Parent may seek equitable relief in any court of competent jurisdiction in order to protect Seller Confidential Information or its Intellectual Property Rights and (ii) the Buyer Parent may seek equitable relief in any court of competent jurisdiction in order to protect its Intellectual Property Rights or, following the First Closing, Business Confidential Information.

11.12     No Right of Set-Off. Each of the Parties, for itself and for its Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that such Party or any of its Affiliates, successors and permitted assigns has or may have with respect to any payment to be made by such Party pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by such Party in connection herewith.

11.13     Bulk Sale Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may be applicable with respect to the sale to the Buyers of any or all of the Transferred Assets.

11.14     No Admission. Nothing herein shall be deemed an admission by the Seller Parent or any of its Affiliates, in any Action or investigation involving a third party, that the Seller Parent or such Affiliate or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

11.15     Further Assurances.

(a)     Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of the other Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of the Transaction Agreements, and give effect to the Transactions.

(b)     Without limiting the generality of Section 11.15(a), but subject to the last sentence of this Section 11.15(b), if at any time within the two (2) years following the relevant Closing either Party becomes aware that any Transferred Asset (other than Patents) that should have been assigned, transferred, conveyed or delivered to, or any Assumed Liability that should have been assumed by, the Buyer Parent or the relevant Buyer pursuant to the terms of this Agreement and the Transaction Agreements, was not transferred, assigned, conveyed or delivered to, or assumed by, the Buyer Parent or the relevant Buyer as contemplated by this Agreement and the Transaction Agreements, then (i) the Seller Parent shall, and shall cause the Sellers or any of their respective Affiliates to, promptly assign, transfer, convey or deliver such Transferred Asset to the Buyer Parent or one of the other Buyers and (ii) the Buyer Parent or one of the other Buyers shall promptly assume such First Closing Assumed Liability, in each case, for no consideration and consistent with the terms of this Agreement. Any costs and expenses associated with carrying out the obligations set forth in this Section 11.15(b) shall be paid by the Seller Parent.

(c)     Without limiting the generality of Section 11.15(a) if, at any time within the two (2) years following the relevant Closing, either Party becomes aware that any asset (other than Patents) that is not a Transferred Asset and should have been retained by, or any Retained Liability that should have been retained by, the Seller Parent or one of the other Sellers pursuant to the terms of this Agreement and the Transaction Agreements was assigned, transferred, conveyed or delivered to, or assumed by, the Buyer Parent or one of the other Buyers, then (i) the Buyer Parent shall, and shall cause the other Buyers to, promptly assign, transfer, convey or deliver such asset to the Seller Parent or one of the other Sellers and (ii) the Seller Parent shall, or shall cause one of the other Sellers to, promptly assume such Retained Liability, in each case, for no consideration and consistent with the terms of this Agreement. Any costs and expenses associated with carrying out the obligations set forth in this Section 11.15(c) shall be paid by the Seller Parent.

11.16     Obligations of Agreement on Affiliates. Each of the Seller Parent and the Buyer Parent shall cause its respective Affiliates to comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

11.17     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The Parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.18     Counterparts. This Agreement may be executed in multiple counterparts, and by any of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The words “execution,”

“signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any agreement, instrument, certificate or other document to be signed in connection with this Agreement or the Transactions shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties hereby consent to the conduct of the Transactions by electronic means. No Party may raise the use of electronic signatures, deliveries or the keeping of records in electronic form, or the fact that any signature or agreement or instrument was transmitted electronically, as a defense to the formation of a contract, and each Party hereby forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

INTEL CORPORATION

By:	/s/ Robert H. Swan
Name: Robert H. Swan
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SK HYNIX INC.

By:	/s/ Seok-Hee Lee
Name: Seok-Hee Lee
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]